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                                                                    EXHIBIT 10.1

                               FINANCING AGREEMENT

         Financing Agreement, dated as of February 25, 2002, by and among Allied Holdings, Inc., a Georgia corporation (the "Parent"), and Allied Systems, Ltd. (L.P.), a Georgia limited partnership ("Allied Systems" and together with the Parent, each a "Borrower" and collectively, the "Borrowers"), each subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto (each a "Guarantor" and collectively, the "Guarantors"), each of the lenders from time to time party hereto as a Senior Lender (each a "Senior Lender" and collectively, the "Senior Lenders"), each of the lenders from time to time party hereto as a Subordinated Term Loan D Lender (each a "Subordinated Term Loan D Lender" and collectively, the "Subordinated Term Loan D Lenders" and, together with the Senior Lenders, each a "Lender" and collectively, the "Lenders"), Ableco Finance LLC, a Delaware limited liability company ("Ableco"), as collateral agent for the Lenders (in such capacity, the "Collateral Agent"), and Foothill Capital Corporation, a California corporation ("Foothill"), as administrative agent for the Senior Lenders (in such capacity, the "Administrative Agent" and together with the Collateral Agent, each an "Agent" and collectively, the "Agents").

                                    RECITALS

         The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (i) four separate term loans consisting of (A) a $17,500,000 senior term loan A made by certain of the Senior Lenders, (B) a $25,000,000 senior term loan B made by certain of the Senior Lenders, (C) a $11,000,000 senior term loan C made by certain of the Senior Lenders, and (D) a $29,250,000 subordinated term loan D made by the Subordinated Term Loan D Lenders and (ii) a revolving credit facility in an aggregate principal amount not to exceed $120,000,000 at any time outstanding made by certain of the Senior Lenders, which will include a subfacility for the issuance of letters of credit. The proceeds of the Senior Loans (as hereafter defined) made by the Senior Lenders shall be used to refinance certain existing indebtedness of the Borrowers, to repay a portion of the Subordinated Notes (as hereafter defined), for general working capital purposes of the Borrowers and the other Loan Parties and to pay fees and expenses related to this Agreement. The Subordinated Term Loan D shall be made as partial consideration for the purchase of the Subordinated Notes. The letters of credit will be used for general working capital purposes and to support the Canadian Facility (as hereinafter defined) and certain cash management arrangements. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

         In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                           DEFINITIONS; CERTAIN TERMS
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         Section 1.01      Definitions. As used in this Agreement, the following
terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

         "Ableco" has the meaning specified therefor in the preamble hereto.

         "Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

         "Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

         "Action" has the meaning specified therefor in Section 12.12.

         "Administrative Agent" has the meaning specified therefor in the preamble hereto.

         "Administrative Agent's Account" means an account at a bank designated by the Administrative Agent from time to time as the account into which the Borrowers shall make all payments to the Administrative Agent for the benefit of the Agents and the Senior Lenders under this Agreement and the other Loan Documents.

         "Administrative Borrower" has the meaning specified therefor in Section 12.16.

         "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (i) vote 10% or more (or in the case of any Account Debtor, 49% or more) of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an "Affiliate" of any Loan Party.

         "Agent" has the meaning specified therefor in the preamble hereto.

         "Agent Advances" has the meaning specified therefor in Section
10.08(a).

         "Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

         "AH Industries" means AH Industries Inc., a Canadian company.

         "Allied Canada" means Allied Systems (Canada) Company, a Canadian company.

         "Allied Systems" has the meaning specified therefor in the preamble hereto.


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         "Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Senior Lender and an assignee, and accepted by the Collateral Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit G hereto or such other form acceptable to the Collateral Agent.

         "Authorized Officer" means any officer or other employee of a Borrower.

         "Availability" means, at any time, the difference between (i) the lesser of (A) the Borrowing Base and (B) the Total Revolving Credit Commitment and (ii) the sum of (A) the aggregate outstanding principal amount of all Revolving Loans and (B) all Letter of Credit Obligations.

         "Availability Deficiency" has the meaning specified therefor in Section 2.05(c)(iv).

         "Axis Entity" means Axis Group, Inc., a Georgia corporation and wholly-owned Subsidiary of the Parent, and each of its Subsidiaries.

         "Axis Netherlands L/C" means the standby letter of credit in the stated amount of approximately $912,000 issued for the account of Axis Netherlands, C.V. and secured by cash collateral in an amount of approximately $930,000.

         "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.ss.101, et seq.), as amended, and any successor statute.

         "Board" means the Board of Governors of the Federal Reserve System of the United States.

         "Borrower" has the meaning specified therefor in the preamble hereto.

         "Borrowing Base" means, at any time, the difference between (i) the sum of (A) the lesser of (x) 80% of the value of the Net Amount of Eligible Accounts Receivable of the Designated Loan Parties (excluding any Axis Entity) at such time less the amount, if any, of the Dilution Reserve and (y) an amount equal to the Collections of the Designated Loan Parties (excluding any Axis Entity) with respect to their Accounts Receivable for the immediately preceding 30 day period plus (B) 70% of the difference between (x) the Gross Orderly Liquidation Value of the Eligible Rolling Stock of the Designated Loan Parties (excluding any Axis Entity) at such time and (y) the Rolling Stock Depreciation Amount at such time and (ii) the sum of (A) $15,000,000 and (B) such reserves as the Administrative Agent may deem appropriate in the exercise of its reasonable business judgment based upon the lending practices of the Administrative Agent as a secured asset-based lender, including, without limitation, any reserve that may be required to be established pursuant to Section 2.05(c)(iv) arising from an Availability Deficiency, reserves with respect to sales or other dispositions of Eligible Rolling Stock and reserves with respect to any goods and services tax applicable in Canada. For purposes of determining the Borrowing Base, amounts in Canadian Dollars shall be valued at the Dollar Equivalent.


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         "Borrowing Base Certificate" means a certificate signed by an
Authorized Officer of the Administrative Borrower and setting forth the calculation of the Borrowing Base in compliance with Section 7.01(a)(vi), substantially in the form of Exhibit E.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close, provided that, with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, Business Day shall mean any Business Day which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

         "Canadian Dollars" means the lawful money of Canada.

         "Canadian Entities" means the Canadian Loan Parties and the other Subsidiaries of the Parent organized in Canada other than AH Industries.

         "Canadian Facility" means an unsecured working capital credit facility provided by the Canadian Facility Lender in favor of Allied Canada and its Subsidiaries in an amount not to exceed the Canadian Dollar equivalent of $2,500,000 which facility and the obligations thereunder will be supported by the Canadian Facility L/C issued in favor of the Canadian Facility Lender.

         "Canadian Facility L/C" means one or more standby Letters of Credit in an aggregate stated amount not exceeding $2,600,000 issued in favor of the Canadian Facility Lender in connection with the Canadian Facility.

         "Canadian Facility Lender" means The Bank of Nova Scotia or any other lender reasonably acceptable to the Agents.

         "Canadian Loan Party" means each of Allied Canada, Axis Canada Company and each other Subsidiary of the Parent organized in Canada that is a Loan Party.

         "Canadian MEPP" means the Eastern Canada Car Carriers Pension Plan.

         "Canadian Mortgage" means each Mortgage made by a Loan Party with respect to a Facility located in Canada.

         "Canadian Plans" means, with respect to employees of the Canadian Entities, plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or funded, insured or uninsured, registered or unregistered to which the Canadian Entities are a party or by which the Canadian Entities are bound or under which the Canadian Entities have, or will have, any liability or contingent liability, relating to pensions, retirement or retirement savings, disability or wage or benefits continuation during periods of absence from work (including long-term disability), healthcare or dental treatments or expenses, life insurance, dependent life insurance, accidental death and dismemberment insurance, bonuses, incentive pay or compensation, performance compensation, deferred compensation, profit sharing, share purchases, share options, stock appreciation, phantom stock, vacation or vacation pay, sick pay, severance or termination pay, employee loans or separation from service benefits, or any other type of arrangement providing for compensation or benefits


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additional to base pay or salary; provided, that Canadian Plans shall not include the Canadian MEPP.

         "Canadian Security Agreements" means each of the agreements, documents and instruments set forth in Schedule 1.01(E).

         "Canadian Security Documents" means the Canadian Security Agreement and each Canadian Mortgage.

         "Capital Expenditures" means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period.

         "Capital Guideline" means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank's capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender, any Person controlling any Lender, or the L/C Issuer or the manner in which any Lender, any Person controlling any Lender, or the L/C Issuer allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

         "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

         "Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of the type commonly known as a "synthetic lease" (i.e., a lease transaction that is treated as an operating lease for accounting purposes but with respect to which the payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

         "Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person under Capitalized Leases, and, for purposes hereof the amount of any such obligation shall be (i) in the case of a lease required to be capitalized on the balance sheet of such Person, the capitalized amount thereof determined in accordance with GAAP and (ii) otherwise, the amount such Person would be required to pay under such lease if it elected to terminate such lease (or, if such Person is not permitted to terminate such lease, the amount the lessor would be entitled to receive in accordance with such lease if all the property subject to such lease were destroyed).

         "Cash and Cash Equivalents" means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.


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         "Cash Management Bank L/C" means the standby Letter of Credit in the stated amount not exceeding $5,000,000 issued in favor of Fleet National Bank on the Effective Date or, thereafter, any standby Letter of Credit issued in favor of another commercial bank that maintains the Operating Accounts of the Borrowers and the domestic Guarantors.

         "Change of Control" means each occurrence of any of the following:

         (a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder of beneficial ownership of more than 33% of the aggregate outstanding voting power of the Capital Stock of the Parent;

         (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority the directors of the Parent then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent;

         (c) the Parent shall cease, directly or indirectly, to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Capital Stock of each other Designated Loan Party (other than any Axis Entity), free and clear of all Liens (other than any Liens granted hereunder or any Permitted Lien that is an inchoate Lien securing obligations for the payment of money not overdue or otherwise payable);

         (d)      except to the extent permitted pursuant to Section 7.02(c)(i),
(i) any Designated Loan Party (other than any Axis Entity) consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person, or (ii) any entity consolidates with or merges into any Designated Loan Party (other than any Axis Entity) in a transaction pursuant to which the outstanding voting Capital Stock of such Designated Loan Party (other than any Axis Entity) is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Parent, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder has, directly or indirectly, acquired beneficial ownership of more than 33% of the aggregate outstanding voting Capital Stock of the Parent or (B) in the case of any such transaction involving a Designated Loan Party other than the Parent or any Axis Entity, the Parent, directly or indirectly, has beneficial ownership of 100% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity;

         (e) Hugh E. Sawyer shall cease to be involved in the day to day operations and management of the business of the Parent, and a successor reasonably acceptable to the Agents is not appointed on terms reasonably acceptable to the Agents within 90 days of such cessation of involvement; or


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         (f)      a "Change of Control" as defined in Annex 4 or in the
Indenture shall have occurred or a notice of a "Change of Control Offer" under and as defined in the Indenture or a "Control Change Notice" under and as defined in Annex 5 shall have been given.

         "Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

         "Collateral Agent" has the meaning specified therefor in the preamble hereto.

         "Collection Account" and "Collection Accounts" have the meanings specified therefor in Section 8.01(a).

         "Collections" means all cash, checks, notes, instruments and any other items of payment (including, without limitation, insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Loan Parties.

         "Collective Bargaining Agreements" means, collective bargaining agreements and related documents including benefit agreements, letters of understanding, letters of intent and other written communications with bargaining agents or trade unions by which any Loan Party or any Canadian Entity is bound or which impose any obligation upon any Loan Party or any Canadian Entity or set out the understanding of the parties with respect to the meaning of any provisions of such collective bargaining agreements.

         "Commitments" means, with respect to each Lender, such Lender's Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment, Term Loan C Commitment and Subordinated Term Loan D Commitment.

         "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period: (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense and (D) amortization expense.

         "Consolidated Net Income" means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non recurring gains or losses or gains or losses from Dispositions, (b) restructuring charges, (c) effects of discontinued operations, (d) non-cash expenses resulting from the grant of equity compensation to its employees, (e) any non-cash income or loss attributable to any intercompany foreign currency transactions, and (f) any non-cash income or loss attributable to any joint venture of any Person.

         "Consolidated Net Interest Expense" means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (i) the sum of (A) interest income for such period and (B)


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gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

         "Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include (x) any product warranties extended in the ordinary course of business or (y) customary indemnification agreement entered into as a part of the sale of any assets or Capital Stock permitted by this Agreement. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

         "Contribution Agreement" means the Contribution Agreement, dated as of the Effective Date, duly executed by each Loan Party, substantially in the form of Exhibit I.

         "Custodian Agreement" means the Custodian Agreement, dated as of the Effective Date, duly executed by each Loan Party, the Rolling Stock Collateral Custodian and the Collateral Agent, substantially in the form of Exhibit J.

         "Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

         "Defaulting Lender" has the meaning specified therefor in Section
12.20.

         "Depository Accounts" means the depository accounts in the name of the Administrative Agent for the collection of the Accounts Receivable of the Loan Parties (other


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than the Canadian Loan Parties) and the proceeds of any Collateral of the Loan
Parties (other than the Canadian Loan Parties) pursuant to the arrangements acceptable to the Administrative Agent.

         "Designated Loan Parties" means (i) the Borrowers, (ii) Allied Canada,
(iii) each Subsidiary of the Parent set forth on Schedule 1.01(B), and (iv) any other domestic or Canadian Subsidiary of the Parent with gross annual revenues (based upon the most recent annual financial statements of the Parent delivered pursuant to Section 7.01(a)(ii)) or total assets with a book value (based upon the most recent quarterly financial statements of the Parent delivered pursuant to Section 7.01(a)(i)) equal to or greater than $5,000,000 (or in the case of a Canadian Entity, the Dollar Equivalent thereof) that the Agents designate as a "Designated Loan Party"; provided, however, that in no event shall Haul Insurance or AH Industries be a Designated Loan Party.

         "Dilution" means, as of any date of determination, a percentage, based upon the experience of the immediately prior 90 days, that is the result of dividing the Dollar amount of (i) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Designated Loan Parties' Accounts Receivable during such period, provided, that there shall be excluded from this clause (i) the amount of all write-offs of overdue Accounts Receivable set forth on Schedule 1.01(D) made on or prior to June 30, 2002, by
(ii) the Designated Loan Parties' Accounts Receivable that were created and billed during such period.

         "Dilution Reserve" means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts Receivable by one percentage point for each percentage point by which Dilution is in excess of 7.0%.

         "Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

         "Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

         "Dollar Equivalent" means, with respect to an amount of Canadian Dollars on any date, the amount of Dollars that may be purchased with such amount of Canadian Dollars at the Exchange Rate applicable to Canadian Dollars on such date.

         "Effective Date" means the date, on or before February 28, 2002, on which all of the conditions precedent set forth in Section 5.01 and Section 5.03 are satisfied or waived and the initial Loans are made.

         "Eligible Accounts Receivable" means the Accounts Receivable of each of the Designated Loan Parties (other than any Axis Entity) which are, and at all times continue to be, acceptable to the Administrative Agent in the exercise of its reasonable business judgment. In general, an Account Receivable may, in the reasonable business judgment of the Administrative Agent, based upon its lending practices as a secured asset-based lender, be deemed to be eligible if: (i) delivery of the merchandise or the rendition of the services has been completed with


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respect to such Account Receivable; (ii) no return, rejection, repossession or dispute has occurred with respect to such Account Receivable, the Account Debtor has not asserted any setoff, defense or counterclaim with respect to such Account Receivable, and there has not occurred any extension of the time for payment with respect to such Account Receivable without the consent of the Administrative Agent, provided that, in the case of any dispute, setoff, defense or counterclaim with respect to an Account Receivable, the portion of such Account Receivable not subject to such dispute, setoff, defense or counterclaim will not be ineligible solely by reason of this clause (ii); (iii) such Account Receivable is lawfully owned by a Designated Loan Party (other than any Axis Entity) free and clear of any Lien other than in favor of the Collateral Agent for the benefit of the Lenders or any Permitted Lien that is an inchoate Lien securing obligations for the payment of money not overdue or otherwise payable and otherwise continues to be in full conformity with all representations and warranties made by a Designated Loan Party (other than any Axis Entity) to the Agents and the Senior Lenders with respect thereto in the Loan Documents; (iv) such Account Receivable is unconditionally payable in Dollars or in Canadian Dollars within 90 days from the invoice date and is not evidenced by a promissory note, chattel paper or any other instrument or other document; (v) no more than 60 days have elapsed from the invoice due date and no more than 90 days have elapsed from the invoice date with respect to such Account Receivable;
(vi) such Account Receivable is not due from an Affiliate of a Loan Party; (vii) such Account Receivable does not constitute an obligation of the United States or Canada or any other Governmental Authority (unless all steps required by the Administrative Agent in connection therewith, including notice to the United States Government under the Federal Assignment of Claims Act or any action under any state or Canadian statute comparable to the Federal Assignment of Claims Act, have been duly taken in a manner satisfactory to the Administrative Agent);
(viii) the Account Debtor (or the applicable office of the Account Debtor) with respect to such Account Receivable is located in the continental United States or Canada, unless such Account Receivable is supported by a letter of credit or other similar obligation satisfactory to the Administrative Agent; (ix) the Account Debtor with respect to such Account Receivable is not also a supplier to or creditor of a Loan Party, unless such Account Debtor has executed a no-offset letter satisfactory to the Administrative Agent, provided that the portion of such Account Receivable in excess of amounts owing to such supplier or creditor will not be ineligible solely by reason of this clause (ix); (x) not more than 50% of the aggregate amount of all Accounts Receivable of the Account Debtor with respect to such Account Receivable have remained unpaid 60 days past the invoice due date or 90 days past the invoice date, provided, that, prior to June 30, 2002, Accounts Receivable of General Motors Corporation and its Affiliates shall not be excluded solely by reason of this clause (x); (xi) the Account Debtor with respect to such Account Receivable (A) has not filed a petition for bankruptcy or any other relief under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or any other law relating to bankruptcy, insolvency, reorganization or relief of debtors, made an assignment for the benefit of creditors, had filed against it any petition or other application for relief under the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) or any such other law, (B) has not failed, suspended business operations generally, become insolvent or called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, (C) has not had or suffered to be appointed a receiver or a trustee for all or a significant portion of its assets or affairs or (D) in the case of an Account Debtor who is an individual, is not an employee of a Designated Loan Party or any of its Affiliates and has not died or been declared incompetent; (xii) the otherwise Eligible Accounts Receivable of any Account Debtor does not exceed (A) with respect to any Account Debtor or its Affiliates (other than a Significant Customer or American Honda Motor Co., Inc. and its Affiliates), 10% of all Eligible Accounts Receivable,
(B) with respect to any two Significant Customers, 30% of all Eligible Accounts Receivable and, with respect to the other remaining Significant Customer, 40% of all Eligible Accounts Receivable, (C) with respect to the aggregate amount of otherwise Eligible Accounts Receivable from all Significant Customers, 80% of all Eligible Accounts Receivable, and (D) with respect to American Honda Motor Co., Inc. and its Affiliates, 12% of all Eligible Accounts Receivable, provided, that such percentages as applied to a particular Account Debtor and its Affiliates are subject to reduction by the Administrative Agent in its reasonable business judgment (based upon its lending practices as a secured asset-based lender) if the creditworthiness of such Account Debtor deteriorates; and (xiii) the Administrative Agent is, and continues to be, satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended and the Administrative Agent believes, in its reasonable business judgment (based upon its lending practices as a secured asset-based lender), that the prospect of collection of such Account Receivable is not impaired for any reason.

         "Eligible Rolling Stock" means all Rolling Stock of each of the Designated Loan Parties (other than the Axis Group), that meets all of the following specifications: (i) such Rolling Stock is lawfully owned by a Designated Loan Party (other than any Axis Entity) and evidenced by a certificate of title or other similar instrument filed in the name of a Designated Loan Party (other than any Axis Entity) and is properly registered in one of the states of the United States or in Canada to such Designated Loan Party; (ii) such Rolling Stock is free and clear of any existing Lien other than a Lien in favor of the Collateral Agent for the benefit of the Lenders, which Lien shall be a perfected, first priority Lien or any Permitted Lien that is an inchoate Lien securing obligations for the payment of money not overdue or otherwise payable; (iii) such Rolling Stock otherwise continues to be in full conformity with all representations and warranties made by a Designated Loan Party to the Agents and the Senior Lenders with respect thereto in the Loan Documents; (iv) a Designated Loan Party has the right to grant Liens on such Rolling Stock; (v) such Rolling Stock is in good working order, condition and repair (ordinary wear and tear excepted) and is used or usable in the ordinary course of the business of a Designated Loan Party (other than any Axis Entity), and is not obsolete, damaged, defective or otherwise unusable or unsuitable as Collateral for the Obligations; (vi) such Rolling Stock, when it is not in transit within the continental United States or Canada in the ordinary course of business, is based at one of the locations in one of the continental United States or Canada listed on Schedule 6.01(cc) or such other locations in the continental United States or Canada, as the Collateral Agent may approve in writing from time to time and, when such Rolling Stock is in transit, it is in transit within the continental United States or Canada; (vii) such Rolling Stock has not been purchased or otherwise acquired by any Designated Loan Party after the latest appraisal of the Rolling Stock conducted by the Agents pursuant to
Section 7.01(f)(ii); (viii) such Rolling Stock meets, in all material respects, all applicable standards of all Motor Vehicle Laws or otherwise established by any Governmental Authority and is not subject to any licensing or similar requirement that would limit the right of the Collateral Agent to sell or otherwise dispose of such Rolling Stock; (ix) the Agents shall be satisfied, in their reasonable business judgment, that the Collateral Agent has the right to dispose of such Rolling Stock during the continuance of an Event of Default or the Agents shall otherwise be satisfied, in their reasonable business judgment, that the Collateral Agent has sufficient rights to realize upon such Rolling Stock during the continuance of an Event of Default; (x) such Rolling Stock is (A) a specialized truck, tractor or trailer used to transport new or used automobiles and light trucks or (B) a service vehicle used by any Designated Loan Party in its ordinary course of business; provided that the Gross Orderly Liquidation Value attributable to all such service vehicles shall not exceed $500,000; (xi) such Rolling Stock was included in the most recent appraisal conducted by the Agents pursuant to Section 7.01(f)(ii), which appraisal shall be based upon the Gross Orderly Liquidation Value of such Rolling Stock, shall be in form and substance and from an independent third party appraiser, in each case, acceptable to the Agents in their reasonable business judgment; (xii) such Rolling Stock is covered by an insurance policy of the applicable Designated Loan Party in such amounts as are acceptable to the Agents, which insurance policy provides that the Collateral Agent is the loss payee, in the case of a casualty or other loss; and (xiii) such Rolling Stock is and at all times shall otherwise continue to be acceptable to the Agents in their reasonable business judgment (based upon their lending practices as secured asset-based lenders).

         "Employee Plan" means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained (or was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

         "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

         "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.ss.9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C.ss.1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss.6901, et seq.), the Federal Clean Water Act (33 U.S.C.ss.1251 et seq.), the Clean Air Act (42 U.S.C.ss.7401 et seq.), the Toxic Substances Control Act (15 U.S.C.ss.2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C.ss.651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other applicable and present or future federal, state, local or foreign (including, without limitation, the federal government or any province of Canada) statute, ordinance, rule, regulation, order, judgment, decree, policy, guideline, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment.

         "Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition at, or a Release of

Hazardous Materials from or onto (i) any property during the period such property is or was owned or operated by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

         "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

         "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a "controlled group" within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

         "Event of Default" means any of the events set forth in Section 9.01.

         "Excess Cash Flow" means, with respect to any Person for any period,
(i) Consolidated EBITDA of such Person and its Subsidiaries for such period, less (ii) the sum of (A) the Consolidated Interest Expense of such Person and its Subsidiaries for such period, (B) all cash income tax expense paid by such Person and its Subsidiaries during such period, (C) all voluntary, scheduled and mandatory cash principal payments on the Loans made during such period (but, in the case of the Revolving Loans, only to the extent that the Total Revolving Credit Commitment is permanently reduced by the amount of such payments), and all scheduled cash principal payments on other Indebtedness of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement (D) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement and (E) any cash received in respect of any Disposition of the Capital Stock or assets of any Axis Entity.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Rate" means, with respect to Canadian Dollars in relation to Dollars, the spot rate of exchange for the purchase of Canadian Dollars with Dollars as published by The Wall Street Journal, Eastern Edition, on any date or, with respect to Dollars in relation to Canadian Dollars, the spot rate of exchange for the purchase of Dollars with Canadian Dollars as published by The Wall Street Journal, Eastern Edition, on any date.

         "Existing Credit Facility" means the Amended and Restated Revolving Credit Agreement, dated as of January 20, 2000, as amended, among the Parent, Allied Canada, Fleet National Bank, as successor to BankBoston, N.A., and the other lending institutions identified as banks therein, Fleet National Bank, as successor to BankBoston, N.A., as administrative agent for itself and the other banks therein, ABN AMRO Bank, N.V., as documentation agent, Bank One, NA and Bank of America, N.A., as co-agents, and The Bank of Nova Scotia, as the Canadian agent.

         "Existing Lenders" means the agents and lenders party to the Existing Credit Facility.

         "Extraordinary Receipts" means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business, pension plan reversions, proceeds of insurance (including proceeds of life insurance), judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, condemnation awards (and payments in lieu thereof) and indemnity payments, provided that Extraordinary Receipts shall not include any proceeds described in Section 2.05(c)(v), (vi) or (viii).

         "Facility" means each real property set forth on Schedule 6.01(o) hereto, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

         "Fee Letter" means the Fee Letter, dated as of February 25, 2002, among the Borrowers, the Collateral Agent and the Administrative Agent.

         "Field Survey and Audit" means a field survey, audit and appraisal performed by auditors, examiners and/or appraisers selected by the Agents, at the sole cost and expense of the Borrowers, the results of which shall be acceptable by the Agents in their reasonable business judgment.

         "Final Senior Loan Maturity Date" means February 25, 2005, or such earlier date on which all Senior Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

         "Financial Statements" means (i) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2000, and the related consolidated statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2001, and the related consolidated statement of operations, shareholder's equity and cash flows for the Fiscal Year then ended.

         "Fiscal Year" means the fiscal year of the Parent and its Subsidiaries ending on December 31st of each year.

         "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of (i) Consolidated EBITDA of such Person and its Subsidiaries for such period, to (ii) the sum of (A) all principal of the Senior Loans scheduled to be paid or voluntarily prepaid during such period (in the case of the Revolving Loans, only to the extent there is an equivalent permanent reduction in the Revolving Credit Commitment), plus
(B) Consolidated Net Interest Expense of such Person and its Subsidiaries for such period, plus (C) cash dividends or distributions paid or payable by such Person and its Subsidiaries during such period, (other than, in the case of any Loan Party, dividends or distributions paid to such Loan Party) during such period, to the extent such dividends or distributions are permitted by the terms of this Agreement, plus (D) Capital Expenditures made by such Person and its Subsidiaries during such period, plus (E) all amounts paid or payable by such Person and its Subsidiaries on Operating Lease Obligations with respect to any Rolling Stock constituting trucks, tractors or trailers having a scheduled due date during such period. In determining the Fixed Charge Coverage Ratio for a particular period (w) pro forma effect will be given to: (1) the incurrence, repayment or retirement of any Indebtedness by such Person and its Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired on the first day of such period and (2) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any property or assets acquired or disposed of by such Person and its Subsidiaries since the first day of such period, as if such acquisition or disposition occurred on the first day of such period; (x) interest on Indebtedness bearing a floating interest rate will be computed as if the rate at the time of computation had been the applicable rate for the entire period; (y) if such Indebtedness bears, at the option of such Person and its Subsidiaries, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of such Person, either the fixed or floating rate; and
(z) the amount of Indebtedness under a revolving credit facility will be computed based upon the average daily balance of such Indebtedness during such period.

         "GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 7.03 hereof and the definitions used therein, "GAAP" shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Collateral Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Senior Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

         "Governmental Authority" means any nation or government (including, without limitation, the federal government of Canada), any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto (including, without limitation, any provincial authority of Canada) and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

         "Gross Orderly Liquidation Value" means, with respect to the Eligible Rolling Stock, as of any date of determination, the gross orderly liquidation value thereof as determined by an independent third party appraiser acceptable to the Agents pursuant to an appraisal conducted in accordance with Section 7.01(f)(ii), prior to any deduction for expenses.

         "Guaranty" means (i) the guaranty of each Guarantor party hereto contained in Article XI hereof, and (ii) each guaranty substantially in the form of Exhibit A, made by a Guarantor in favor of the Collateral Agent for the benefit of the Lenders pursuant to Section 7.01(b) or otherwise.

         "Guarantor" means (i) each Subsidiary of the Parent listed as a "Guarantor" on the signature pages hereto, (ii) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations and (iii) with respect to Article XI, each Borrower, with respect to the Obligations of the other Borrower.

         "Haul Insurance" means Haul Insurance Limited, a Cayman Island company.

         "Hazardous Material" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws, including, without limitation, any contamination, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it violates any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

         "Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, or commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement; provided, however, that Hedging Agreements shall not include any agreement or arrangement (i) to purchase fuel in the ordinary course of business, consistent with past practice, or (ii) contained in a customer contract entered into in the ordinary course of business, consistent with past practice, that adjusts payments based upon the cost of fuel to such Loan Party.

         "Highest Lawful Rate" means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

         "Indebtedness" means, with respect to any Person, without duplication,
(i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; provided, that, in the case of the Parent and its Subsidiaries, the Axis Netherlands L/C shall not constitute Indebtedness so long as such letter of credit is cash collateralized in an amount not less than 100% of the stated amount thereof; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Collateral Agent and in accordance with accepted practice, of such Person under Hedging Agreements;
(viii) all Contingent Obligations; (ix) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates to the extent such liabilities are not paid when due and payable; (x) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan to the extent such liabilities are not paid when due and payable; and (xi) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer if such Person is liable for the obligations of such partnership or joint venture.

         "Indemnified Matters" has the meaning specified therefor in Section 12.15.

         "Indemnitees" has the meaning specified therefor in Section 7.01(j).

         "Indenture" means the Indenture, dated as of September 30, 1997, between the Parent and The First National Bank of Chicago, as trustee with respect to the Senior Notes.

         "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law (including, without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors Arrangement Act (Canada)), assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

         "Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the borrowing date or the date of any continuation of such LIBOR Rate Loan, as the case may be, and ending two weeks or one, two or three months thereafter, in each case as selected by the Administrative Borrower in the applicable notice given to the Administrative Agent pursuant to Sections 2.02 or 2.11 hereof, provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) no Interest Period for any LIBOR Rate Loan shall end after the Final Senior Loan Maturity Date.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

         "Inventory" means, with respect to any Person, all goods and merchandise of such Person (including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature) used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

         "Judgment Currency" has the meaning specified therefor in Section
11.07.

         "Lease" means any lease of real property to which any Loan Party is a party as lessor or lessee.

         "L/C Issuer" means Wells Fargo Bank, National Association, or such other bank as the Administrative Agent may select in its reasonable business judgment.

         "L/C Subfacility" means that portion of the Total Revolving Credit Commitment equal to $27,600,000, provided that (i) if the Canadian Facility L/C has been drawn upon in full or returned for cancellation, the L/C Subfacility shall automatically be reduced by $2,600,000 and/or (ii) if the Cash Management Bank L/C has been drawn upon in full or returned for cancellation, the L/C Subfacility shall automatically be reduced by $5,000,000, provided that (A) in the case of partial drawings, the Letter of Credit described in clauses (i) or
(ii) above subject to such partial drawing shall only be reduced by the amount of such partial drawing and (B) cancellations of a Letter of Credit described in clauses (i) or (ii) above solely in connection with a change of beneficiary shall not result in a reduction of the L/C Subfacility.

         "Lender" has the meaning specified therefor in the preamble hereto.

         "Lender Default" has the meaning specified therefor in Section 12.20.

         "Letter of Credit" has the meaning specified therefor in Section
3.01(a).

         "Letter of Credit Application" has the meaning specified therefor in
Section 3.01(a).

         "Letter of Credit Fee" has the meaning specified therefor in Section 3.03(b).

         "Letter of Credit Guaranty" means one or more guaranties indemnities or participations by the Administrative Agent in favor of the L/C Issuer guaranteeing or relating to the Borrowers' obligations to the L/C Issuer under a reimbursement agreement, Letter of Credit Application or other document in respect of any Letter of Credit.

         "Letter of Credit Obligations" means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus
(ii) the aggregate maximum amount available for drawing under the Letters of Credit outstanding at such time, plus (iii) all amounts for which the Administrative Agent may be liable to the L/C Issuer pursuant to any Letter of Credit Guaranty.

         "Liabilities" has the meaning specified therefor in Section 2.07.

         "Lien" means any mortgage, deed of trust, hypothec, debenture, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

         "LIBOR" means, with respect to any Interest Period, the rate per annum determined by the LIBOR Reference Bank in New York, New York on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 2:00 p.m. (New York City time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by the Administrative Borrower in accordance with this Agreement, or, if the foregoing rate is unavailable, the rate per annum determined by the Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, in each case rounded upwards to, if necessary to the next 1/16% which determination shall be conclusive in the absence of manifest error.

         "LIBOR Rate" means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by the Administrative Agent (rounded upwards if necessary, to the next 1/16%) by dividing (a) LIBOR for such Interest Period by
(b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

         "LIBOR Rate Loan" means a Revolving Loan bearing interest calculated based upon the LIBOR Rate.

         "LIBOR Reference Bank" means Wells Fargo Bank, National Association, its successors or any other bank designated by the Administrative Agent to the Administrative Borrower from time to time.

         "Loan" means any Senior Loan or the Subordinated Term Loan D.

         "Loan Account" means an account maintained hereunder by the Administrative Agent on its books of account, at the Payment Office and with respect to the Borrowers, in which the Borrowers will be charged with all Senior Loans made to, and all other Senior Obligations incurred by, the Borrowers.

         "Loan Document" means this Agreement, any Guaranty, any Security Agreement, any Pledge Agreement, any Mortgage, any Letter of Credit Application, the Contribution Agreement, the Canadian Security Documents, the PPSA Filing Authorization Letter, the Fee Letter, the Custodian Agreement, any UCC Filing Authorization Letter, the Subordinated Term Loan D Notes and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan, any Letter of Credit Obligation or any other Obligation.

         "Loan Party" means any Borrower or any Guarantor.

         "Lockbox Bank" has the meaning specified therefor in Section 8.01(a).

         "Lockboxes" has the meaning specified therefor in Section 8.01(a).

         "Material Adverse Effect" means a material adverse effect on any of (i) the operations, business, assets, properties or condition (financial or otherwise) of any Borrower or of the Loan Parties taken as a whole, (ii) the ability of any Designated Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Lenders on any of the Collateral.

         "Material Contract" means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days' notice without penalty or premium) and (ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance or properties of such Person and its Subsidiaries taken as a whole; provided, however, that Material Contracts shall not include any Collective Bargaining Agreements or any customer contract entered into in the ordinary course of business.

         "Maximum Senior Principal Amount" means the amount of Indebtedness permitted to be incurred under clause (i) of the second paragraph of Section
4.09 of the Indenture as in effect on the Effective Date.

         "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

         "Mortgage" means a mortgage (including, without limitation, a leasehold mortgage), charge, deed of trust, deed to secure debt or debenture, in form and substance satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to Section 5.01(d), Section 7.01(b), Section 7.01(n) or otherwise.

         "Motor Vehicle Laws" shall mean all Federal (including, the federal government of Canada), state, provincial and local laws, regulations, rules and judicial or agency determinations and orders applicable to the ownership and/or operation of vehicles (including, without limitation, the Rolling Stock), or the business of the transportation of goods by motor vehicle, including, without limitation, laws, regulations, rules and judicial or agency determinations and orders promulgated or administered by the Federal Highway Administration, the Federal Motor Carrier Safety Administration, the National Highway Traffic Safety Administration, the Surface Transportation Board and other state, provincial and local Governmental Authorities with respect to vehicle safety and registration and motor carrier insurance, financial assurance, credit extension, contract carriage, tariff and reporting requirements.

         "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA for which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute to, at any time during the preceding six (6) years.

         "Net Amount of Eligible Accounts Receivable" means the aggregate unpaid invoice amount of Eligible Accounts Receivable less, without duplication, sales, excise or similar taxes, returns, discounts, chargebacks, claims, advance payments, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect to such Eligible Accounts Receivable.

         "Net Book Value" means, with respect to any Eligible Rolling Stock, the value of such Eligible Rolling Stock (as reflected in the general ledger of such Person after customary depreciation and reserves established by such Person in good faith and in accordance with GAAP).

         "Net Cash Proceeds" means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 7.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements).

         "Net Orderly Liquidation Value" means, with respect to the Eligible Rolling Stock, as of any date of determination, the gross orderly liquidation value thereof as determined by an independent third party appraiser acceptable to the Agents pursuant to an appraisal conducted in accordance with Section 7.01(f)(ii), minus deductions for expenses related to any proposed liquidation of such Eligible Rolling Stock.

         "Non-Defaulting Lender" has the meaning specified therefor in Section 12.20.

         "Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

         "Obligations" means (i) the obligations of any Borrower to pay, as and when due and payable (by scheduled maturity or otherwise), all amounts from time to time owing by it in respect of any Loan Document to which it is a party, whether for principal, interest (including without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such proceeding), all Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise and (ii) the obligations of any Borrower to perform or observe all of its other obligations from time to time existing under any Loan Document to which it is a party.

         "Operating Accounts" means the operating bank accounts of the Loan Parties set forth on Schedule 8.01(a).

         "Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than (x) Capitalized Lease Obligations, (y) obligations incurred by any Loan Party with respect to any lease used for the temporary storage of Rolling Stock owned by a customer of such Loan Party, which lease is either month to month or cancelable by such Loan Party on not more than thirty (30) days notice, to the extent such obligations associated therewith are reimbursable by such customer, the aggregate amount of such obligations at any time does not exceed $1,000,000 and (z) lease payments for tractors and/or trailers to owner-operators made in the ordinary course of business, consistent with past practice.

         "Orderly Liquidation Values" means the Gross Orderly Liquidation Value and the Net Orderly Liquidation Value.

         "Parent" has the meaning specified therefor in the preamble hereto.

         "Participant Register" has the meaning specified therefor in Section 12.07(b)(v).

         "Payment Office" means the Administrative Agent's office located at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Administrative Borrower.

         "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

         "Permitted Holder" means the directors and executive officers of the Parent on the Effective Date and their spouses, lineal descendants and trusts or other similar entities established for the benefit of such individuals.

         "Permitted Indebtedness" means:

         (a) any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;

         (b) any Indebtedness listed on Schedule 7.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Senior Lenders than the terms of the Indebtedness being extended, refinanced or modified and
(ii) after giving effect to such extension, refinancing or modification the principal amount of such Indebtedness is not greater than the principal amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

         (c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $1,000,000 at any time outstanding;

         (d) Indebtedness permitted by clause (e) of the definition of "Permitted Lien";

         (e)      Indebtedness permitted under Section 7.02(e);

         (f)      Subordinated Indebtedness;

         (g)      Indebtedness of Allied Canada under the Canadian Facility;

         (h) Indebtedness of the Parent or any of its Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

         (i) Indebtedness in respect of insurance premium finance arrangements, provided that, such Indebtedness is incurred in the ordinary course of business of a Loan Party, consistent with past practice;

         (j) other unsecured Indebtedness in an aggregate principal amount not to exceed $1,000,000 at any time;

         (k) Contingent Obligations with respect to obligations not constituting Indebtedness that are permitted to be incurred under this Agreement; and

         (l) intercompany Indebtedness payable by Axis Netherlands, LLC and/or the Parent to Haul Insurance the aggregate principal amount of which shall not exceed $1,650,000.

         "Permitted Investments" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; (vi) tax exempt securities rated A or better by Moody's or A+ or better by Standard & Poor's; and (vii) in the case of any Canadian Entity, investments that are substantially equivalent to the foregoing investments described in clauses (i) through (vi) above that are available in Canadian Dollars.

         "Permitted Liens" means:

         (a)      Liens securing the Obligations;

         (b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 7.01(c);

         (c) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

         (d) Liens described on Schedule 7.02(a), and the extension of maturity, refinancing or other modification of the terms thereof but not the extension of coverage thereof to other property or the increase in the principal amount of the Indebtedness secured thereby;

         (e) (i) purchase money Liens on equipment acquired or held by any Loan Party in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party other than the proceeds of such property, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $1,000,000;

         (f) deposits and pledges securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

         (g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;

         (h) Liens securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness;

         (i) Liens on the unearned premiums under the insurance policies permitted to be financed under subsection (i) of the definition of Permitted Indebtedness; and

         (i) Liens in connection with the pledging of cash collateral for the Axis Netherlands L/C.

         "Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

         "Pledge Agreement" means a Pledge and Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit C, securing the Obligations and delivered to the Collateral Agent.

         "Post-Default Rate" means a rate of interest per annum equal to (a) in the case of the Senior Obligations, the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 3.0%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Senior Loan then outstanding prior to an Event of Default plus 3.0% and (b) in the case of the Subordinated Obligations, the rate per annum otherwise in effect from time to time pursuant to the terms of the Subordinated Term Loan D Notes plus 2.0%.

         "PPSA" means any personal property security legislation or any similar legislation enacted in any province or federal territory of Canada or enacted by the federal government of Canada.

         "PPSA Filing Authorization Letter" means a letter duly executed by the applicable Loan Parties authorizing the Collateral Agent to file appropriate financing statements without the signature of such Loan Party in such provincial personal property security office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Canadian Security Documents.

         "Prepayment Premium" has the meaning specified in Section 2.06(b).

         "Pro Rata Share" means:

         (a) with respect to a Revolving Loan Lender's obligation to make Revolving Loans and receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that, if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's Revolving Loans (including Agent Advances) and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances) and Letter of Credit Obligations,

         (b) with respect to a Term Loan A Lender's obligation to make the Term Loan A and receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan A Commitment, by (ii) the Total Term Loan A Commitment, provided that if the Total Term Loan A Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan A and the denominator shall be the aggregate unpaid principal amount of the Term Loan A,

         (c) with respect to a Term Loan B Lender's obligation to make the Term Loan B and receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, provided that if the Total Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Term Loan B,

         (d) with respect to a Term Loan C Lender's obligation to make the Term Loan C and receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Term Loan C Commitment, by (ii) the Total Term Loan C Commitment, provided that if the Total Term Loan C Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Term Loan C and the denominator shall be the aggregate unpaid principal amount of the Term Loan C,

         (e) with respect to a Subordinated Term Loan D Lender's obligation to make the Subordinated Term Loan D and receive payments of interest, fees and principal with respect thereto, the percentage obtained by dividing (i) such Lender's Subordinated Term Loan D Commitment, by (ii) the Total Subordinated Term Loan D Commitment, provided that if the Total Subordinated Term Loan D Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender's portion of the Subordinated Term Loan D and the denominator shall be the aggregate unpaid principal amount of the Subordinated Term Loan D,

         (f)      with respect to any indemnification obligations under Section
10.05 arising from or related to the Collateral, the percentage obtained by dividing (i) the sum of such

Lender's Revolving Credit Commitment and the unpaid principal amount of such Lender's portion of the Senior Term Loans and the unpaid principal amount of such Lender's Subordinated Term Loan D, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Senior Term Loans and the aggregate unpaid principal amount of the Subordinated Term Loan D, provided, that, if such Lender's Revolving Credit Commitment shall have been reduced to zero, such Lender's Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender's Revolving Loans (including Agent Advances) and its interest in the Letter of Credit Obligations and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances) and Letter of Credit Obligations, and

         (g) with respect to all other matters, the percentage obtained by dividing (i) the sum of such Lender's Revolving Credit Commitment and the unpaid principal amount of such Lender's portion of the Senior Term Loans, by (ii) the sum of the Total Revolving Credit Commitment and the aggregate unpaid principal amount of the Senior Term Loans, provided, that, if such Lender's Revolving Credit Commitment shall have been reduced to zero, such Lender's Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of such Lender's Revolving Loans (including Agent Advances) and its interest in the Letter of Credit Obligations and if the Total Revolving Credit Commitment shall have been reduced to zero, the Total Revolving Credit Commitment shall be deemed to be the aggregate unpaid principal amount of all Revolving Loans (including Agent Advances) and Letter of Credit Obligations;

provided that, notwithstanding the foregoing, after the Senior Facility Termination Date, with respect to all matters, Pro Rata Share shall be determined pursuant to clause (e) above.

         "property" means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

         "Rating Agencies" has the meaning specified therefor in Section 2.07.

         "Reference Bank" means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Collateral Agent to the Administrative Borrower from time to time.

         "Reference Rate" means the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

         "Reference Rate Loan" means a Loan bearing interest calculated based upon the Reference Rate.

         "Register" has the meaning specified therefor in Section 12.07(b)(ii).

         "Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

         "Reimbursement Obligations" means the obligation of each Borrower to reimburse the Administrative Agent or any Senior Lender for amounts payable by the Administrative Agent or any Lender under a Letter of Credit Guaranty in respect of any drawing made under any Letter of Credit, together with interest thereon as provided in Section 2.04.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

         "Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform, with respect to the Release, threatened Release or presence of Hazardous Materials, pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. ss. 9601.

         "Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

         "Required Lenders" means (i) prior to the Senior Facility Termination Date, Senior Lenders whose Pro Rata Shares of the Senior Term Loans aggregate at least 51% and (ii) after the Senior Facility Termination Date, Subordinated Term Loan D Lenders whose Pro Rata Shares of the Subordinated Term Loan D aggregate at least 66-2/3%.

         "Required Revolving Lenders" means Lenders whose Pro Rata Shares (calculated in accordance with clause (a) of the definition thereof) of the Total Revolving Credit Commitment aggregate at least 51%; provided, that such Lenders are composed of not less than two Senior Lenders, which have Revolving Credit Commitments, one of which (together with its Affiliates) holds no Senior Term Loans.

         "Required Subordinated Lenders" has the meaning specified therefor in
Section 12.02(f).

         "Reserve Percentage" means, on any day, for any Senior Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") of that Senior Lender, but so long as such Senior Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

         "Revolving Credit Commitment" means, with respect to each Senior Lender, the commitment of such Senior Lender to make Revolving Loans to Allied Systems in the amount set forth opposite such Senior Lender's name in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

         "Revolving Loan" means a loan made by a Senior Lender to Allied Systems pursuant to Section 2.01(a)(i).

         "Revolving Loan Lender" means a Senior Lender with a Revolving Credit Commitment.

         "Revolving Loan Obligations" means any Obligations with respect to the Revolving Loans (including without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

         "Rolling Stock" means all trucks, trailers, tractors, service vehicles, automobiles and other mobile equipment.

         "Rolling Stock Collateral Custodian" has the meaning specified therefor in Section 8.04(a).

         "Rolling Stock Depreciation Amount" means, as of any month, an amount which is calculated on a cumulative basis from the first month commencing after the date on which the Agents receive the most recent appraisal delivered pursuant to Section 7.01(f)(ii) equal to (i) the cumulative monthly depreciation with respect to all Eligible Rolling Stock of the Designated Loan Parties (excluding any Axis Entity) from the date of the most recent appraisal delivered to the Agents pursuant to Section 7.01(f)(ii) and in accordance with GAAP, multiplied by (ii) a fraction (A) the numerator of which is equal to the Gross Orderly Liquidation Value of all such Eligible Rolling Stock as at the time of the most recent appraisal and (B) the denominator of which is equal to the Net Book Value of all such Eligible Rolling Stock as at the time of such appraisal. The monthly depreciation amount of the Eligible Rolling Stock shall be determined by depreciating such Eligible Rolling Stock no more slowly and to a residual value no greater than that resulting from the method set forth on
Schedule 1.01(C) hereto.

         "SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

         "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

         "Securitization" has the meaning specified therefor in Section 2.07.

         "Securitization Parties" has the meaning specified therefor in Section 2.07.

         "Security Agreement" means a Security Agreement made by a Loan Party in favor of the Collateral Agent for the benefit of the Lenders, substantially in the form of Exhibit B-1, securing the Obligations and delivered to the Collateral Agent.

         "Senior Commitments" means, with respect to each Lender, such Lender's Revolving Credit Commitment, Term Loan A Commitment, Term Loan B Commitment and Term Loan C Commitment.

         "Senior Facility Termination Date" has the meaning specified therefor in Section 2.06(b).

         "Senior Lender" has the meaning specified therefor in the preamble hereto.

         "Senior Loan" means any Senior Term Loan or any Revolving Loan made by an Agent or a Senior Lender to Allied Systems pursuant to Article II hereof.

         "Senior Notes" means the 8-5/8% Senior Notes Due 2007 governed by the Indenture.

         "Senior Obligations" means all Obligations other than the Subordinated Obligations, whether such Obligations arise before, during or after the initial or any renewal term of this Agreement or are amended, restated, modified, renewed, refunded, refinanced or otherwise replaced in whole or in part, whether prior to or after the commencement of any Insolvency Proceeding, or arise after the commencement of any Insolvency Proceeding with respect to the Loan Parties (and including, without limitation, the payment of interest (including post-default interest and interest on interest) and fees which would accrue and become due but for the commencement of such Insolvency Proceeding, expense reimbursements and indemnities whether or not such interest, fees, expense reimbursements and indemnities are allowed or allowable in whole or in part in any such Insolvency Proceeding).

         "Senior Term Loan Commitments" means the Term Loan A Commitment, the Term Loan B Commitment and the Term Loan C Commitment.

         "Senior Term Loan Obligations" means the Term Loan A Obligations, the Term Loan B Obligations and the Term Loan C Obligations.

         "Senior Term Loans" means the Term Loan A, the Term Loan B and the Term Loan C.

         "Settlement Period" has the meaning specified therefor in Section 2.02(d)(i) hereof.

         "Significant Customers " means Ford Motor Company, General Motors Corporation and DaimlerChrysler Corporation and their Affiliates.

         "Solvent" means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

         "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

         "Subordinated Indebtedness" means Indebtedness of any Loan Party (other than the Subordinated Term Loan D) the terms of which are satisfactory to the Agents and which has been expressly subordinated in right of payment to all Senior Obligations (i) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agents, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agents.

         "Subordinated Note Agreement" means the Note Agreement, dated as of January 15, 1996, as amended, between the Parent and the Purchasers named on
Schedule I thereto.

         "Subordinated Notes" means the $40,00,000 12% Senior Subordinated Notes Due February 1, 2003 governed by the Subordinated Note Agreement.

         "Subordinated Obligations" means all Obligations with respect to the Subordinated Term Loan D (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto, but excluding any fees, expense reimbursement, indemnities and other amounts due to the Collateral Agent).

         "Subordinated Term Loan D" means, collectively, the loans made by the Subordinated Term Loan D Lenders to the Parent on the Effective Date pursuant to
Section 2.01(a)(v).

         "Subordinated Term Loan D Commitments" means, with respect to each Subordinated Term Loan D Lender, the commitment of such Subordinated Term Loan D Lender to accept, in partial consideration for the purchase of its Subordinated Note by the Parent, its Subordinated Term Loan D Note made by the Parent in the amount set forth in Schedule 1.01(A) hereto.

         "Subordinated Term Loan D Event of Default" means the Subordinated Term D Event of Default as defined in Annex 2.

         "Subordinated Term Loan D Lenders" has the meaning specified therefor in the preamble hereto.

         "Subordinated Term Loan D Maturity Date" means February 28, 2005.

         "Subordinated Term Loan D Notes" means each of the Subordinated Term Loan D Notes, substantially in the form of Exhibit H, issued by the Parent to each of the Subordinated Term Loan D Lenders in the original principal amount of such Subordinated Term Loan D Lender's Subordinated Term Loan D Commitment, which Subordinated Term Loan D Notes shall contain subordination provisions that are substantially the same as the subordination provisions contained in the Subordinated Note Agreement and are otherwise acceptable to the Senior Lenders.

         "Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. For purposes of the Agreement and the other Loan Documents, Haul Insurance shall be deemed not to be a Subsidiary of the Parent or any other Loan Party.

         "Term Loan A" means, collectively, the loans made by the Term Loan A Lenders to Allied Systems on the Effective Date pursuant to Section 2.01(a)(ii).

         "Term Loan A Commitment" means, with respect to each Senior Lender, the commitment of such Senior Lender to make the Term Loan A to Allied Systems in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

         "Term Loan A Lender" means a Senior Lender with a Term Loan A
Commitment.

         "Term Loan A Obligations" means any Obligation with respect to the Term Loan A (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto).

         "Term Loan B" means, collectively, the loans made by the Term Loan B Lenders to Allied Systems on the Effective Date pursuant to Section 2.01(a)(iii).

         "Term Loan B Commitment" means, with respect to each Senior Lender, the commitment of such Senior Lender to make the Term Loan B to Allied Systems in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

         "Term Loan B Lender" means a Senior Lender with a Term Loan B
Commitment.

         "Term Loan B Obligations" means any Obligation with respect to the Term Loan B (including, without limitation, the principal thereof, the interest thereon including all capitalized interest, and the fees and expenses specifically related thereto).

         "Term Loan C" means, collectively, the loans made by the Term Loan C Lenders to Allied Systems on the Effective Date pursuant to Section 2.01(a)(iv).

         "Term Loan C Fee" has the meaning specified in Section 2.06(c).

         "Term Loan C Commitment" means, with respect to each Senior Lender, the commitment of such Senior Lender to make the Term Loan C to Allied Systems in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

         "Term Loan C Lender" means a Senior Lender with a Term Loan C
Commitment.

         "Term Loan C Obligations" means any Obligation with respect to the Term Loan C (including, without limitation, the principal thereof (including the principal proceeds of which are used to pay the Term Loan C Fee), the interest thereon including all capitalized interest, and the fees and expenses specifically related thereto).

         "Termination Event" means (i) a Reportable Event with respect to any Employee Plan that would reasonably be expected to have a Material Adverse Effect, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064,
4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code that would reasonably be expected to have a Material Adverse Effect, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

         "Title Insurance Policy" means a mortgagee's loan policy, in form and substance satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto, issued by or on behalf of a title insurance company satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Collateral Agent, delivered to the Collateral Agent.

         "Total Commitment" means the sum of the Total Revolving Credit Commitment, the Total Term Loan Commitment and the Total Subordinated Term Loan D Commitment.

         "Total Enterprise Value" means the business or enterprise value of the Designated Loan Parties as determined by an independent third party appraiser acceptable to the Collateral Agent.

         "Total Revolving Credit Commitment" means the sum of the amounts of the Senior Lenders' Revolving Credit Commitments.

         "Total Subordinated Term Loan D Commitment" means the sum of the amounts of the Subordinated Term Loan D Lenders' Subordinated Term Loan D Commitments.

         "Total Term Loan A Commitment" means the sum of the amounts of the Senior Lenders' Term Loan A Commitments.

         "Total Term Loan B Commitment" means the sum of the amounts of the Senior Lenders' Term Loan B Commitments.

         "Total Term Loan C Commitment" means the sum of the amounts of the Senior Lenders' Term Loan C Commitments.

         "Total Term Loan Commitment" means the Total Term Loan A Commitment, the Total Term Loan B Commitment and the Total Term Loan C Commitment.

         "UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing the Collateral Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the reasonable business judgment of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each Pledge Agreement and each Mortgage.

         "Uniform Commercial Code" has the meaning specified therefor in Section 1.03.

         "Unused Line Fee" has the meaning specified therefor in Section
2.06(a).

         "WARN" has the meaning specified therefor in Section 6.01(i).

         Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein),
(b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References in this Agreement to "determination" by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).

         Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein; provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

         Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to any Agent, any Lender or the L/C Issuer, such period shall in any event consist of at least one full day.

                                   ARTICLE II

                                    THE LOANS

         Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

                           (i)      each Revolving Loan Lender severally agrees
to make Revolving Loans to Allied Systems at any time and from time to time from the Effective Date to the Final Senior Loan Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Senior Lender's Revolving Credit Commitment;

                           (ii)     each Term Loan A Lender severally agrees to
make the Term Loan A to Allied Systems on the Effective Date, in an aggregate principal amount not to exceed the amount of such Senior Lender's Term Loan A Commitment;

                           (iii)    each Term Loan B Lender severally agrees to
make the Term Loan B to Allied Systems on the Effective Date, in an aggregate principal amount not to exceed the amount of such Senior Lender's Term Loan B Commitment;

                           (iv)     each Term Loan C Lender severally agrees to
make the Term Loan C to Allied Systems on the Effective Date, in an aggregate principal amount not to exceed the amount of such Senior Lender's Term Loan C Commitment; and

                           (v)      each Subordinated Term Loan D Lender
severally agrees to accept its Subordinated Note for its Subordinated Term Loan D Note made by the Parent on the Effective Date as partial consideration for the purchase of its Subordinated Note, which Subordinated Term Loan D Note shall be in a principal amount not to exceed the amount of such Subordinated Lender's Subordinated Term Loan D Commitment.

                  (b)      Notwithstanding the foregoing:

                           (i)      The aggregate principal amount of Revolving
Loans outstanding at any time to Allied Systems shall not exceed the lower of
(A) the difference between (x) the Total Revolving Credit Commitment and (y) the aggregate Letter of Credit Obligations and (B) the difference between (x) the then current Borrowing Base and (y) the aggregate Letter of Credit Obligations. The Revolving Credit Commitment of each Senior Lender shall automatically and permanently be reduced to zero on the Final Senior Loan Maturity Date. Within the foregoing limits, Allied Systems may borrow, repay and reborrow, on or after the Effective Date and prior to the Final Senior Loan Maturity Date, subject to the terms, provisions and limitations set forth herein.

                           (ii)     (A)      The aggregate principal amount of
the Term Loan A made on the Effective Date shall not exceed the Total Term Loan A Commitment.

                                    (B)      The aggregate principal amount of
the Term Loan B made on the Effective Date shall not exceed the Total Term Loan B Commitment.

                                    (C)      The aggregate principal amount of
the Term Loan C made on the Effective Date shall not exceed the Total Term Loan C Commitment.

                                    (D)      The aggregate principal amount of
the Subordinated Term Loan D Notes on the Effective Date shall not exceed the Total Subordinated Term Loan D Commitment.

                           (iii)    Any principal amount of the Senior Term
Loans and the Subordinated Term Loan D which is repaid or prepaid may not be reborrowed.

                           (iv)     The aggregate principal amount of the Senior
Loans and Letter of Credit Obligations shall not at any time exceed (A) an amount equal to (x) three (3) multiplied by (y) the Consolidated EBITDA of the Parent and its Subsidiaries for the most recently completed twelve months after giving effect, if any, to the pro forma adjustments set forth in Schedule 2.01(b)(iv) or (B) the maximum principal amount of Indebtedness which is permitted to be incurred by the Parent and its Subsidiaries under clause (i) of the second paragraph of Section 4.09 of the Indenture less the sum of (x) all outstanding Capital Lease Obligations (as defined in the Indenture) incurred under such clause (i) and (y) the outstanding principal amount of the Subordinated Term Loan D.

         Section 2.02 Making the Loans. (i) The Administrative Borrower shall give the Administrative Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit D hereto (a "Notice of Borrowing")), not later than 12:00 noon (New York City time) on the date which is five (5) Business Days prior to the date of the proposed

Loan (or such shorter period as the Administrative Agent is willing to accommodate from time to time, provided, that such Notice of Borrowing shall be received by the Administrative Agent, (x) in the case of a borrowing consisting of a Reference Rate Loan, not later than 12:00 noon (New York City time) on the borrowing date of the proposed Reference Rate Loan, and (y) in the case of a borrowing consisting of LIBOR Rate Loans, not later than 12:00 noon (New York City time) on a date that is three (3) Business Days prior to the proposed borrowing). Such Notice of Borrowing shall be irrevocable and shall specify (A) the principal amount of the proposed Loan (which, in the case of a LIBOR Rate Loan, must be in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof), (B) in the case of a Revolving Loan, whether such Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, (C) in the case of Loans requested on the Effective Date, whether such Loan is requested to be a Revolving Loan, the Term Loan A, the Term Loan B or the Term Loan C, (D) the use of the proceeds of such proposed Loan (which, in the case of the Term Loan C, must be used to repay, in part, the Subordinated Notes and to pay the Term Loan C Fee), and (E) the proposed borrowing date, which must be a Business Day, and, with respect to the Term Loan A, the Term Loan B and the Term Loan C must be the Effective Date. The Administrative Agent and the Senior Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Administrative Agent in good faith to be from Allied Systems (or from any Authorized Officer thereof designated in writing purportedly from the Allied Systems to the Administrative Agent). Allied Systems hereby waives the right to dispute the Administrative Agent's record of the terms of any such telephonic Notice of Borrowing. The Administrative Agent and each Senior Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Senior Loan on behalf of Allied Systems until the Administrative Agent receives written notice to the contrary. The Administrative Agent and the Senior Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

                           (ii)     On the Effective Date, the Parent agrees to
issue to each Subordinated Term Loan D Lender as partial consideration for the purchase of the Subordinated Note of such Subordinated Term Loan D Lender, and such Subordinated Term Loan D Lender agrees to accept a Subordinated Term Loan D
Note in the principal amount equal to such Subordinated Lender's Subordinated Term Loan D Commitment as partial consideration for the purchase of its Subordinated Note. The exchange of the Subordinated Notes for the Subordinated Term Loan D Notes will be made at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York on the Effective Date. The Subordinated Term Loan D Notes delivered to each Subordinated Lender on the Effective Date will be delivered to such Subordinated Lender in the form of a registered Subordinated Term Loan D Note in the amount of such Subordinated Lender's Subordinated Term Loan D Commitment (unless different denominations are specified by such Subordinated Lender), registered in such Subordinated Lender's name or in the name of such Subordinated Lender's nominee, all as such Subordinated Lender may specify at any time prior to the Effective Date.

                  (b) Each Notice of Borrowing pursuant to Section 2.02(a)(i) shall be irrevocable and Allied Systems shall be bound to make a borrowing in accordance therewith. Each Revolving Loan that is a LIBOR Rate Loan shall be made in a minimum amount of $1,000,000 and in integral multiples of $500,000 in excess thereof. No more than five (5) Interest Periods in the aggregate for Allied Systems may exist at any one time.

                  (c)      (i)      Except as otherwise provided in this
subsection 2.02(c), all Senior Loans under this Agreement shall be made by the Senior Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment and the Total Term Loan Commitments, as the case may be, it being understood that no Senior Lender shall be responsible for any default by any other Senior Lender in that other Senior Lender's obligations to make a Senior Loan requested hereunder, nor shall the Commitment of any Senior Lender be increased or decreased as a result of the default by any other Senior Lender in that other Senior Lender's obligation to make a Senior Loan requested hereunder, and each Senior Lender shall be obligated to make the Senior Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Senior Lender.

                           (ii)     Notwithstanding any other provision of this
Agreement, and in order to reduce the number of fund transfers among Allied Systems, the Agents and the Senior Lenders, Allied Systems, the Agents and the Senior Lenders agree that the Administrative Agent may (but shall not be obligated to), and Allied Systems and the Senior Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Senior Lenders with a Revolving Loan Commitment, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in subsection 2.02(d); provided, however, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied. If either (x) Allied Systems gives a Notice of Borrowing requesting a Revolving Loan that is a LIBOR Rate Loan or (y) the Administrative Agent elects not to fund a requested Revolving Loan that is a Reference Rate Loan on behalf of such Revolving Loan Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Revolving Loan Lender of the specifics of the requested Revolving Loan and that it will not fund the requested Revolving Loan on behalf of the Revolving Loan Lenders. If the Administrative Agent notifies the Revolving Loan Lenders that it will not fund a requested Revolving Loan on behalf of the Revolving Loan Lenders, each Revolving Loan Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent's Account no later than 3:00 p.m. (New York City time) (provided that the Administrative Agent requests payment from such Revolving Loan Lender not later than 1:00 p.m.) on the date of the proposed Revolving Loan. The Administrative Agent will make the proceeds of such Revolving Loans available to Allied Systems on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent's Account or the amount funded by the Administrative Agent on behalf of the Revolving Loan Lenders to be deposited in an account designated by Allied Systems.

                           (iii)    If the Administrative Agent has notified the
Revolving Loan Lenders that the Administrative Agent, on behalf of such Revolving Loan Lenders, will fund a particular Revolving Loan pursuant to subsection 2.02(c)(ii), the Administrative Agent may assume that each Revolving Loan Lender has made such amount available to the

Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to Allied Systems on such day. If the Administrative Agent makes such corresponding amount available to Allied Systems and such corresponding amount is not in fact made available to the Administrative Agent by any Revolving Loan Lender, such Revolving Loan Lender and the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the rate applicable to such Revolving Loan. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to Allied Systems shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent may immediately charge the Loan Account for such amount. In the event that the Administrative Agent does not charge the Loan Account, Allied Systems shall, upon demand by the Administrative Agent, repay such amount to the Administrative Agent for its own account.

                           (iv)     Nothing in this subsection 2.02(c) shall be
deemed to relieve any Revolving Loan Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or Allied Systems may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

                  (d)      (i)      With respect to each LIBOR Rate Loan, on the
first and the last date of each Interest Period, and with respect to all periods for which the Administrative Agent, on behalf of the Revolving Loan Lenders, has funded Revolving Loans that are Reference Rate Loans pursuant to subsection 2.02(c), on Friday of each week, or if the applicable Friday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a "Settlement Period"), the Administrative Agent shall notify each Revolving Loan Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period. In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Revolving Loan Lender's initial funding), each Revolving Loan Lender shall promptly (and in any event not later than 2:00 p.m. (New York City time) if the Administrative Agent requests payment from such Lender not later than 12:00 noon (New York City time) on such day) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Revolving Loan Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against Allied Systems for repayment, each Revolving Loan Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Revolving Loan Lender, sufficient funds to adjust the interests of the Revolving Loan Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Revolving Loan Lender's interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof. The obligations of the Administrative Agent and each Revolving Loan Lender under this subsection 2.02(d) shall be absolute and unconditional. Each Revolving Loan Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Revolving Loan Lender.

                           (ii)     In the event that any Revolving Loan Lender
fails to make any payment required to be made by it pursuant to subsection 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Revolving Loan Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the rate applicable to such Revolving Loan. During the period in which such Revolving Loan Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to Allied Systems shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account. Upon any such failure by a Revolving Loan Lender to pay the Administrative Agent, the Administrative Agent may immediately charge the Loan Account for such amount. In the event that the Administrative does not charge the Loan Account, Allied Systems shall, upon demand by the Administrative Agent, pay such corresponding amount to the Administrative Agent for its own account. Nothing in this subsection 2.02(d)(ii) shall be deemed to relieve any Revolving Loan Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or Allied Systems may have against any Revolving Loan Lender as a result of any default by such Revolving Loan Lender hereunder.

         Section 2.03 Repayment of Loans; Evidence of Debt. (a) The outstanding principal of all Revolving Loans shall be due and payable on the Final Senior Loan Maturity Date.

                  (b)      (i)       The outstanding principal of the Term Loan
A shall be repayable in quarterly installments, on the last day of each January, April, July and October commencing on April 30, 2002 and ending on the Final Senior Loan Maturity Date, consisting of (A) eleven (11) installments, each in an amount equal to $875,000, followed by (B) one (1) installment, in the amount equal to $7,875,000; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan A.

                           (ii)     The outstanding principal of the Term Loan B
shall be repayable in quarterly installments, on the last day of each January, April, July and October commencing on October 31, 2003 and ending on the Final Senior Loan Maturity Date, consisting of (A) five (5) installments, each in an amount equal to $2,500,000, followed by (B) one (1) installment, in the amount equal to $12,500,000, provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan B.

                           (iii)    The outstanding principal of the Term Loan C
shall be repaid in full on the Final Senior Loan Maturity Date.

                           (iv)     The outstanding principal of the
Subordinated Term Loan D shall be repaid in full on the Subordinated Term Loan D Maturity Date.

                  (c) Each Senior Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Allied Systems to such Senior Lender resulting from each Senior Loan made by such Senior Lender, including the amounts of principal and interest payable and paid to such Senior Lender from time to time hereunder.

                  (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Senior Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Allied Systems to each Senior Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Senior Lenders and each Senior Lender's share thereof.

                  (e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Senior Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Allied Systems to repay the Senior Loans in accordance with the terms of this Agreement.

                  (f) Any Senior Lender may request that Senior Loans made by it be evidenced by a promissory note. In such event, Allied Systems shall execute and deliver to such Senior Lender a promissory note payable to the order of such Senior Lender (or, if requested by such Senior Lender, to such Senior Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to Allied Systems. Thereafter, the Senior Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

         Section 2.04 Interest. (a) Revolving Loans. Subject to the terms of this Agreement, at the option of the Administrative Borrower, each Revolving Loan shall be either a Reference Rate Loan or a LIBOR Rate Loan. Each Revolving Loan that is a Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding from the date of such Loan until such principal amount becomes due, at a rate per annum equal to the greater of (x) the Reference Rate plus 1.50% and (y) 6.50%. Each Revolving Loan that is a LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Loan until such principal amount becomes due, at a rate per annum equal to the greater of (x) LIBOR for the Interest Period in effect for such Revolving Loan plus 4.50% and (y) 6.50%.

                  (b) Term Loans. The Term Loan A shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan A until such principal amount becomes due, at a rate per annum equal the greater of (x) the Reference Rate plus 2.75% and (y) 7.75%.

                           (ii)     The Term Loan B shall bear interest on the
principal amount thereof from time to time outstanding, from the date of the Term Loan A until such principal amount become due, at a rate per annum equal to the greater of (x) the Reference Rate plus 6.50% and (y) 11.50%, provided that, so long as no Event of Default has occurred and is continuing, a portion of the interest on the Term Loan B equal to 3.50% per annum that has accrued during such period shall be capitalized on such interest payment date and added to the outstanding principal amount of the Term Loan B and the interest otherwise payable in cash shall be reduced by the amount of interest so capitalized. For purposes of this Agreement and the other Loan Documents, the amounts so capitalized hereunder shall bear interest in accordance with this Section 2.04(b)(ii) as though such amounts constituted a Term Loan B made by the Term Loan B Lenders to Allied Systems.

                           (iii)    The Term Loan C shall bear interest on the
principal amount thereof from time to time outstanding, from the date of the Term Loan C until such principal amount become due, at a rate per annum equal to the greater of (x) the Reference Rate plus 9.0% and (y) 14.0%, provided that, so long as no Event of Default has occurred and is continuing, a portion of the interest on the Term Loan C equal to 5.0% per annum that has accrued during such period shall be capitalized on such interest payment date and added to the outstanding principal amount of the Term Loan C and the interest otherwise payable in cash shall be reduced by the amount of interest so capitalized. For purposes of this Agreement and the other Loan Documents, the amounts so capitalized hereunder shall bear interest in accordance with this Section 2.04(b)(iii) as though such amounts constituted a Term Loan C made by the Term Loan C Lenders to Allied Systems.

                           (iv)     The Subordinated Term Loan D shall bear
interest on the principal amount thereof from time to time outstanding, from the date of the issuance of Subordinated Term Loan D Notes until such principal amount becomes due, at a rate per annum equal to the Reference Rate plus 3.50%.

                  (c) Default Interest. (i) To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Senior Loans and all other Senior Obligations, including, without limitation, fees, indemnities and outstanding Reimbursement Obligations, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate applicable to the applicable Senior Obligations.

                           (ii)     To the extent permitted by law, upon the
occurrence and during the continuance of a Subordinated Term Loan D Event of Default, the principal of, and all accrued and unpaid interest on, the Subordinated Term Loan D and all other Subordinated Obligations, including, without limitation, fees and indemnities, shall bear interest, from the date such Term Loan D Event of Default occurred until the date such Subordinated Term Loan D Event of Default is cured or waived in writing in accordance herewith, at the Post-Default Rate applicable to the Subordinated Obligations.

                  (d) Interest Payment. (i) Interest on each Senior Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Senior Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder with respect to the Senior Obligations.

                           (ii)     Interest on each Subordinated Term Loan D
shall be payable in arrears on the first day of February, May, August and November of each year.

                  (e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

         Section 2.05      Reduction of Commitment; Prepayment of Loans.

                  (a)      Reduction of Commitments.

                           (i)      Revolving Credit Commitments. The Total
Revolving Credit Commitment shall terminate on the Final Senior Loan Maturity Date. Subject to Section 2.06(b), Allied Systems may, without premium or penalty, reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the Administrative Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn. Each such reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $1,000,000), shall be made by providing not less than five (5) Business Days' prior written notice to the Administrative Agent and shall be irrevocable. Once reduced, the Total Revolving Credit Commitment may not be increased. Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Revolving Loan Lender proportionately in accordance with its Pro Rata Share thereof.

                           (ii)     Term Loans. The Total Term Loan A
Commitment, the Total Term Loan B Commitment, the Term Loan C Commitment and the Subordinated Term Loan D Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

                  (b)      Optional Prepayment.

                           (i)      Revolving Loans. Subject to Section 2.06(b),
Allied Systems may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.

                           (ii)     Senior Term Loans. Subject to Section
2.06(b) and after the first anniversary of the Effective Date, Allied Systems may, upon at least five (5) Business Days' prior written notice to the Agents, prepay without penalty or premium the principal of the

Term Loan A, the Term Loan B or the Term Loan C, in whole or in part, if, immediately after giving effect to such prepayment, Availability is greater than $15,000,000. Each prepayment made pursuant to this clause (b)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on the Senior Term Loans in the inverse order of maturity.

                           (iii)    Subordinated Term Loan D. Except as
otherwise set forth in Section 2.05(d)(iii), Section 2.05(d)(iv) and Section 2.05(d)(vi), the Parent may not prepay the Subordinated Term Loan D prior to the Senior Facility Termination Date.

                  (c)      Mandatory Prepayment.

                           (i)      Allied Systems will, upon demand by the
Administrative Agent (which demand may be made by the Administrative Agent or be required to be made at the request of the Required Lenders or the Required Revolving Lenders), immediately prepay the Revolving Loans at any time when the aggregate principal amount of all Revolving Loans plus the outstanding amount of all Letter of Credit Obligations exceeds the Borrowing Base, to the full extent of any such excess. On each day that any Revolving Loans or Letter of Credit Obligations are outstanding, Allied Systems shall hereby be deemed to represent and warrant to the Agents and the Senior Lenders that the Borrowing Base calculated as of such day equals or exceeds the aggregate principal amount of all Revolving Loans and Letter of Credit Obligations outstanding on such day. If at any time after Allied Systems shall have complied with the first sentence of this Section 2.05(c)(i), the aggregate Letter of Credit Obligations is greater than the then current Borrowing Base, Allied Systems shall provide cash collateral to the Administrative Agent in an amount equal to 110% of such excess, which cash collateral shall be deposited in the Letter of Credit Collateral Account and, provided that no Event of Default shall have occurred and be continuing, returned to Allied Systems, at such time as the aggregate Letter of Credit Obligations plus the aggregate principal amount of all outstanding Revolving Loans no longer exceeds the then current Borrowing Base.

                           (ii)     Allied Systems will immediately prepay the
outstanding principal amount of the Senior Term Loans in the event that the Total Revolving Credit Commitment is terminated for any reason.

                           (iii)    The Administrative Agent shall on each
Business Day apply all funds transferred to or deposited in the Administrative Agent's Account, to the payment, in whole or in part, of the outstanding principal amount of the Revolving Loans.

                           (iv)     Within ten (10) days of delivery to the
Agents and the Senior Lenders of audited annual financial statements pursuant to
Section 7.01(a)(ii), commencing with the delivery to the Agents and the Senior Lenders of the financial statements for the Fiscal Year ended December 31, 2002 or, if such financial statements are not delivered to the Agents and the Senior Lenders on the date such statements are required to be delivered pursuant to
Section 7.01(a)(ii), ten (10) days after the date such statements are required to be delivered to the Agents and the Senior Lenders pursuant to Section 7.01(a)(ii), Allied Systems shall prepay the outstanding principal amount of the Senior Loans in an amount equal to 50% of the Excess Cash Flow of the

Parent and its Subsidiaries for such Fiscal Year, provided, however, that (A) for the Fiscal Year ended December 31, 2002, the amount of Excess Cash Flow that will be applied to repay the Senior Loans shall be equal to (x) 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year multiplied by (y) a fraction (1) the numerator of which is equal to the number days from the Effective Date until December 31, 2002 and (2) the denominator of which is equal to 360 and (B) any payments required to be made under this paragraph (c)(iv) shall be applied as set forth in Section 2.05(d). Notwithstanding the foregoing provisions, if the excess of (AA) the Borrowing Base over (BB) the sum of the aggregate outstanding principal amount of all Revolving Loans and all Letter of Credit Obligations would be less than $15,000,000 immediately after giving effect to any prepayment required under this paragraph (c)(iv) (the amount by which such excess is less than $15,000,000, the "Availability Deficiency"), Allied Systems shall not be required to make any prepayment required under this paragraph (c)(iv) to the extent such payment results in an Availability Deficiency and the Administrative Agent shall establish a reserve against the Borrowing Base in an amount equal to the amount that would have otherwise been payable by Allied Systems pursuant to this paragraph (c)(iv), with such prepayment amounts to be paid and such corresponding amount of the Borrowing Base reserve to be reduced from time to time if, immediately after giving effect thereto, no Availability Deficiency would exist.

                           (v)      Within one (1) Business Day following any
Disposition (other than a Disposition of the Capital Stock or assets of any Axis Entity) by any Loan Party or its Subsidiaries pursuant to Section 7.02(c)(ii), the Borrowers shall prepay the outstanding principal amount of the Senior Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the Net Cash Proceeds received exceeds (A) $25,000 in any individual Disposition or (B) $1,000,000 in the aggregate for all Dispositions not paid to the Administrative Agent as a prepayment of the Senior Loans pursuant to this Section 2.05(a)(v). Within one
(1) Business Day following the Disposition of the Capital Stock or assets of any Axis Entity by the Parent or any of its Subsidiaries pursuant to Section 7.02(c)(iii), the Borrowers shall prepay the outstanding principal amount of the Senior Loans in an amount equal to the lesser of (x) 100% of the Net Cash Proceeds received by the Parent or any of its Subsidiaries in connection with such Disposition and (y) the difference between (1) $5,000,000 and (2) the amount of Net Cash Proceeds from prior Dispositions of the Capital Stock or assets of any Axis Entity applied to repay the outstanding principal amount of the Senior Loans pursuant to this sentence prior to such date, provided, that such amount in this clause (2) shall not be less than zero. Nothing contained in this paragraph (v) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 7.02(c). Any payments required to be made under this paragraph (v) shall be applied as set forth in Section 2.05(d).

                           (vi)     Within one (1) Business Day following the
issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a), (b), (c), (d),
(e), (g), (h), (i), (j), (k) and (l) of the definition of Permitted Indebtedness), or the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock (other than in connection with Capital Stock issued pursuant to the Parent's employee stock purchase plans or long term incentive plans), the Borrowers shall prepay the outstanding amount of the Senior Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this paragraph (c)(vi) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement. Any payments required to be made under this paragraph (c)(vi) shall be applied as set forth in Section 2.05(d).

                           (vii)    Upon the receipt by any Loan Party or any of
its Subsidiaries of any Extraordinary Receipts in excess of $200,000 in any one instance or $500,000 in the aggregate, the Borrowers shall prepay the outstanding principal of the Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts. Any payments required to be made under this paragraph (c)(vii) shall be applied as set forth in Section 2.05(d).

                           (viii)   Simultaneously with the receipt by any Loan
Party or any of its Subsidiaries of any foreign, United States, state or local tax refund (other than tax refunds received prior to the first anniversary of the Effective Date) in excess of $200,000 in any one instance or $500,000 in the aggregate, the Borrowers shall prepay the outstanding amount of the Senior Loans in an amount equal to 100% of the net proceeds received. Any payments required to be made under this paragraph (c)(viii) shall be applied as set forth in
Section 2.05(d).

                  (d) Application of Payments. In the absence of an Event of Default, the prepayment proceeds shall be applied as follows:

                           (i)      if the proceeds are from any Disposition of
any Account Receivable, Inventory or Rolling Stock or any insurance policy or condemnation award with respect to Inventory or Rolling Stock, such proceeds shall be applied to the Revolving Loans until paid in full;

                           (ii)     if the proceeds are from a Disposition of
the Capital Stock or assets of any Axis Entity, such proceeds shall be applied as follows: the first $5,000,000 in the aggregate from the Effective Date to the Term Loan A until paid in full and then, the remainder to the Revolving Loans until paid in full;

                           (iii)    if the proceeds are from any Disposition of
any Facility, any other assets of the Loan Parties not described in clauses (i) and (ii) above or any life insurance policy issued for the benefit of Parent or any of its Subsidiaries, such proceeds shall be applied, first, to the Term Loan A until paid in full, second, to the Term Loan B until paid in full, third, to the Revolving Loans until paid in full (and if the payment is from the proceeds of a Disposition of a Facility, the Total Revolving Credit Commitment shall be reduced by an amount equal to such amount of proceeds applied to the Revolving Loans hereunder), fourth, to the Term Loan C until paid in full, fifth, to all other Senior Obligations (including, without limitation, the Prepayment Premium) until paid in full and sixth, if all Senior Obligations are paid in full and all of the Senior Commitments have been terminated, to the Subordinated Obligations until paid in full;

                           (iv)     if the proceeds are from a Disposition of
all or substantially all of the assets or Capital Stock of any Person (other than proceeds as a result of a Disposition of the Capital Stock or assets of any Axis Entity) or any insurance which Disposition or proceeds of insurance includes both (x) Accounts Receivable, Inventory or Rolling Stock and (y) other assets, such proceeds shall be applied as follows: (1) an amount equal to the Net Book Value, or if greater, an amount equal to the amount of Revolving Loans supported by such assets determined using the effective advance rate under the Borrowing Base against such Accounts Receivable, Inventory and Rolling Stock (determined at the time of such Disposition or event resulting in such insurance proceeds) shall be applied to the Revolving Loans until paid in full and (2) the remaining proceeds shall be applied first, to the Term Loan A until paid in full, second, to the Term Loan B until paid in full, third, to the Term Loan C until paid in full, fourth, to the Revolving Loans until paid in full, fifth, to all other Senior Obligations (including, without limitation, the Prepayment Premium) until paid in full and sixth, if all Senior Obligations are paid in full and all of the Senior Commitments have been terminated, to the Subordinated Obligations until paid in full;

                           (v)      if the proceeds are from Excess Cash Flow
pursuant to paragraph (c)(iv) above, such proceeds shall be applied, first, to the Term Loan B until paid in full, second, to the Term Loan C until paid in full, third, to the Term Loan A until paid in full, fourth, to the Revolving Loans until paid in full and fifth, to all other Senior Obligations (including, without limitation, the Prepayment Premium) until paid in full; and

                           (vi)     if the proceeds are from any event set forth
in Section 2.05(c)(vi), (c)(vii) or (c)(viii), such proceeds shall be applied first, to the Term Loan A until paid in full, second, to the Term Loan B until paid in full, third, to the Term Loan C until paid in full, fourth, to the Revolving Loans until paid in full, fifth, to all other Senior Obligations (including, without limitation, the Prepayment Premium) until paid in full and sixth, if all of the Senior Obligations are paid in full and all of the Senior Commitments have been terminated, to the Subordinated Obligations until paid in full.

         Each such prepayment of any Senior Term Loan shall be applied against the remaining installments of principal of such Senior Term Loan in the inverse order of maturity.

                  (e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to paragraphs (c)(i) and (c)(iii) of this Section 2.05) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Senior Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to
Section 2.06.

                  (f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this
Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

         Section 2.06      Fees.

                  (a) Unused Line Fee. From and after the Effective Date and until the Final Senior Loan Maturity Date, Allied Systems shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with a written agreement among such Revolving Loan Lenders, an unused line fee (the "Unused Line Fee"), which shall accrue at the rate per annum of 0.50% on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans and Letter of Credit Obligations outstanding from time to time and shall be payable monthly in arrears on the first day of each month commencing March 1, 2002.

                  (b) Early Termination by the Borrowers. If the Total Revolving Credit Commitment is terminated and all Senior Obligations are paid in full (the first date on which the Total Revolving Credit Commitment is terminated and all Senior Obligations are paid in full is hereafter referred to as the "Senior Facility Termination Date") prior to the third anniversary of the Effective Date, Allied Systems shall pay to the Administrative Agent for the account of the Senior Lenders an amount equal to: (i) $1,301,250, if the Senior Facility Termination Date occurs at any time from the Effective Date until and including the first anniversary of the Effective Date, (ii) $867,500, if the Senior Facility Termination Date occurs at any time after the first anniversary of the Effective Date until and including the second anniversary of the Effective Date, and (iii) $433,750, if the Senior Facility Termination Date occurs at any time after the second anniversary of the Effective Date until and including the day prior to the third anniversary of the Effective Date (such amount referred to herein as the "Prepayment Premium"). In the event the Senior Facility Termination Date occurs at any time prior to the third anniversary of the Effective Date, for any other reason, including, without limitation, (A) as a result of the occurrence of an Event of Default, (B) foreclosure and sale of Collateral, (C) sale of the Collateral in any Insolvency Proceeding, or (D) restructure, reorganization, or compromise of the Senior Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, Allied Systems shall pay the Prepayment Premium to the Senior Lenders, measured as of the date the Senior Facility Termination Date shall occur.

                  (c) Term Loan C Fee. Allied Systems shall pay to the Administrative Agent for the account of the Term Loan C Lenders, in accordance with a written agreement among such Term Loan C Lenders, a non-refundable funding fee (the "Term Loan C Fee"), equal to $3,000,000 which shall be payable and deemed fully earned on the Effective Date and such fee shall be capitalized by adding it to the principal balance of the Term Loan C on the Effective Date. For purposes of this Agreement and the other Loan Documents, the amounts so capitalized hereunder shall bear interest in accordance with Section 2.04(b)(iii) and shall for all other purposes of this Agreement constitute a Term Loan C made by the Term Loan C Lenders to Allied Systems.

                  (d) Fee Letter Fees. In addition to the fees set forth in this Agreement, Allied Systems agrees to pay to the
Agents the fees set forth in the Fee Letter in the amounts and on the dates set forth in the Fee Letter.

         Section 2.07 Securitization. The Loan Parties hereby acknowledge that the Senior Lenders and their Affiliates may sell or securitize the Senior Loans (a "Securitization") through the pledge of the Senior Loans as collateral security for loans to the Senior Lenders or their Affiliates or through the sale of the Senior Loans or the issuance of direct or indirect interests in the Senior Loans, which loans to the Senior Lenders or their Affiliates or direct or indirect interests will be rated by Moody's, Standard & Poor's or one or more other rating agencies (the "Rating Agencies"). The Loan Parties shall cooperate with the Senior Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Senior Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Senior Loans, (b) providing such information as may be reasonably requested by the Senior Lenders in connection with the rating of the Senior Loans or the Securitization, and (c) providing in connection with any rating of the Senior Loans a certificate (i) agreeing to indemnify the Senior Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the "Securitization Parties") for any losses, claims, damages or liabilities (the "Liabilities") to which the Senior Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Senior Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Senior Lenders or their successors or assigns of the Senior Loans and (ii) agreeing to reimburse the Senior Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

         Section 2.08 Taxes. (a) All payments made with respect to the Senior Obligations by any Loan Party hereunder or under any other Loan Document shall be made without set-off, counterclaim, deduction or other defense. All such payments shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or additional amounts, excluding taxes on the net income of, and branch profit taxes of, any Senior Lender, any Agent or the L/C Issuer imposed by the jurisdiction in which such Senior Lender, such Agent or the L/C Issuer is organized or any political subdivision thereof or taxing authority thereof or any jurisdiction in which such Person's principal office is located or any political subdivision thereof or taxing authority thereof (such nonexcluded taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions, conditions, interest, penalties and additional amounts being hereinafter collectively referred to as "Taxes"). If any Loan Party shall be required to deduct or to withhold any Taxes from or in respect of any amount payable hereunder or under any other Loan Document,

                           (i)      the amount so payable shall be increased so
that after making all required deductions and withholdings (including Taxes on amounts payable pursuant to this sentence) the Senior Lenders, the Agents or the L/C Issuer, as the case may be, receive an amount equal to the sum they would have received had no such deduction or withholding been made,

                           (ii)     the Loan Parties shall make such deduction
or withholding,

                           (iii)    the Loan Parties shall pay the full amount
deducted or withheld to the relevant taxation authority in accordance with applicable law, and

                           (iv)     as promptly as possible thereafter, the Loan
Parties shall send the Senior Lenders, the Agents and the L/C Issuer an official receipt (or, if an official receipt is not available, such other documentation as shall be satisfactory to the Senior Lenders, the Agents or the L/C Issuer, as the case may be) evidencing payment of the amounts so deducted or withheld. In addition, the Loan Parties agree to pay any present or future taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement, the Letters of Credit or any other Loan Document other than the foregoing excluded taxes (hereinafter referred to as "Other Taxes").

                  (b) The Loan Parties hereby jointly and severally indemnify and agree to hold the Senior Lenders, the Agents and the L/C Issuer harmless from and against Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by any Senior Lender, any Agent or the L/C Issuer and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Senior Lender, any such Agent or the L/C Issuer makes written demand therefor, which demand shall identify in reasonable detail the nature and amount of such Taxes or Other Taxes.

                  (c) Each Senior Lender that is organized in a jurisdiction outside the United States hereby agrees that it shall, no later than the Effective Date or, in the case of a Senior Lender which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, the date upon which such Senior Lender becomes a party hereto (and from time to time thereafter upon the reasonable request of the Administrative Borrower or any Agent, but only if such Lender is legally able to do so) deliver to the Administrative Borrower and the Agents either (i) two accurate, complete and signed copies of either (x) U.S. Internal Revenue Service Form W-8ECI or successor form, or (y) U.S. Internal Revenue Service Form W-8BEN or successor form, in each case indicating that such Senior Lender is on the date of delivery thereof entitled to receive payments of interest hereunder, free from withholding of United States Federal income tax or (ii) in the case of such a Senior Lender that is entitled to claim exemption from withholding of United States Federal income tax under Section 871(h) or Section 881(c) of the Code,
(x) a certificate to the effect that such Senior Lender is (A) not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) not a "10 percent shareholder" of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code and (C) not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code and (y) two accurate, complete and signed copies of U.S. Internal Revenue Service Form W-8BEN or successor form.

                  (d) If the Loan Parties fail to perform any of their obligations under this Section 2.08, the Loan Parties shall indemnify the Senior Lenders, the Agents and the L/C

Issuer for any taxes, interest or penalties that may become payable as a result of any such failure. The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Senior Loans and all other amounts payable hereunder.

         Section 2.09      LIBOR Not Determinable; Illegality or Impropriety.
(a) In the event, and on each occasion, that on or before the day on which LIBOR is to be determined for a borrowing that is to include LIBOR Rate Loans, the Administrative Agent has determined in good faith that, or has been advised by the Collateral Agent or the Required Lenders that, (i) LIBOR cannot be reasonably determined for any reason, (ii) LIBOR will not adequately and fairly reflect the cost of maintaining LIBOR Rate Loans or (iii) Dollar deposits in the principal amount of the applicable LIBOR Rate Loans are not available in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the Revolving Loan Lenders' LIBOR Rate Loans are then being conducted, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Administrative Borrower and the other Lenders. In the event of any such determination, any request by the Administrative Borrower for a LIBOR Rate Loan pursuant to Section
2.02 shall, until, (i) in the case of such a determination by the Collateral Agent or the Required Lenders, the Administrative Agent has been advised by the Collateral Agent or the Required Lenders and the Administrative Agent has so advised the Administrative Borrower that, or (ii) in the case of a determination by the Administrative Agent, the Administrative Agent has advised the Administrative Borrower and the other Lenders that, the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Reference Rate Loan. Each determination by the Administrative Agent, the Collateral Agent and/or the Required Lenders hereunder shall be conclusive and binding absent manifest error.

                  (b) In the event that it shall be unlawful or improper for any Revolving Loan Lender to make, maintain or fund any LIBOR Rate Loan as contemplated by this Agreement, then such Senior Lender shall forthwith give notice thereof to the Administrative Agent and Allied Systems describing such illegality or impropriety in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Revolving Loan Lender to make LIBOR Rate Loans shall be suspended for the duration of such illegality or impropriety and, if and when such illegality or impropriety ceases to exist, such suspension shall cease, and such Revolving Loan Lender shall notify the Administrative Agent and Allied Systems. If any such change shall make it unlawful or improper for any Revolving Loan Lender to maintain any outstanding LIBOR Rate Loan as a LIBOR Rate Loan, such Revolving Loan Lender shall, upon the happening of such event, notify the Administrative Agent and Allied Systems, and Allied Systems shall immediately, or if permitted by applicable law, rule, regulation, order, decree, interpretation, request or directive, at the end of the then current Interest Period for such LIBOR Rate Loan, convert each such LIBOR Rate Loan into a Reference Rate Loan.

         Section 2.10 Indemnity. (a) The Loan Parties hereby jointly and severally indemnifies each Revolving Loan Lender against any loss or expense that such Revolving Loan Lender actually sustains or incurs (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Senior Lender to fund or maintain any LIBOR Rate Loan, and including loss of anticipated profits) as a consequence of (i) any failure by the Loan Parties to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (ii) any failure by Allied Systems to borrow any LIBOR Rate Loan hereunder, to convert any Reference Rate Loan into a LIBOR Rate Loan or to continue a LIBOR Rate Loan as such after notice of such borrowing, conversion or continuation has been given pursuant to
Section 2.02 or 2.11 hereof, (iii) any payment, prepayment (mandatory or optional) or conversion of a LIBOR Rate Loan required by any provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto, (iv) any default in payment or prepayment of the principal amount of any LIBOR Rate Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (v) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of anticipated profits) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a LIBOR Rate Loan. Such loss or reasonable expense shall include but not be limited to an amount equal to the excess, if any, as reasonably determined by such Revolving Loan Lender, of (i) its cost of obtaining the funds for the Loan being paid or prepaid or converted or continued or not borrowed or converted or continued (based on LIBOR applicable thereto) for the period from the date of such payment, prepayment, conversion, continuation or failure to borrow, convert or continue on the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the last day of the Interest Period for such Loan that would have commenced on the date of such failure to borrow, convert or continue) over (ii) the amount of interest (as reasonably determined by such Revolving Loan Lender) that would be realized by such Revolving Loan Lender in re-employing the funds so paid, prepaid, converted or continued or not borrowed, converted or continued for such Interest Period. A certificate of any Revolving Loan Lender setting forth in reasonable detail any amount or amounts that such Senior Lender is entitled to receive pursuant to this Section 2.10 and the basis for the determination of such amount or amounts shall be delivered to the Administrative Borrower and shall be conclusive and binding absent manifest error.

                  (b) Notwithstanding paragraph (a) of this Section 2.10, the Administrative Agent will use reasonable efforts to minimize or reduce any such loss or expense resulting from the mandatory prepayments required by
Section 2.05 of this Agreement by applying all payments and prepayments to Reference Rate Loans prior to any application of payments to LIBOR Rate Loans.

         Section 2.11      Continuation and Conversion of Loans. Subject to
Section 2.09 hereof, Allied Systems shall have the right, at any time, on three
(3) Business Days prior irrevocable written notice to the Administrative Agent, to continue any LIBOR Rate Loan, or any portion thereof, into a subsequent Interest Period or to convert any Reference Rate Loan or portion thereof into a LIBOR Rate Loan, or on one (1) Business Day prior irrevocable written notice to the Administrative Agent, to convert any LIBOR Rate Loan or portion thereof into a Reference Rate Loan, subject to the following:

                  (a) no LIBOR Rate Loan may be continued as such and no Reference Rate Loan may be converted into a LIBOR Rate Loan, when any Event of Default or Default shall have occurred and be continuing at such time,

                  (b) in the case of a continuation of a LIBOR Rate Loan as such or a conversion of a Reference Rate Loan into a LIBOR Rate Loan, the aggregate principal amount of such LIBOR Rate Loan shall not be less than $1,000,000 and in multiples of $500,000 if in excess thereof;

                  (c) any portion of a Senior Loan maturing or required to be repaid in less than two weeks may not be converted into or continued as a LIBOR Rate Loan; and

                  (d) if any conversion of a LIBOR Rate Loan shall be effected on a day other than the last day of an Interest Period, Allied Systems shall reimburse each Revolving Loan Lender on demand for any loss incurred or to be incurred or to be incurred by it in the reemployment of the funds released by such conversion as provided in Section 2.10 hereof.

In the event that Allied Systems shall not give notice to continue any LIBOR Rate Loan into a subsequent Interest Period, such Loan shall automatically become a Reference Rate Loan at the expiration of the then current Interest Period.

                                  ARTICLE III

                                LETTERS OF CREDIT

         Section 3.01 Letter of Credit Guaranty. In order to assist Allied Systems in establishing or opening standby letters of credit, which shall not have expiration dates later than the Final Senior Loan Maturity Date (each a "Letter of Credit"), with the L/C Issuer, Allied Systems has requested the Administrative Agent to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts thereunder through the issuance of a Letter of Credit Guaranty, thereby lending the Administrative Agent's credit to that of Allied Systems, and the Administrative Agent has agreed to do so. These arrangements shall be coordinated by the Administrative Agent, subject to the terms and conditions set forth below. The Administrative Agent shall not be required to be the issuer of any Letter of Credit. Allied Systems will be the account parties for the application for each Letter of Credit, which shall be in form and substance satisfactory to the Administrative Agent and the L/C Issuer or on a computer transmission system approved by the Administrative Agent and the L/C Issuer, or such other written form or computer transmission system as may from time to time be approved by the Administrative Agent and the L/C Issuer, and shall be duly completed in a manner and at a time reasonably acceptable to the Administrative Agent, together with such other certificates, agreements, documents and other papers and information as the Administrative Agent and the L/C Issuer may reasonably request, which shall include, without limitation, the requested date of issuance and the name and address of the beneficiary (the "Letter of Credit Application"). In the event of any conflict between the terms of any Letter of Credit Application and this Agreement, for purposes of this Agreement, the terms of this Agreement shall control.

                  (b) The aggregate Letter of Credit Obligations shall not exceed the lowest of (i) the difference between (A) the Total Revolving Credit Commitment and (B) the aggregate principal amount of all Revolving Loans then outstanding, (ii) the difference between (A) the Borrowing Base and (B) the aggregate principal amount of all Revolving Loans then outstanding, and (iii) the L/C Subfacility. In addition, the terms and conditions of all Letters of Credit and all changes or modifications thereof by the Borrowers and/or the L/C Issuer shall in all respects be subject to the prior approval of the Administrative Agent in its reasonable business judgment; provided, however, that (i) the expiry date of all Letters of Credit shall be no later than the Final Senior Loan Maturity Date and (ii) the Letters of Credit and all documentation in connection therewith shall be in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.

                  (c) If the Administrative Agent is obligated to advance funds under a Letter of Credit, the Administrative Agent may immediately reimburse such disbursement by charging the Loan Account as set forth below. In the event that the Administrative Agent does not charge the Loan Account, Allied Systems shall, upon demand by the Administrative Agent, immediately reimburse such disbursement to the Administrative Agent by paying to it an amount equal to such disbursement not later than 12:00 noon (New York City time) on the date that such disbursement is made, if Allied Systems shall have received written or telephonic notice of such disbursement prior to 11:00 a.m. (New York City time) on such date, or, if such notice has not been received by Allied Systems prior to such time on such date, then no later than 12:00 noon (New York City time) on the Business Day that Allied Systems receives such notice, if such notice is received prior to 11:00 a.m. (New York City time) on the date of receipt. In the absence of such reimbursement, the Administrative Agent shall have the right, without notice to Allied Systems, to charge the Loan Account with the amount of such disbursement and the Administrative Agent shall have the right, without notice to Allied Systems, to charge the Loan Account with the amount of any and all other Indebtedness, liabilities and obligations of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Agents or the Revolving Loan Lenders under the Letter of Credit Guaranty or incurred by the L/C Issuer with respect to a Letter of Credit at the earlier of (i) payment by the Administrative Agent or the Revolving Loan Lenders under the Letter of Credit Guaranty or (ii) the occurrence of any Default or Event of Default. Any amount charged to the Loan Account shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to Allied Systems, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to Section 2.02 of this Agreement. Any charges, fees, commissions, costs and expenses charged to the Administrative Agent for Allied Systems' account by the L/C Issuer in connection with or arising out of Letters of Credit or transactions relating thereto will be charged to the Loan Account in full when charged to or paid by the Administrative Agent and, when charged, shall be conclusive on Allied Systems absent manifest error. Each of the Revolving Loan Lenders and Allied Systems agrees that the Administrative Agent shall have the right to make such charges regardless of whether any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. If any such reimbursement of disbursements made by the Administrative Agent is not made by the Administrative Agent by charging the Loan Account and Allied Systems requests and is entitled to obtain a Revolving Loan to reimburse such disbursements on the date such reimbursement is due, such reimbursement shall be made no later than the time that the Administrative Agent makes the proceeds of the Revolving Loan available to Allied Systems.

                  (d) Allied Systems understands that the Letter of Credit Guaranties may require the Senior Lenders to indemnify the L/C Issuer for certain costs or liabilities arising out of claims by Allied Systems against such L/C Issuer. Allied Systems unconditionally indemnifies each Agent and each Senior Lender and holds each Agent and each Senior Lender harmless from any and all loss, claim or liability incurred by any Agent or any Senior Lender arising from any transactions or occurrences relating to Letters of Credit, any drafts or acceptances thereunder, the Collateral relating thereto, and all Obligations in respect thereof, including any such loss or claim due to any action taken by the L/C Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the L/C Issuer, any Agent or any Lender as determined by a final judgment of a court of competent jurisdiction. Allied Systems further agrees to hold each Agent and each Senior Lender harmless from any errors or omission, negligence or misconduct by the L/C Issuer. Allied Systems agrees to be bound by the L/C Issuer's regulations and interpretations of any Letter of Credit that is the subject of a Letter of Credit Guaranty and opened to or for Allied Systems account or by the Administrative Agent's interpretations of any Letter of Credit issued for Allied Systems account, even though such interpretation may be different from Allied Systems' own, and Allied Systems understands and agrees that the Senior Lenders, the Agents and the L/C Issuer shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Allied Systems' instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Allied Systems' unconditional obligations to each Agent, each Senior Lender and the L/C Issuer with respect to Letters of Credit hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of such Agent's, such Senior Lender's or the L/C Issuer's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The Borrowers agree that any charges incurred by the Administrative Agent or the L/C Issuer for the Borrowers' account hereunder may be charged to the Loan Account.

                  (e) Upon any payments made to the L/C Issuer under the Letter of Credit Guaranty, the Agents or the Revolving Loan Lenders, as the case may be, shall, without prejudice to their rights under this Agreement (including that such unreimbursed amounts shall constitute Revolving Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by Allied Systems in favor of the L/C Issuer in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to the Agents and the Revolving Loan Lenders and apply in all respects to the Agents and the Revolving Loan Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

         Section 3.02      Participations.

                  (a) Purchase of Participations. Immediately upon issuance by the L/C Issuer of any Letter of Credit pursuant to this Agreement, each Revolving Loan Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Administrative Agent, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Loan Lender's Pro Rata Share, in all obligations of the Administrative Agent in such Letter of Credit (including, without limitation, all Reimbursement Obligations of Allied Systems with respect thereto pursuant to the Letter of Credit Guaranty or otherwise).

                  (b) Sharing of Payments. In the event that the Administrative Agent makes any payment in respect of the Letter of Credit Guaranty and Allied Systems shall not have repaid such amount to the Administrative Agent, the Administrative Agent shall charge the Loan Account in the amount of the Reimbursement Obligation, in accordance with Sections 3.01(c) and 4.02 of this Agreement.

                  (c) Obligations Irrevocable. The obligations of a Revolving Loan Lender to make payments to the Administrative Agent for the account of the Agents, the Revolving Loan Lenders or the L/C Issuer with respect to a Letter of Credit shall be irrevocable, without any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                           (i)      any lack of validity or enforceability of
this Agreement or any of the other Loan Documents;

                           (ii)     the existence of any claim, setoff, defense
or other right which Allied Systems or any other Loan Party may have at any time against a beneficiary named in such Letter of Credit or any transferee of such Letter of Credit (or any Person for whom any such transferee may be acting), any Agent, any Lender, or any other Person, whether in connection with this Agreement, such Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Allied Systems or any other Loan Party or any other party and the beneficiary named in such Letter of Credit);

                           (iii)    any draft, certificate or any other document
presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                           (iv)     the surrender or impairment of any security
for the performance or observance of any of the terms of any of the Loan Documents;

                           (v)      any failure by any Agent to provide any
notices required pursuant to this Agreement relating to such Letter of Credit;

                           (vi)     any payment by the L/C Issuer under such
Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

                           (vii)    the occurrence of any Default or Event of
Default.

         Section 3.03      Letters of Credit.

                  (a) Request for Issuance. The Administrative Borrower may, upon reasonable notice in advance of such issuance but, in any event, not later than 12:00 noon, New York City time, at least two (2) Business Days in advance of the issuance thereof, request the Administrative Agent to assist Allied Systems in establishing or opening a Letter of Credit by delivering to the Administrative Agent, with a copy to the L/C Issuer, a Letter of Credit Application, together with any necessary related documents. The Administrative Agent shall not provide support, pursuant to the Letter of Credit Guaranty, if the Administrative Agent shall have received written notice from the Collateral Agent or the Required Lenders on the Business Day immediately preceding the proposed issuance date for such Letter of Credit that one or more of the conditions precedent in Section 5.02 will not have been satisfied on such date, and the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.02 have been satisfied.

                  (b) Letter of Credit Fees. (i) Allied Systems shall pay to the Administrative Agent for the account of the Revolving Loan Lenders, in accordance with a written agreement among the Agents and such Revolving Loan Lenders (x) for any Letter of Credit issued hereunder, a nonrefundable fee equal to 3.50% per annum of the stated amount of such Letter of Credit, payable monthly in arrears and (y) for any amendment to an existing Letter of Credit that increases the stated amount of such Letter of Credit, a nonrefundable fee equal to 3.50% per annum of the increase in the stated amount of such Letter of Credit, payable monthly in arrears after the date of such increase (the "Letter of Credit Fees").

                           (ii)     L/C Issuer Charges. Allied Systems shall pay
to the Administrative Agent any and all charges assessed by the L/C Issuer in connection with the issuance, administration, amendment, payment or cancellation of Letters of Credit.

                           (iii)    Charges to the Loan Account. Allied Systems
hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 3.01(c) and
Section 4.02 of this Agreement with the amount of any Letter of Credit fees or charges due under this Section 3.03.

                                   ARTICLE IV

                      FEES, PAYMENTS AND OTHER COMPENSATION

         Section 4.01 Audit and Collateral Monitoring Fees. The Borrowers acknowledge that representatives of the Agents may visit any or all of the Loan Parties and/or conduct audits, inspections, valuations and/or field examinations of any or all of the Loan Parties at any time and from time to time in a manner so as to not unduly disrupt the business of the Loan Parties. The Borrowers agree to pay (i) $1,500 per day per examiner plus the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations and field examinations, (ii) the reasonable cost of all visits, audits, inspections, valuations or field examinations conducted by a third party on behalf of the Agents and (iii) a one time charge of $5,000 plus out-of-pocket expenses for the establishment of electronic collateral reporting systems with the Administrative Agent pursuant to Section 7.01(q).

         Section 4.02 Payments; Computations and Statements. (a) The Borrowers will make each payment under this Agreement with respect to the Senior Obligations and the Fee Letter not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent in the Administrative Agent's Account. All payments received by the Administrative Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers with respect to the Senior Obligations without defense, set-off or counterclaim to the Agents and the Senior Lenders. Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Senior Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Senior Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Senior Lenders and the Borrowers hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document with respect to the Senior Obligations. Each of the Senior Lenders and the Borrowers agrees that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. Any amount charged to the Loan Account of the Borrowers shall be deemed a Revolving Loan hereunder made by the Revolving Loan Lenders to the Borrowers, funded by the Administrative Agent on behalf of the Revolving Loan Lenders and subject to
Section 2.02 of this Agreement. The Senior Lenders and the Borrowers confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Administrative Agent's discretion, provided that, in the absence of a continuing Event of Default, the Administrative Agent shall from time to time upon the request of the Collateral Agent, charge the Loan Account of the Borrowers with any amount due and payable under any Loan Document with respect to the Senior Obligations. In the case of any Senior Obligations, whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees with respect to the Senior Obligations shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

                  (b) The Administrative Agent shall provide the Administrative Borrower promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all Senior Loans made to the Borrowers during such month, the amounts and dates of all payments on account of the Senior Loans to Allied Systems during such month and the Senior Loans to which such payments were applied, the amount of interest accrued on the Senior Loans to Allied Systems during such month, any Letters of Credit issued by the L/C Issuer for the account of Allied Systems during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Senior Loans made to Allied Systems during such month to reimburse the Revolving Loan Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Senior Obligations. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

         Section 4.03      Sharing of Payments, Etc. Except as provided in
Section 2.02, if any Senior Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Senior Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Senior Lenders or shall receive any payment not permitted to be received by such Senior Lender pursuant to this Agreement, such Senior Lender shall forthwith purchase from the other Senior Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Senior Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Senior Lender, such purchase from each Senior Lender shall be rescinded and such Senior Lender shall repay to the purchasing Senior Lender the purchase price to the extent of such recovery together with an amount equal to such Senior Lender's ratable share (according to the proportion of (i) the amount of such Senior Lender's required repayment to (ii) the total amount so recovered from the purchasing Senior Lender of any interest or other amount paid by the purchasing Senior Lender in respect of the total amount so recovered). The Borrowers agree that any Senior Lender so purchasing a participation from another Senior Lender pursuant to this
Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Senior Lender were the direct creditor of the Borrowers in the amount of such participation.

         Section 4.04 Apportionment of Payments. Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Senior Lenders:

                  (a) All payments of principal and interest in respect of outstanding Senior Loans, all payments in respect of the Reimbursement Obligations, all payments of fees with respect to the Senior Obligations (other than the fees set forth in Section 2.06 hereof to the extent set forth in a written agreement among the Agents and the Senior Lenders, fees with respect to Letters of Credit provided for in Section 3.03(b)(ii) and the audit and collateral monitoring fee provided for in Section 4.01) and all other payments (including all proceeds of the Collateral received by either of the Agents) in respect of any other Senior Obligations, shall be allocated by the Administrative Agent among such of the Senior Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Senior Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

                  (b) Subject to paragraph (e) of this Section 4.04 and notwithstanding any other provision of this Agreement or any Loan Document to the contrary, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Revolving Lenders (or if the Total Revolving Credit Commitment has been terminated and all of the Revolving Loans have been repaid in full and the Letter of Credit Obligations have been returned for cancellation or cash collateralized in accordance with the provisions hereof, upon the direction of the Required Lenders) shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement,
(i) first, ratably to pay the Senior Obligations in respect of any fees (including any fees or charges assessed by the L/C Issuer), expense reimbursements, indemnities and other amounts then due to the Agents or the L/C Issuer until paid in full; (ii) second, ratably to pay the Revolving Loan Obligations in respect of any fees (including Letter of Credit Fees), expense reimbursements and indemnities then due to the Revolving Loan Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Agent Advances until paid in full; (iv) fourth, ratably to pay principal of the Agent Advances until paid in full; (v) fifth, ratably to pay interest due in respect of the Revolving Loans and Reimbursement Obligations until paid in full; (vi) sixth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Senior Obligations are contingent, to provide cash collateral in an amount up to

110% of such Senior Obligations) then due and payable until paid in full; (vii) seventh, ratably to pay the Term Loan A Obligations in respect of any fees, expense reimbursements and indemnities then due to the Term Loan A Lenders until paid in full; (viii) eighth, ratably to pay interest due in respect of the Term Loan A until paid in full; (ix) ninth, ratably to pay principal of the Term Loan A then due and payable until paid in full; (x) tenth, ratably to pay the Term Loan B Obligations in respect of any fees, expense reimbursements and indemnities then due to the Term Loan B Lenders until paid in full; (xi) eleventh, ratably to pay interest due in respect to the Term Loan B until paid in full; (xii) twelfth, ratably to pay principal of the Term Loan B then due and payable until paid in full; (xiii) thirteenth, ratably to pay the Term Loan C Obligations in respect of any fees, expense reimbursements and indemnities then due to the Term Loan C Lenders until paid in full; (xiv) fourteenth, ratably to pay interest due in respect to the Term Loan C until paid in full; (xv) fifteenth, ratably to pay principal of the Term Loan C until paid in full; (xvi) sixteenth, to the ratable payment of all other Senior Obligations then due and payable; and (xvii) seventeenth, ratably to pay the Subordinated Obligations (including, without limitation, the Prepayment Premium) then due and payable. Notwithstanding anything to the contrary, the Prepayment Premium shall not be paid to any Senior Lender until all other Senior Obligations have been paid in full.

                  (c) In each instance, so long as no Event of Default has occurred and is continuing, Section 4.04(b) shall not be deemed to apply to any payment by the Borrowers specified by Administrative Borrower to the Administrative Agent to be for the payment of specific Senior Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of the Senior Loans in accordance with the terms and conditions of Section 2.05.

                  (d) For purposes of Section 4.04(b), "paid in full" means payment of all amounts owing under the Loan Documents, including fees, interest, default interest, interest on interest, expense reimbursements and indemnities, specifically including in each case any of the foregoing which would accrue after the commencement of any Insolvency Proceeding irrespective of whether a claim is allowable in such Insolvency Proceeding.

                  (e) Notwithstanding anything contained in this Agreement, including without limitation, Section 2.05(d) and Section 4.04(b), after the occurrence and during the continuance of an Event of Default:

                           (i)      the proceeds from the Disposition of a
Facility shall be applied to the Obligations in the following order of priority:
(A) first, ratably to pay principal of the Term Loan A then due and payable until paid in full; (B) second, ratably to pay interest due in respect of the Term Loan A until paid in full; (C) third, ratably to pay the Term Loan A Obligations in respect of any fees, expense reimbursements and indemnities then due to the Term Loan A Lenders until paid in full; (D) fourth, ratably to pay principal of the Term Loan B then due and payable until paid in full; (E) fifth, ratably to pay interest due in respect to the Term Loan B until paid in full;
(F) sixth, ratably to pay the Term Loan B Obligations in respect of any fees, expense reimbursements and indemnities then due to the Term Loan B Lenders until paid in full; (G) seventh, ratably to pay the Senior Obligations in respect of any fees (including any fees or charges assessed by the L/C Issuer), expense reimbursements, indemnities and other amounts then due to the Agents or the L/C Issuer until paid in full; (H) eighth, ratably to pay the

Revolving Loan Obligations in respect of any fees (including Letter of Credit
Fees), expense reimbursements and indemnities then due to the Revolving Loan Lenders until paid in full; (I) ninth, ratably to pay interest due in respect of the Agent Advances until paid in full; (J) tenth, ratably to pay principal of the Agent Advances until paid in full; (K) eleventh, ratably to pay interest due in respect of the Revolving Loans and Reimbursement Obligations until paid in full; (L) twelfth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Senior Obligations are contingent, to provide cash collateral in an amount up to 110% of such Senior Obligations) then due and payable until paid in full; (M) thirteenth, ratably to pay the Term Loan C Obligations in respect of any fees, expense reimbursements and indemnities then due to the Term Loan C Lenders until paid in full; (N) fourteenth, ratably to pay interest due in respect to the Term Loan C until paid in full; (O) fifteenth, ratably to pay principal of the Term Loan C until paid in full; (P) sixteenth, to the ratable payment of all other Senior Obligations then due and payable (including, without limitation, the Prepayment Premium); and (Q) seventeenth, ratably to pay the Subordinated Obligations then due and payable, and

                           (ii)     the proceeds from the from the Disposition
of the Capital Stock or assets of any Axis Entity shall be applied to the Obligations in the following order of priority: (A) the first $5,000,000 less the aggregate amount of any mandatory prepayments made to the Term Loan A Obligations prior to such date pursuant to Section 2.05(d)(ii) to (x) first, ratably to pay principal of the Term Loan A then due and payable until paid in full; (y) second, ratably to pay interest due in respect of the Term Loan A until paid in full; and (z) third, ratably to pay the Term Loan A Obligations in respect of any fees, expense reimbursements and indemnities then due to the Term Loan A Lenders until paid in full; and (B) the remainder to (v) first, ratably to pay the Revolving Loan Obligations in respect of any fees (including Letter of Credit Fees), expense reimbursements and indemnities then due to the Revolving Loan Lenders until paid in full; (w) second, ratably to pay interest due in respect of the Agent Advances until paid in full; (x) third, ratably to pay principal of the Agent Advances until paid in full; (y) fourth, ratably to pay interest due in respect of the Revolving Loans and Reimbursement Obligations until paid in full; and (z) fifth, ratably to pay principal of the Revolving Loans and Letter of Credit Obligations (or, to the extent such Senior Obligations are contingent, to provide cash collateral in an amount up to 110% of such Senior Obligations) then due and payable until paid in full.

                  (f) Prior to the Senior Facility Termination Date, except with respect to regularly scheduled interest payments, payment of any fees, expense reimbursements and indemnities made, in each case, when no Event of Default has occurred and is continuing, and the payments described in Sections 2.05(d)(iii), 2.05(d)(iv), 2.05(d)(vi) and 4.04(b), no payments shall be made to the Subordinated Term Loan D Lenders.

                  (g) In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

         Section 4.05 Increased Costs and Reduced Return. (a) If any Senior Lender, any Agent or the L/C Issuer shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof, in any such case occurring after the Effective Date, by, any court, central bank or other administrative or Governmental Authority, or compliance by any Senior Lender, any Agent or the L/C Issuer or any Person controlling any such Senior Lender, any such Agent or the L/C Issuer with any directive of, or guideline from, any central bank or other Governmental Authority issued after the Effective Date, or the introduction issued after the Effective Date, or change, in any such case occurring after the Effective Date in, any accounting principles applicable to any Senior Lender, any Agent or the L/C Issuer or any Person controlling any such Senior Lender, any such Agent or the L/C Issuer (in each case, whether or not having the force of law), shall (i) subject any Senior Lender, any Agent or the L/C Issuer, or any Person controlling any such Senior Lender, any such Agent or the L/C Issuer to any tax, duty or other charge with respect to this Agreement or any Senior Loan made by such Senior Lender or such Agent or any Letter of Credit issued by the L/C Issuer, or change the basis of taxation of payments to any Senior Lender, any Agent or the L/C Issuer or any Person controlling any such Senior Lender, any such Agent or the L/C Issuer of any amounts payable hereunder (except for taxes on the overall net income of any Senior Lender, any Agent or the L/C Issuer or any Person controlling any such Senior Lender, any such Agent or the L/C Issuer), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Senior Loan, any Letter of Credit or against assets of or held by, or deposits with or for the account of, or credit extended by, any Senior Lender, any Agent or the L/C Issuer or any Person controlling any such Senior Lender, any such Agent or the L/C Issuer or (iii) impose on any Senior Lender, any Agent or the L/C Issuer or any Person controlling any such Senior Lender, any such Agent or the L/C Issuer any other condition regarding this Agreement or any Senior Loan or Letter of Credit, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Senior Lender, any Agent or the L/C Issuer of making any Senior Loan, issuing, guaranteeing or participating in any Letter of Credit, or agreeing to make any Senior Loan or issue, guaranty or participate in any Letter of Credit, or to reduce any amount received or receivable by any Senior Lender, any Agent or the L/C Issuer hereunder, then, the Borrowers shall pay to such Senior Lender, such Agent or the L/C Issuer such additional amounts as will compensate such Senior Lender, such Agent or the L/C Issuer for such increased costs or reductions in amount. Such indemnification shall be paid within 10 days from the date on which any such Senior Lender, any such Agent or the L/C Issuer makes written demand therefor, which demand shall identify in reasonable detail the nature and amount of increased costs or reductions in amount.

                  (b) If any Senior Lender, any Agent or the L/C Issuer shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Senior Lender, any Agent or the L/C Issuer or any Person controlling such Senior Lender, such Agent or the L/C Issuer with any Capital Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Senior Lender, any Agent or the L/C Issuer or any Person controlling such Senior Lender, such Agent or the L/C Issuer, and any Senior Lender, any Agent or the L/C Issuer determines that the amount of such capital is increased as a direct or indirect consequence of any Senior Loans made or maintained, Letters of Credit issued or any guaranty or participation with respect thereto, any Senior Lender's, any Agent's or the L/C Issuer's or any such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Senior Lender's, any Agent's or the L/C Issuer's any such other controlling Person's capital to a level below that which such Senior Lender, such Agent or the L/C Issuer or such controlling Person could have achieved but for such circumstances as a consequence of any Senior Loans made or maintained, Letters of Credit issued, or any guaranty or participation with respect thereto or any agreement to make Loans, to issue Letters of Credit or such Senior Lender's, such Agent's or the L/C Issuer's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Senior Lender's, such Agent's or the L/C Issuer's or such other controlling Person's policies with respect to capital adequacy), then, the Borrowers shall pay to such Senior Lender, such Agent or the L/C Issuer from time to time such additional amounts as will compensate such Senior Lender, such Agent or the L/C Issuer for such cost of maintaining such increased capital or such reduction in the rate of return on such Senior Lender's, such Agent's or the L/C Issuer's or such other controlling Person's capital. Such indemnifications shall be paid within 10 days from the date on which any such Senior Lender, any such Agent or the L/C Issuer makes written demand therefor, which demand shall identify in reasonable detail the nature and amount of cost of maintaining such increased capital or such reduction in the rate of return on such Senior Lender's, such Agent's or the L/C Issuer's or such other controlling Person's capital.

                  (c) All amounts payable under this Section 4.05 shall bear interest from the date that is ten (10) days after the date of demand by any Senior Lender, any Agent or the L/C Issuer until payment in full to such Senior Lender, such Agent or the L/C Issuer at the Reference Rate. A certificate of such Senior Lender, such Agent or the L/C Issuer claiming compensation under this Section 4.05, specifying the event herein above described and the nature of such event shall be submitted by such Senior Lender, such Agent or the L/C Issuer to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Senior Lender's, such Agent's or the L/C Issuer's reasons for invoking the provisions of this Section 4.05, and shall be final and conclusive absent manifest error. Notwithstanding anything contained in this Section 4.05 to the contrary, any Senior Lender, Agent or L/C Issuer seeking compensation or payment under this Section 4.05 shall only be entitled to received such payments in respect of circumstances or events that arose within the one hundred and eighty (180) day period immediately prior to demand for such amounts.

                                    ARTICLE V

                               CONDITIONS TO LOANS

         Section 5.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agents:

                  (a) Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Sections 2.06 and 12.04.

                  (b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Agent, any Lender or the L/C Issuer pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

                  (c) Legality. The making of the initial Loans or the issuance of any Letters of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

                  (d) Delivery of Documents. The Collateral Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Collateral Agent and, unless indicated otherwise, dated the Effective Date:

                           (i)      a Security Agreement, duly executed by each
Loan Party;

                           (ii)     (A) a Pledge Agreement, duly executed by
each Loan Party, together with the original stock certificates representing all of the common stock of such Loan Party's domestic Subsidiaries and 66% of the common stock of such Loan Party's foreign Subsidiaries and all intercompany promissory notes of such Loan Parties, accompanied by undated stock powers executed in blank and other proper instruments of transfer, (B) a letter of consent from the managing general partner of Allied Systems consenting to the pledge of the partnership interests of Allied Systems pursuant to the Pledge Agreement and (C) evidence satisfactory to the Collateral Agent that the limited liability company interests of Axis Netherlands, LLC shall not be evidenced by a certificate;

                           (iii)    the Mortgage, duly executed by the
applicable Loan Party, with respect to each Facility and a Landlord's Agreement, in form and substance satisfactory to the Collateral Agent, duly executed by the landlord with respect to any leasehold interest that is to be mortgaged;

                           (iv)     evidence of delivery of the Mortgages for
recording in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Collateral Agent and the Lenders thereunder;

                           (v)      the Title Insurance Policy dated as of the
Effective Date and together with an undertaking that such policy will be re-dated as of the date of the recording of the Mortgage for each Facility;

                           (vi)     a survey of each Facility to the extent
available, in form and substance satisfactory to the Collateral Agent, certified to the Collateral Agent and to the issuer of the Title Insurance Policy;

                           (vii)    the Canadian Security Documents, duly
executed by the Canadian Loan Parties;

                           (viii)   a UCC Filing Authorization Letter, duly
executed by each Loan Party, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each Pledge Agreement and each Mortgage and a PPSA Filing Authorization Letter, duly executed by the applicable Loan Parties, together with appropriate PPSA financing statements duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interest purported to be created by each Canadian Mortgage and each Canadian Security Agreement;

                           (ix)     certified copies of request for copies of
information on Form UCC-11, listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (viii) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Collateral Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Collateral Agent, shall not show any such Liens and certified copies of PPSA search results from the applicable Canadian jurisdiction listing all security interests against any Loan Party and which are filed in the applicable personal property security office of such Canadian jurisdiction and which do not disclose, except as otherwise agreed in writing by the Collateral Agent, security interests affecting any of the Collateral;

                           (x)      a copy of the resolutions of each Loan
Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) in the case of the Borrowers, the borrowings hereunder and, in the case of the Borrowers and the other Loan Parties, the transactions contemplated by the Loan Documents to which such Borrowers or such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

                           (xi)     a certificate of an Authorized Officer of
each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

                           (xii)    a certificate of the appropriate official(s)
of the state or, federal government or provincial authority of Canada, as the case may be, of organization and each state of foreign qualification of each Designated Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, such Designated Loan Party in such states, provinces or other applicable jurisdiction, together with confirmation by telephone or telegram (where available) on the Effective Date from such official(s) as to such matters;

                           (xiii)   a true and complete copy of the charter,
certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state, provinces or other applicable jurisdiction, of organization of such Loan Party;

                           (xiv)    a copy of the charter and by-laws, limited
liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

                           (xv)     an opinion of (A) Troutman Sanders LLP,
United States counsel to the Loan Parties, (B) Gowlings LaFleur Henderson LLP, Alberta, Quebec and British Columbia counsel to the Loan Parties,(C) Aikins, MacAulay & Thorvaldson, Manitoba counsel to the Loan Parties, (D) Stewart, McKelvey, Stirling, Scales, New Brunswick, Newfoundland, Nova Scotia and Prince Edward Island counsel to the Loan Parties, and (E) Kanuka Thuringer, Saskatchewan counsel to the Loan Parties, substantially in the forms of attached as to Exhibit F, and as to such other matters as the Collateral Agent may reasonably request;

                           (xvi)    a certificate of an Authorized Officer of
each Loan Party, certifying as to the matters set forth in subsection (b) of this Section 5.01;

                           (xvii)   a copy of the Financial Statements and
internally prepared preliminary financial statements for the Fiscal Year ended December 31, 2001, together with a certificate of an Authorized Officer of the Parent setting forth all existing Indebtedness, pending or threatened litigation or claims and other contingent liabilities of the Parent and its Subsidiaries;

                           (xviii)  a copy of the financial projections
described in Section 6.01(g)(ii) hereof and monthly projections of Availability (including, without limitation, a sensitivity analysis), together with a copy of the business plan, description of the turnaround plan and cost cutting plan of the Parent and it Subsidiaries, and a schedule outlining the Parent's and its Subsidiaries' self-insurance program, which projections, plans and schedule shall be satisfactory in form and substance to the Agents;

                           (xix)    evidence of the insurance coverage required
by Section 7.01(h) and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Collateral Agent may reasonably request, in each case, where requested by the Collateral Agent, with such endorsements as to the named insureds or loss payees thereunder as the Collateral Agent may request and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days' prior written notice to the Collateral Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Collateral Agent may request;

                           (xx)     a certificate of an Authorized Officer of
the Administrative Borrower, certifying the names and true signatures of the persons that are authorized to provide

Notices of Borrowing, Letter of Credit Applications and all other notices under this Agreement and the other Loan Documents;

                           (xxi)    a landlord waiver, in form and substance
satisfactory to the Collateral Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Schedule 6.01(o);

                           (xxii)   a collateral access agreement, in form and
substance satisfactory to the Collateral Agent, executed by each Person who leases space to the Parent or any of its Subsidiaries to store the Rolling Stock of any Loan Party;

                           (xxiii)  a copy of the Indenture and the documents
related thereto (including all supplements or amendments related thereto), all documents related to the Canadian Facility and the other Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Administrative Borrower, together with a certificate of an Authorized Officer of the Administrative Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

                           (xxiv)   a termination and release agreement with
respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lender, together with a satisfaction or registrable discharge of mortgage for each mortgage filed by the Existing Lender on the Facility, satisfactory arrangements with respect to the release of Lien by the Existing Lenders on each certificate of title with respect to the Rolling Stock and UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lender and covering any portion of the Collateral and PPSA discharge statements relating to the applicable provincial PPSA registrations against the Loan Parties in favor of the Existing Lenders;

                           (xxv)    a review of the existing Phase I
environmental audits provided by the Borrowers to the Collateral Agent (and, if requested by the Collateral Agent based upon the results of such Phase I environmental audits, Phase II environmental audits) of each Facility, which audits shall be in form and substance satisfactory to the Collateral Agent;

                           (xxvi)   such depository account, blocked account,
lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Agents, as the Agents may request with respect to the Borrowers' cash management system;

                           (xxvii)  the Fee Letter, duly executed by Allied
Systems;

                           (xxviii) the Contribution Agreement, duly executed by
each Loan Party;

                           (xxix)   a certificate of the Chief Financial Officer
of the Parent, (x) stating that the administrative processing fees charged to customers of the Parent and its Subsidiaries are projected to result in additional Consolidated EBITDA to the Parent and its Subsidiaries of not less than $40,000,000 for each Fiscal Year of the Parent (assuming that unit volume remains constant and after giving effect, if any, to the pro forma adjustments set forth in

Schedule 2.01(b)(iv)) and setting forth in reasonable detail a calculation of such additional Consolidated EBITDA for such periods and (y) setting forth and attaching a schedule describing in reasonable detail all outstanding Capital Lease Obligations (as defined in the Indenture) incurred under clause (i) of the second paragraph of Section 4.09 of the Indenture as of the Effective Date;

                           (xxx)    all documents or other instruments duly
executed by the applicable Loan Party, in form and substance satisfactory to the Collateral Agent, that is necessary to enable the Collateral Agent to perfect its security interest in the Rolling Stock described in Schedule 5.01(d)(xxx), which Schedule shall include for each piece of Rolling Stock information with respect to the manufacturer, the year made, the model, the vehicle identification number, the state in which it is licensed, the license number, the owner, state in which it is titled and the certificate of title or ownership identification number;

                           (xxxi)   a copy of each life insurance policy set
forth on Schedule 5.01(d)(xxxi) and requested by the Collateral Agent, together with collateral assignments of the Parent's interest in all of the policies set forth on such schedule in favor of the Collateral Agent, duly executed by the applicable Loan Party, which collateral assignments are in form to be sent to and acknowledged by the home office of the applicable insurance company;

                           (xxxii)  an appraisal dated February 20, 2002 with
respect to the Orderly Liquidation Values of the Rolling Stock of the Designated Loan Parties, which appraisal was conducted by a qualified independent third party satisfactory to the Agents, in form and substance satisfactory to the Agents;

                           (xxxiii) an appraisal with respect to the Total
Enterprise Value of the Designated Loan Parties, which appraisal was conducted by a qualified independent third party satisfactory to the Collateral Agent, in form and substance satisfactory to the Collateral Agent;

                           (xxxiv)  the Subordinated Term Loan D Notes, duly
executed by the Parent;

                           (xxxv)   evidence, satisfactory to the Agents, that
the Subordinated Notes have been returned to the Parent for cancellation in exchange for the Subordinated Term Loan D Notes;

                           (xxxvi)  the Custodian Agreement, duly executed by
the Loan Parties and the Rolling Stock Collateral Custodian;

                           (xxxvii) a letter of consent from the managing
general partner of Allied Systems consenting to the pledge of the partnership interests of Allied Systems pursuant to the Pledge Agreement and

                           (xxxviii) such other agreements, instruments,
approvals, opinions and other documents, each satisfactory to the Collateral Agent in form and substance, as the Collateral Agent may reasonably request.

                  (e) Material Adverse Effect. The Collateral Agent shall have determined, in its sole judgment, that no event or development shall have occurred since December 31, 2000 which could have a Material Adverse Effect.

                  (f) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans or the issuance of the initial Letters of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Collateral Agent and its counsel, and the Collateral Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Collateral Agent or such counsel may reasonably request.

                  (g) Management Reference Checks. The Collateral Agent shall have received satisfactory reference checks for key management of each Loan Party.

                  (h) Due Diligence. The Agents shall have completed their business and legal due diligence with respect to each Designated Loan Party and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion. Without limiting the foregoing, the Agents shall have received a Field Survey and Audit of the Collateral, dated not earlier than 30 days prior to the Effective Date, from such appraisal firm as selected by Agents, and such Field Survey and Audit and the results thereof shall be acceptable to the Agents, in their sole and absolute discretion.

                  (i) Availability. After giving effect to all Loans to be made on the Effective Date and the Letters of Credit to be issued on the Effective Date, the repayment of the Indebtedness under the Existing Credit Facility and the payment of all fees and expenses related thereto, (i) the sum of Availability plus all unrestricted cash and Cash Equivalents of the Loan Parties shall not be less than $15,000,000 and (ii) all liabilities of the Loan Parties shall be current. The Administrative Borrower shall deliver or caused to be delivered to the Agents a certificate of the chief financial officer of the Administrative Borrower certifying as to the matters set forth in clauses (i) and (ii) above and containing the calculation of Availability.

                  (j) Rolling Stock Collateral Custodian. The Agents shall be satisfied with the Rolling Stock Collateral Custodian's application filings of the certificates of title or ownership of the Rolling Stock of the Designated Loan Parties to note the Lien of the Collateral Agent thereon and administration, management, processing and custodianship of the certificates of title or ownership of such Rolling Stock on and after the Effective Date.

                  (k) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with conduct of the Designated Loan Parties' business shall have been obtained and shall be in full force and effect.

         Section 5.02 Conditions Precedent to All Loans and Letters of Credit. The obligation of any Agent or any Lender to make any Senior Loan or of the Administrative Agent to assist Allied Systems in establishing or opening any Letter of Credit after the Effective Date is subject to the fulfillment, in a manner satisfactory to the Administrative Agent, of each of the following conditions precedent:

                  (a) Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Sections 2.06 and 12.04 hereof.

                  (b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by Allied Systems to the Administrative Agent of a Notice of Borrowing with respect to each such Senior Loan, and Allied Systems, acceptance of the proceeds of such Senior Loan, or the submission by Allied Systems of a Letter of Credit Application with respect to a Letter of Credit, and the issuance of such Letter of Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Senior Loan or the date of issuance of such Letter of Credit that: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Senior Loan or such Letter of Credit are true and correct on and as of such date as though made on and as of such date (except that any representation and warranty made as of a specific date shall be true and correct only as of such specific date), (ii) at the time of and after giving effect to the making of such Senior Loan and the application of the proceeds thereof or at the time of issuance of such Letter of Credit, no Default or Event of Default has occurred and is continuing or would result from the making of the Senior Loan to be made, or the issuance of such Letter of Credit to be issued, on such date and (iii) the conditions set forth in this Section 5.02 have been satisfied as of the date of such request.

                  (c) Legality. The making of such Senior Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

                  (d)      Notices. The Administrative Agent shall have received
(i) a Notice of Borrowing pursuant to Section 2.02 hereof and (ii) a Letter of Credit Application pursuant to Section 3.03 hereof, if applicable.

                  (e) Delivery of Documents. The Agents shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agents, as any Agent may reasonably request.

                  (f) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Senior Loan or the issuance of such Letter of Credit and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agents and their counsel, and the Agents and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agents, as the Agents or such counsel may reasonably request.

         Section 5.03 Conditions Precedent to the Subordinated Term Loan D. The obligation of each Subordinated Term Loan D Lender to exchange its Subordinated Notes with the

Subordinated Term Loan D Notes and make the such Subordinated Term Loan D Lender's Subordinated Term Loan D Loan on the Effective Date is limited to the fulfillment, in a manner satisfactory to such Subordinated Term Loan D Lender of the following conditions precedent:

                  (a) Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all costs and expenses then payable under the Subordinated Term Loan D Notes.

                  (b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in Article VI and in each other Loan Document, certificate or other writing delivered to any Subordinated Term Loan D Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date (except that any representation and warranty made as of a specific date shall be true and correct only as of such specific date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

                  (c) Legality. The purchase by the Subordinated Term Loan D Lender of the Subordinated Term Loan D Note, and the making of such Subordinated Term Loan D Lender's Subordinated Term Loan D Loan, shall not contravene any law, rule or regulation applicable to such Subordinated Term Loan D Lender.

                  (d) Delivery of Documents. The Collateral Agent shall have received (with a copy for each Subordinated Term Loan D Lender) on or before the Effective Date the documents set forth in the following subclauses of
Section 5.01(d), each in form and substance satisfactory to the Collateral
Agent: (i), (ii), (iii), (iv), (v), (vii), (viii), (x), (xi), (xii), (xiii),
(xiv), (xv), (xvi), (xxiv), (xxxi) and (xxxiv), provided that, the deliveries and/or requirements of any such subsections (other than subsection (xxxiv)) shall not be required under this Section 5.03(d) with respect to the Subordinated Obligations to the extent that the Agents have waived the deliveries and/or requirements of any such subsections with respect to the Senior Obligations.

                  (e) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with conduct of the Designated Loan Parties' business shall have been obtained and shall be in full force and effect.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         Section 6.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agents, the Lenders and the L/C Issuer as follows:

                  (a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state, province or other applicable jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary and where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

                  (b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party (including, without limitation, the notation of the Lien in favor of the Collateral Agent on the certificates of title or ownership of the Rolling Stock of the Parent and its Subsidiaries), (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, which, in the case of this clause (iii), is reasonably expected to have a Material Adverse Effect.

                  (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required as a condition to the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party other than as may be necessary to perfect the Liens created pursuant to the Loan Documents in favor of the Collateral Agent.

                  (d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws and principles of equity.

                  (e) Subsidiaries. Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of each Loan Party and the Subsidiaries of each Loan Party in existence on the date hereof. Except as indicated on such Schedule, (i) all of the issued and outstanding shares of such Capital Stock have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights, (ii) all such Capital Stock is owned by the respective equityholders, free and clear of all Liens, and (iii) there are no outstanding debt or equity securities of any Loan Party or any of its Subsidiaries and no outstanding obligations of any Loan Party or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from such Loan Party or any of its Subsidiaries, or other obligations of any Loan Party or any of its Subsidiaries to issue, directly or indirectly, any shares of Capital Stock of such Loan Party or any of its Subsidiaries.

                  (f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 6.01(f), (i) there is no pending or written notices threatening any action, suit or proceeding, affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (x) could reasonably be expected to have a Material Adverse Effect or (y) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Designated Loan Parties hold any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

                  (g)      Financial Condition.

                           (i)      The Financial Statements, copies of which
have been delivered to each Agent and each Senior Lender, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since September 30, 2001 no event or development has occurred that has had or could have a Material Adverse Effect.

                           (ii)     The Parent has heretofore furnished to each
Agent and each Senior Lender (A) projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from January 1, 2002, through December 31, 2003 and (B) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in December 31, 2002 through December 31, 2004, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(vii). Such projections, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

                           (h)      Compliance with Law, Etc. No Loan Party is
in violation of its organizational documents, any material law, rule, regulation or judgment or any material order of any Governmental Authority (including, without limitation, any Motor Vehicle Law) applicable to it or any of its property or assets, or any term of any material agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

                           (i)      ERISA; Canadian Plans. (i) Except as set
forth on Schedule 6.01(i), (A) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (B) no Termination Event has occurred within six (6) years prior to the Effective Date nor is reasonably expected to occur with respect to any Employee Plan, (C) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the appropriate Governmental Authority and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (D) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agents, (E) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (F) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future be reasonably likely to incur any such withdrawal liability. To the best knowledge of any Loan Party or any of its ERISA Affiliates, no Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (A) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code, (B) except as described on Schedule 6.01(i), failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (C) engaged in a transaction within the meaning of Section 4069 of ERISA or (D) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or written notices of any threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (A) any Employee Plan or its assets, (B) any fiduciary with respect to any Employee Plan, or (C) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as set forth on Schedule 6.01(i) and except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment.

                           (ii)     Except as set forth on Schedule 6.01(i),
each Canadian Plan is, and has been, established, registered (where required), qualified, administered and invested, in substantial compliance with the terms thereof, all applicable Canadian laws and regulations and Collective Bargaining Agreements. Except as set forth on Schedule 6.01(i), no Loan Party or Canadian Entity has received, in the last six (6) years, any notice from any Person questioning or challenging such compliance beyond the last six (6) years. There are no going concern unfunded actuarial liabilities, past service unfunded liability or solvency deficiencies with respect to the Canadian Plans that are registered pension plans. No material changes have occurred in respect of any Canadian Plan since the date of the most recent financial, accounting or actuarial or other report, as applicable, filed with any Governmental Authority in connection with any of the Canadian Plans, nor have there been any events occurring prior to the most recent financial, accounting or actuarial or other report which is not disclosed in such report, which should have been disclosed in such report, and which could reasonably be expected to adversely affect the relevant report (including rendering it misleading in any material respect) or to have materially affected the financial status of such Canadian Plan. There are no outstanding material defaults or violations under the Canadian Plans and to the best knowledge of the Loan Parties, there are no material defaults or violations by any other party to the Canadian Plans. There are no investigations, litigation, administrative or other proceedings, actions, suits or claims (other than routine claims for benefits) pending or threatened, in writing, with respect to the Canadian Plans. All contributions or premiums required to be paid to or in respect of the Canadian Plans have been paid in accordance with the terms thereof and all applicable Canadian laws and regulations, and there are no taxes owing or exigible under the Canadian Plans. Except as set forth on Schedule 6.01(i), no event has occurred nor is reasonably expected to occur with respect to the Canadian Plans which would entitle any Person (without the consent of the Loan Parties) to wind-up or terminate any Canadian Plan, in whole or in part, or which could adversely affect the tax status thereof. There has been no improper withdrawal, or transfer of assets, from the Canadian Plans, other than benefit payments or payment of permitted expenses. Except as set forth on Schedule 6.01(i), none of the Canadian Plans, other than the pension plans, provide benefits beyond retirement or other termination of service to employees or former employees or to the beneficiaries or dependants of such employees. The sole obligation of any Canadian Entity to or in respect of the Canadian Plans is to make monetary contributions to the Canadian MEPP in the amounts and in the manner set forth in the Collective Bargaining Agreements disclosed to the Collateral Agent.

                  (j) Taxes, Etc. All Federal, state, federal government of Canada, provincial and local tax returns and other reports required by applicable law to be filed by any Designated Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Designated Loan Party or any property of any Designated Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in the Financial Statements in accordance with GAAP.

                  (k) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

                  (l) Nature of Business. Except as otherwise described in this Section, no Loan Party or any of its Subsidiaries is engaged in any business other than the motor carrier business specializing in transportation of new and used automobiles and light trucks utilizing specialized tractor trailers. The Axis Entities provide logistics and distribution services to the new and used vehicle distribution market and other segments of the automobile industry. AH Industries has no assets other than intercompany notes receivables and other assets with a fair market value not in excess of $50,000 and has no liabilities other than intercompany notes made by Subsidiaries of the Parent payable to the Parent which were transferred by the Parent to AH Industries and does not conduct and is not engaged in any business activities other than such business and activities as they relate to the holder of such intercompany notes. Haul Insurance has no assets or liabilities other than an intercompany note receivable related to the Axis Netherlands L/C and those associated with the provision of insurance and services related thereto, and does not conduct and is not engaged in any business activities other than such business and activities as they relate to the provision of insurance and services related thereto substantially all of which insurance and related services are provided for the benefit of the Parent or its Subsidiaries. The insurance and related services of Haul Insurance not provided for the benefit of the Parent or its Subsidiaries are provided to third parties and the insurance premiums charged and collected with respect thereto are segregated from any cash or other assets of the Parent and its other Subsidiaries. Haul Insurance has taken the appropriate measures (through reinsurance and other appropriate means) to reduce the insurance risk and exposure relating to such third party insurance to an amount not in excess of the capital provided to support such activities.

                  (m) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could have, a Material Adverse Effect.

                  (n) Permits, Etc. (i) Each Designated Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person except where the failure to have or be in compliance with such permits, licenses, authorizations, approvals entitlements or accreditations is not reasonably expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

                           (ii)     Each Designated Loan Party has all
certificates of convenience and necessity and operating rights necessary to conduct interstate and intrastate transportation businesses consisting of transporting automobiles and light trucks in, between and among the states of the United States in which such Loan Party operates. Each of such certificates of convenience and necessity and operating rights existing as of the Effective Date is listed on Schedule 6.01(n), and is in good standing, in full force and effect and being held and operated by such Person in accordance with the terms thereof. Each Designated Loan Party has all operating authorizations necessary or desirable under Canadian law for the conduct the inter-provincial and intra-provincial transportation business of each such Person. Each such operating authorization existing as of the Effective Date is listed on Schedule 6.01(n), and is in good standing, in full force and effect and being held and operated by such Person in accordance with the terms thereof.

                  (o) Properties. Each Designated Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except, with respect to all Facilities subject to a Mortgage, those exceptions set forth in the applicable Title Insurance Policy and, with respect to all other property and assets, any Permitted Lien. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

                           (ii)     Schedule 6.01(o) sets forth a complete and
accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 6.01(o) to which it is a party. Schedule 6.01(o) sets forth with respect to each such Lease, as of the Effective Date, the commencement date, termination date, renewal options (if any) and annual base rents. Except with respect to any Lease that is not material to the business of Allied Systems or Allied Canada, individually, or of the Designated Loan Parties taken as a whole, each Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. With respect to any Lease that is material to the business of Allied Systems or Allied Canada, individually, or of the Designated Loan Parties taken as a whole, no consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on
Schedule 6.01(o). With respect to any Lease that is material to the business of Allied Systems or Allied Canada, individually, or of the Designated Loan Parties taken as a whole, to the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Designated Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

                           (iii)    All Rolling Stock of the Designated Loan
Parties which, under applicable law (including, without limitation, any Motor Vehicle Law), is required to be registered is properly registered in the name of a Loan Party, and all Rolling Stock of the Designated Loan Parties, the ownership of which, under applicable law (including, without limitation, any Motor Vehicle Law), is evidenced by a certificate of title or ownership, is properly titled in the name of a Loan Party. The Rolling Stock listed on
Schedule 5.01(d)(xxx) constitute all of the Rolling Stock owned by the Designated Loan Parties on the Effective Date and the Rolling Stock not subject to a certificate of title or ownership under applicable law (including, without limitation, any Motor Vehicle Law) is noted therein.

                  (p) Full Disclosure. Each Loan Party has disclosed to the Agents all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agents in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no contingent liability or fact that may have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

                  (q) Operating Lease Obligations. On the Effective Date, other than (i) the Operating Lease Obligations set forth on Schedule 6.01(q) and
(ii) other Operating Lease Obligations which require the payment of not more than $50,000 for any individual lease and

$250,000 for all such leases in the aggregate, none of the Loan Parties has any Operating Lease Obligation.

                  (r)      Environmental Matters. Except as set forth on
Schedule 6.01(r), (i) the operations of each Loan Party are in compliance with all Environmental Laws, except where the failure to be in compliance is not reasonably likely to result in a Material Adverse Effect; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or, to the knowledge of the Loan Parties, at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which is reasonably likely to have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or written notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which is reasonably likely to have a Material Adverse Effect; (iv) no Environmental Actions have been asserted or are continuing against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest, for which any Loan Party has received notice, which is reasonably likely to have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been or was used as a treatment or disposal site for any Hazardous Material during the period of such Loan Party's ownership or operation; (vi) no Loan Party has failed to report to the proper Governmental Authority the occurrence of any Release which is required to be so reported by any Environmental Law which is reasonably likely to have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Law in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's failure to maintain or comply with is not reasonably likely to have a Material Adverse Effect; and (viii) except as is not reasonably likely to have a Material Adverse Effect, no Loan Party has received any notification pursuant to any Environmental Law that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Law, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated.

                  (s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) commercial general liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, (iv) insurance with respect to liability for bodily injury and property damage resulting from the operation of the Rolling Stock by the Parent or any of its Subsidiaries in amounts customary with companies in the same or similar business and in accordance with applicable law and (v) such other insurance as may be required by law or as may be reasonably required by the Collateral Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 6.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

                  (t) Use of Proceeds. The proceeds of the Senior Loans shall be used to (a) refinance existing indebtedness of the Parent under the Existing Credit Facility in the principal amount of up to $93,803,090.26, (b) pay fees and expenses in connection with the transactions contemplated hereby, and (c) fund working capital of the Loan Parties. Up to $8,000,000 of the proceeds of the Term Loan C and up to $3,591,987.86 of the proceeds from the Revolving Loans shall be used to repay the Subordinated Notes. The remaining $3,000,000 of the principal amount of the Term Loan C shall constitute the Term Loan C Fee capitalized on the Effective Date. The Subordinated Notes will be purchased, in part, from the issuance of the Subordinated Term Loan D Notes. The Letters of Credit will be used for to support the Canadian Facility, certain cash management arrangements of the Loan Parties and for other general working capital purposes.

                  (u) Solvency. After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Loan and Letter of Credit, each of Allied Systems and Allied Canada individually is, and the Loan Parties on a consolidated basis are, Solvent.

                  (v) Location of Bank Accounts. Schedule 6.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

                  (w)      Intellectual Property. Except as set forth on
Schedule 6.01(w), each Designated Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. Set forth on Schedule 6.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Designated Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, in writing, except for such infringements and conflicts which is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect.

                  (x) Material Contracts. Set forth on Schedule 6.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified except to the extent permitted by the terms of this Agreement, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

                  (y) Holding Company and Investment Company Acts. None of the Loan Parties is (i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or "controlled by" an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

                  (z) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or threatened, in writing, against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened, in writing, against any Loan Party which arises out of or under any Collective Bargaining Agreement, which in any such case is reasonably likely to have a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party which in any such case is reasonably likely to have a Material Adverse Effect, or (iii) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

                  (aa) Customers and Suppliers. There exists no actual or written notice threatening termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand.

                  (bb) No Bankruptcy Filing. No Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party's assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

                  (cc)     Location of Rolling Stock; Place of Business; Chief

Executive Office; FEIN; Organizational ID Number. There is no location at which any Designated Loan Party has based any Rolling Stock (except for Rolling Stock in transit) other than (i) those locations listed on Schedule 6.01(cc) and (ii) any other locations approved in writing by the Collateral Agent pursuant to the definition of "Eligible Rolling Stock". Schedule 6.01(cc) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each location at which Rolling Stock of each Designated Loan Party is based.

Schedule 6.01(cc) sets forth a complete and accurate list as of the date hereof of (i) each place of business of each Loan Party and each of its Subsidiaries,
(ii) the chief executive office of each Loan Party and each of its Subsidiaries,
(iii) the federal employer identification number of each Loan Party and each of its Subsidiaries, and (iv) the jurisdiction of organization of each Loan Party and the organizational identification number of each Loan Party (or indicates that such Loan Party has no such number).

                  (dd) Tradenames. Schedule 6.01(dd) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames used by each Designated Loan Party.

                  (ee) Security Interests. (i) Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral identified therein. Upon the filing of the UCC-1 financing statements described in Section 5.01(d)(viii), the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the submission of an appropriate application requesting that the Lien of the Collateral Agent be noted on the certificate of title or ownership, completed and authenticated by the applicable Loan Party, together with the certificate of title or ownership, with respect to such Rolling Stock, to the applicable state agency, and the recording of the filings required under any other similar law of any foreign jurisdiction, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights,
(iii) the registration of any unregistered copyrights with the United States Copyright Office and (iv) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

                           (ii)     Each Canadian Security Agreement creates in
favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the PPSA financing statements described in Section 5.01(d)(viii) and the recording of the Canadian Security Agreement in the Canadian Intellectual Property Office, such Liens on the Collateral granted thereby shall be perfected, first priority security interests, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Canadian Security Agreement in the Canadian Intellectual Property Office with respect to after-acquired Canadian intellectual property and (iii) the recordation of appropriate evidence of the Lien on the appropriate foreign registry with respect to all foreign intellectual property.

                  (ff) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate in all material respects and does not omit to state any information required therein.

                  (gg) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

                  (hh) Other Indebtedness. The Obligations constitute "Permitted Debt" under clause (i) of the second paragraph of Section 4.09 of the Indenture and, on the Effective Date, there are no outstanding Capital Lease Obligations (as defined in the Indenture) incurred under clause (i) of the second paragraph of Section 4.09 of the Indenture.

                  (ii) Rolling Stock Appraisal. The sample of Eligible Rolling Stock that was appraised prior to the Effective Date to determine the Orderly Liquidation Values of such Eligible Rolling Stock is a representative sample of the type, quality, condition and age of all Eligible Rolling Stock on the Effective Date.

                  (jj) Guarantors. On the Effective Date, each "Guarantor" (as such term is defined in the Indenture) is a Guarantor.

                                  ARTICLE VII

                          COVENANTS OF THE LOAN PARTIES

         Section 7.01 Affirmative Covenants. So long as any principal of or interest on any Senior Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Senior Obligation (whether or not due) shall remain unpaid or any Senior Lender shall have any Commitment hereunder, the Parent will, and will cause each of its Subsidiaries or the Designated Loan Parties, as applicable, to, unless the Required Lenders shall otherwise consent in writing:

                  (a) Reporting Requirements. Furnish to each Agent and each Senior Lender:

                           (i)      as soon as available and in any event within
45 days after the end of each of the first three fiscal quarters of each Fiscal Year of the Parent commencing March 31, 2002, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agents and the Senior Lenders, subject to normal year-end adjustments;

                           (ii)     as soon as available, and in any event
within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and, in the case of such consolidated financial statements, accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized national standing selected by the Parent and satisfactory to the Agents in their reasonable business judgment (which opinion shall be without (A) a "going concern" or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.03, together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

                           (iii)    as soon as available, and in any event
within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing February 28, 2002, internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal periods, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agents and the Senior Lenders, subject to normal year-end adjustments; provided, however, that if the end of such fiscal month is also the end of a fiscal quarter or the end of a Fiscal Year, such report shall be delivered in accordance with Section 7.01(a)(i) or Section 7.01(a)(ii), as appropriate;

                           (iv)     simultaneously with the delivery of the
financial statements of the Parent and its Subsidiaries required by clauses (i),
(ii) and (iii) of this Section 7.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculations specified in
Section 7.03;

                           (v)      as soon as available and in any event within
15 days after the end of each fiscal month of the Parent and its Subsidiaries commencing February 28, 2002, reports in form and detail satisfactory to the Agents and certified by an Authorized Officer of the Administrative Borrower as being accurate and complete (A) listing all Accounts Receivable of the Designated Loan Parties as of such month end date, which shall include, prior to the implementation of the electronic collateral reporting system pursuant to
Section 7.01(q), a summary report of the amount of all Accounts Receivable more than 30, 60, 90 and 120 days old, and, after the implementation of the electronic collateral reporting system pursuant to Section 7.01(q), the amount and age of each Account Receivable, showing separately (by invoice and due date) those which are more than 30, 60, 90 and 120 days old and a description of all Liens, set-offs, defenses and counterclaims with respect thereto, together with a reconciliation of such schedule with the schedule delivered to the Agents pursuant to this clause (v)(A) for the immediately preceding fiscal month, the name and mailing address of each Account Debtor with respect to each such Account Receivable and such other information as any Agent may request, (B) listing all accounts payable of the Designated Loan Parties as of each such day which shall include the amount and age of each account payable, the name and mailing address of each account creditor and such other information as any Agent may request, (C) upon request by any Agent, a statement of the balance of each of the intercompany Accounts, (D) such information and reports relating to the Facilities as any Agent shall reasonably request from time to time, (E) with respect to the Rolling Stock of the Loan Parties, a certificate setting forth, as of the end of the previous fiscal month and for the portion of the Fiscal Year then ended, (1) a summary report of the Rolling Stock of the Loan Parties (differentiating with respect to Eligible Rolling Stock and all other Rolling Stock), indicating changes in value and depreciation amounts, (2) a list of Rolling Stock of the Designated Loan Parties purchased or otherwise acquired during such period, setting forth the following information: the date of acquisition, the manufacturer, the year made, the model, the vehicle identification number, the state in which it is licensed, the license number, the owner, state in which it is titled and the certificate of title or ownership identification number, together with a copy of the invoice, purchase order, registration or other document setting forth the vehicle identification number of such vehicle, which list shall supplement and update Schedule 5.01(d)(xxx),
(3) a list of Rolling Stock of the Designated Loan Parties sold or contracted for sale during such period, (4) the Dollar amount spent on such purchases or acquisitions during such period, (5) a report reconciling the records of the Loan Parties against the most recent report of the Rolling Stock Collateral Custodian with respect to the Rolling Stock and (6) any other information relating to the Rolling Stock as the Agents may reasonably request, (F) a schedule setting forth all outstanding Capitalized Lease Obligations (as defined in the Indenture) incurred under clause (i) of the second paragraph of Section
4.09 of the Indenture, (G) a schedule setting forth a reasonably detailed calculation of the amount of Indebtedness that may be incurred by the Parent and its Subsidiaries under subclause (i)(2) of the second paragraph of Section 4.09 of the Indenture, and (H) a schedule of borrowings and repayments under the Canadian Facility during the previous month;

                           (vi)     as soon as available and in any event by
Thursday of each week commencing with the first week ending after the Effective Date, a Borrowing Base Certificate, current as of the close of business on the Saturday of the immediately preceding week supported by schedules showing the derivation thereof and containing such detail and other information as any Agent may request from time to time, provided that (A) the Borrowing Base set forth in the Borrowing Base Certificate
(1) shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agents but not including the date on which a subsequent Borrowing Base Certificate is received by the Agents, unless any Agent disputes the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to the Administrative Borrower, (2) shall, with respect to setoffs, defenses, counterclaims or contras related to Accounts Receivable of the Designated Loan Parties, be updated not less frequently than monthly and (3) shall, with respect to Eligible Rolling Stock, be updated not less frequently than monthly and (B) in the event of any dispute about the eligibility of any property included in the calculation of the Borrowing Base or the valuation thereof, such Agent's good faith judgment shall control;

                           (vii)    (A) on or before December 15th of each year,
financial projections, supplementing and superseding the financial projections for such period referred to in Section 6.01(g)(ii)(A), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and (B) for Fiscal Year 2002, on or before thirty days prior to the end of the second and third fiscal quarter of such Fiscal Year and for each of the first three fiscal quarters of all subsequent Fiscal Years, financial projections, supplementing and superseding the financial projections for such period referred to in Section 6.01(g)(ii)(B), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agents, for each remaining quarterly period in such Fiscal Year, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;

                           (viii) promptly after submission to
any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

                           (ix)     as soon as possible, and in any event within
3 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

                           (x)      (A) as soon as possible and in any event
within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the appropriate Governmental Authority if requested by any Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

                           (xi)     as soon as possible and in any event within
10 days after any Loan Party knows or has reason to know that (A) a notice from any Person questioning or challenging the compliance of the Canadian Plans with
(1) the terms thereof (2) all applicable Canadian laws and regulations or (3) any applicable Collective Bargaining Agreement (other than in respect of any claim related solely to that Person) has been delivered to any Loan Party or to a Governmental Authority; (B) a contribution or premium required to be paid to or in respect of the Canadian Plans has not been paid in accordance with the terms thereof, all applicable Canadian laws and regulations, or any applicable Collective Bargaining Agreement or that taxes or material penalties or fees are owing or exigible under the Canadian Plans; (C) an investigation, litigation, administrative or other proceeding, action, suit or claim (other than routine claims for benefits) is pending or written notice thereof is threatened involving the Canadian Plans or its assets; (D) an event (other than as described on Schedule 6.01(i)) has occurred respecting any Canadian Plan which would entitle any Person (without the consent of the Loan Party) to wind-up or terminate any Canadian Plan in whole or in part, or which could, reasonably be expected to adversely affect the tax status thereof; (E) a going concern unfunded actuarial liability, past service unfunded liability or solvency deficiency respecting any Canadian Plan that is registered pension plan is disclosed by any actuarial valuation for such Canadian Plan whether or not such valuation is filed with a Governmental Authority; (F) there has been a withdrawal, or transfer of assets, from the Canadian Plans, other than benefit payments or payment of permitted expenses or other legally valid withdrawals, payments or transfers made in accordance the applicable laws the Loan Parties shall provide to the Agents a certificate of an Authorized Officer of the Loan Parties setting forth the details of such event and the action which is proposed to be taken with respect thereto, together with any notice or filing which may be required with respect to such event;

                           (xii)    promptly after the commencement thereof but
in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which is reasonably be expected to have a Material Adverse Effect;

                           (xiii)   as soon as possible and in any event within
5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract (including, without limitation, the Indenture and any document related to the Canadian Facility) and notice and copies of any amendments or modifications to any Material Contract and the Canadian Facility;

                           (xiv)    as soon as possible and in any event within
5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party;

                           (xv)     promptly after the sending or filing
thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness for borrowed money or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

                           (xvi)    promptly upon receipt thereof, copies of all
financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

                           (xvii)   at the earlier of (x) the delivery of the
financial statements required to be delivered pursuant to Section 7.01(a)(i) after the end of each fiscal quarter of the Parent and (y) the date upon which the Net Book Value of Rolling Stock of the Designated Loan Parties purchased, acquired or otherwise obtained during the period since the latest delivery pursuant to this clause (xvii) exceeds $250,000, the originals of all certificates of title or ownership for such Rolling Stock, and duly executed and completed title or ownership applications with appropriate state agencies to enable such Rolling Stock to be retitled with the Collateral Agent listed as a lienholder thereof and an updated Schedule 5.01(xxx), which Schedule shall include for all Rolling Stock of the Designated Loan Parties information with respect to the manufacturer, the year made, the model, the vehicle identification number, the state in which it is licensed, the license number, the owner, state in which it is titled and the certificate of title or ownership identification number; and

                           (xviii)  promptly upon request, such other
information concerning the condition or operations, financial or otherwise, of any Loan Party as any Agent may from time to time may reasonably request.

                  (b)      Additional Guaranties and Collateral Security. Cause:

                           (i)      each Loan Party's Subsidiary that is a
Designated Loan Party not in existence on the Effective Date or each Loan Party's Subsidiary that becomes a Designated Loan Party, to execute and deliver to the Collateral Agent promptly and in any event within 3 days after the formation, acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement together with (x) certificates evidencing all of the Capital Stock of any Person owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien on such real property, a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor's certificate (to the extent otherwise available), each in form and substance satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may require whether comparable to the documents required under Section 7.01(n) or otherwise, (E) any Canadian Security Documents, if applicable, and (F) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement, Pledge Agreement, Mortgage or Canadian Security Document or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; provided, however, that to the extent any such Subsidiary is organized or formed under the laws of a jurisdiction other than the United States of America or Canada, the Parent shall not be required to deliver the foregoing documents if the Parent provides written certification stating that if such Subsidiary were to become a Designated Loan Party, it would be materially disadvantageous to the Loan Parties from a tax perspective;

                           (ii)     each owner of the Capital Stock of any such
Subsidiary to execute and deliver promptly and in any event within 3 Business Days after the formation or acquisition of such Subsidiary a Pledge Agreement, as applicable, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Collateral Agent; provided, however, that to the extent any such Subsidiary is organized or formed under the laws of a jurisdiction other than the United States of America or Canada and the Borrowers provide written certification stating that a pledge of 100% of the Capital Stock of such Subsidiary would be materially disadvantageous to the Loan Parties from a tax perspective, a pledge of the Capital Stock of such Subsidiary will be limited to sixty-six percent (66%) of the Capital Stock of such Subsidiary; and

                           (iii)    each "Guarantor" (as such term is defined in
the Indenture) to become a Guarantor hereunder and execute and deliver such agreements, documents and other instrument as required at such time it becomes a "Guarantor" under the Indenture.

                  (c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders (including, without limitation, all Environmental Laws and Motor Vehicle Laws), such compliance to include, without limitation,
(i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

                  (d) Preservation of Existence, Etc. Subject to Section 7.02(c), maintain and preserve, and cause each of its Subsidiaries that is a Designated Loan Party to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries that is a Designated Loan Party to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary and where the failure to be so qualified and in good standing is reasonably expected to have a Material Adverse Effect.

                  (e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries that is a Designated Loan Party to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

                  (f)      Inspection Rights.

                           (i)      Permit, and cause each of its Subsidiaries
to permit, the agents and representatives of any Agent at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I and Phase II Environmental Site Assessments or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. The Borrowers agree to pay the reasonable cost of such audits, appraisals, assessments or examinations.

                           (ii)     Permit and assist the Agents to conduct, not
less frequently than two times each calendar year, an appraisal of the Rolling Stock of the Designated Loan Parties, which appraisal shall be conducted by a qualified independent third party satisfactory to the Agents in order to determine the Orderly Liquidation Values of such Rolling Stock which value will be used in calculating the Borrowing Base on the date such appraisal is issued and received by the Agents until such time as a subsequent appraisal is conducted, issued and received by the Agents pursuant to this Section 7.01(f)(ii).

                  (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries that is a Designated Loan Party to maintain and preserve, all of its properties which are necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries that is a Designated Loan Party to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, unless the Designated Loan Party would be able to replace such lease without material cost or disruption to its business.

                  (h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Collateral Agent. All property or casualty policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Collateral Agent may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid for a period of one month (which premium may be financed to the extent permitted by the terms of this Agreement) with the loss payable and additional insured endorsement in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days' prior written notice to the Collateral Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Collateral Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

                  (i) Obtaining of Permits, Etc. (i) Obtain, maintain and preserve, and cause each of its Subsidiaries that is a Designated Loan Party to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business and which if not obtained, maintained or preserved is reasonably likely to have a Material Adverse Effect.

                           (ii)     Cause all Rolling Stock, now owned or
hereafter acquired by any Designated Loan Party, which, under applicable law, is required to be registered, to be properly registered (including, without limitation, the payment of all necessary taxes and receipt of any applicable permits) in the name of such Designated Loan Party and cause all Rolling Stock, now owned or hereafter acquired by any Designated Loan Party, the ownership of which, under applicable law (including, without limitation, any Motor Vehicle
Law), is evidenced by a certificate of title or ownership, to be properly titled in the name of such Designated Loan Party, with the Collateral Agent's Lien noted thereon.

                  (j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) within five (5) Business Days after becoming aware thereof, notify the Agents of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) provide the Agents with written notice within 10 days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which is reasonably likely to have a Material Adverse Effect and (v) defend, indemnify and hold harmless each Agent, each Lender and the L/C Issuer and all of their respective officers, directors, employees, attorneys, consultants and agents (each, an "Indemnitee"), from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, reasonable attorneys' and consultants' fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (1) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, in, under, originating from or emanating from any property at any time owned or operated by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (2) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Material on, in, under originating from or emanating from any property at any time owned or operated by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (3) any investigation, lawsuit brought or threatened, settlement reached or government order relating to the presence or Release of such Hazardous Materials on, in, under, originating from or emanating from any property owned or operated at any time by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (4) any violation of any Environmental Law by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), and/or (5) any Environmental Action filed against any Agent or any Lender in connection with the Loan Parties or any of its Subsidiaries (or its predecessors in interest or title); provided, that the Loan Parties shall not be obligated to indemnify or hold harmless any Indemnitee to the extent that any such claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses arise out of the gross negligence or willful misconduct of such Indemnitee.

                  (k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens any of the Collateral or any other property of any Loan Party and its Subsidiaries, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent, each Lender and the L/C Issuer the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (A) authorizes each Agent during the continuance of an Event of Default to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (B) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (C) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

                  (l)      Change in Collateral Location; Collateral Records.
(i) Give the Collateral Agent not less than 30 days' prior written notice of (x) any change in the location of any Collateral (or, in the case of the Rolling Stock, any change in the location where such Rolling Stock is based), other than to locations set forth on Schedule 7.01(l) and with respect to which the Collateral Agent has filed financing statements and otherwise fully perfected its Liens thereon and (y) any anticipated or actual relocations of Rolling Stock of the Designated Loan Parties from the United States into Canada for a period of more than 30 days, (ii) advise the Collateral Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries that is a Designated Loan Party to execute and deliver, to the Collateral Agent for the benefit of the Lenders from time to time, solely for the Collateral Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Collateral Agent may reasonably require, designating, identifying or describing the Collateral.

                  (m) Landlord Waivers; Collateral Access Agreements. Use commercially reasonable efforts to obtain at the time it enters into a lease for real property not occupied on the Effective Date or delivers possession of Collateral to Persons that did not have possession of Collateral on the Effective Date, a landlord's waiver from the landlord of such real property (which waiver may be contained in such lease) or a collateral access agreement from the Person that has possession of such Collateral, in form and substance reasonably satisfactory to the Collateral Agent.

                  (n) Fiscal Year. Cause the Fiscal Year of the Parent and its Subsidiaries to end on December 31 of each calendar year unless the Agents consent to a change in such Fiscal Year (and appropriate related changes to this Agreement).

                  (o) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee interest in any real property (wherever located) (each such interest being an "After Acquired Property") with a Current Value (as defined below) in excess of $500,000, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "Current Value"). The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below. Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall furnish within ten (10) days to the

Collateral Agent the following, each in form and substance satisfactory to the Collateral Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder,
(iii) a Title Insurance Policy, (iv) to the extent otherwise available, a survey of such real property, certified to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Collateral Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Collateral Agent by a company reasonably satisfactory to the Collateral Agent, and (vi) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require. The Borrowers shall pay all fees expenses, including reasonable attorneys' fees and expenses, all title insurance charges and premiums and all mortgage recording taxes, in connection with each Loan Party's obligations under this Section 7.01(n).

                  (p) Borrowing Base. Maintain all Revolving Loans and Letter of Credit Obligations in compliance with the then current Borrowing Base.

                  (q) Electronic Collateral Reporting System. Within 120 days after the Effective Date, cause to be established, a electronic collateral reporting system satisfactory in all respects to the Administrative Agent.

         Section 7.02 Negative Covenants. So long as any principal of or interest on any Senior Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Senior Obligation (whether or not due) shall remain unpaid or any Senior Lender shall have any Senior Commitment hereunder, the Parent shall not, and shall cause its Subsidiaries or the Designated Loan Parties, as applicable, not to, unless the Required Lenders shall otherwise consent in writing:

                  (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, to file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor (other than financing statements in favor of the Existing Lenders that will be terminated on or about the Effective Date and for which the Collateral Agent has received either termination statements required to be delivered pursuant to
Section 5.01(d)(xxiv)) or been authorized in writing to file termination statements, to sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof), to sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries (other than customary indemnification obligations with respect to sales of such property or assets) or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income, other than, as to all of the above, Permitted Liens; provided, that, no Liens shall be permitted on any assets included in the Borrowing Base other than the Liens of the Collateral Agent for the benefit of the Lenders.

                  (b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness. Notwithstanding the foregoing, Allied Canada shall not enter into the Canadian Facility unless the terms and conditions of such facility are acceptable to the Agents.

                  (c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries that is a Designated Loan Party to do any of the foregoing; provided, however, that

                           (i)      (A) any Subsidiary of the Parent that is not
a Loan Party may be merged, consolidated or dissolved into, or may transfer its assets to, any other Subsidiary of the Parent that is not a Loan Party, so long as (1) no other provision of this Agreement would be violated thereby and (2) the Parent gives the Agents written notice promptly after the consummation of such transaction; (B) (x) any Loan Party (other than a Designated Loan Party) may be merged, consolidated or dissolved into, or may transfer its assets to, any other Loan Party (other than a Designated Loan Party) and (y) any Designated Loan Party (other than the Borrowers) may be merged, consolidated or dissolved into, or may transfer its assets to, any other Designated Loan Party (other than the Borrowers), in each case, so long as (1) no other provision of this Agreement would be violated thereby, (2) such Loan Party gives the Agents at least 30 days' prior written notice of such transaction, (3) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, and (4) the Senior Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such transaction, and; and (C) any Subsidiary of the Parent may be merged, consolidated or dissolved into, or may transfer its assets to, any Loan Party, provided that (1) a Loan Party is the surviving entity, (2) in the case of a merger, consolidation or dissolution of, or transfer of assets by, a Subsidiary that is not a Loan Party into a Loan Party, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (3) in the case of a merger, consolidation or dissolution of, or transfer of assets by, a Subsidiary that is not a Designated Loan Party into a Designated Loan Party or by a Designated Loan Party into a Loan Party that is not a Designated Loan Party, the surviving entity will no longer be a Designated Loan Party for purposes of the definition of the terms "Borrowing Base", Eligible Accounts Receivable" and "Eligible Rolling Stock";

                           (ii)     any Loan Party and its Subsidiaries may (A)
sell Inventory in the ordinary course of business, (B) dispose of obsolete or worn-out equipment (other than Rolling Stock) in the ordinary course of business, (C) sell or otherwise dispose of other property or assets (other than any Accounts Receivable, Capital Stock, Rolling Stock or Facility of any Loan Party) for cash in an amount not less than the fair market value of such property or assets, (D) sell or otherwise dispose of Rolling Stock for cash in an amount not less than the fair market value of such Rolling Stock, (E) sell or otherwise dispose of the surplus Facilities set forth in Schedule 7.02(c)(ii) for cash for an amount for each such Facility of not less than the fair market value of such Facility and (F) sell or otherwise dispose of (including subleases of excess office space) surplus Facilities not set forth in Schedule 7.02(c)(ii); provided that (x) the Net Cash Proceeds of such Dispositions (1) in the case of clauses (B) and (C) above, do not exceed $1,500,000 in the aggregate in any twelve-month period, (2) in the case of clause (D) above, do not exceed $1,500,000 in the aggregate in any twelve-month period, and (3) in the case of clause (F) above (excluding any transaction that is a sublease of excess office space), do not exceed $1,500,000 in the aggregate in any twelve-month period, (y) in the case of clauses (C),
(D), (E) and (F), so long as, before and after giving effect to the transactions permitted thereby, there exists no continuing Event of Default and (z) in all cases, are paid to the Administrative Agent for the benefit of the Lenders pursuant to the terms of Section 2.05(c)(v) and applied pursuant to Section 2.05(d); and

                           (iii)    the Parent may in one or a series of
transactions sell, transfer or otherwise dispose of all of the Capital Stock of any Axis Entity or all or substantially all of the assets of any Axis Entity so long as (A) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to any such transaction, (B) no other provisions of this Agreement would be violated thereby, (C) the Administrative Borrower gives the Agents at least twenty (20) days' prior written notice of such sale, transfer or other disposition, except in connection with the sale of the Capital Stock of Axis Netherlands, C.V., in which case such notice shall be three (3) Business Days, (D) the Net Cash Proceeds of such sale, transfer or other disposition are applied in accordance with Section 2.05(d), and (E) to the extent the properties or assets (including, the Capital Stock) of the Axis Entities related to their North America operations are sold, transferred or otherwise disposed, the Net Cash Proceeds received by the Parent or any of its Subsidiaries are not be less than $5,000,000.

                  (d) Change in Nature of Business. Make, or permit any of its Subsidiaries or Haul Insurance to make, any change in the nature of its business as described in Section 6.01(l) carried on at the date hereof.

                  (e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries that are Designated Loan Parties to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on
Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof or investments by the Parent in Haul Insurance unless otherwise permitted under clause (iii) below, (ii) loans, advances and equity contributions by any Loan Party to any other Loan Party, provided that (A) in the case of loans and advances, such loans and advances are evidenced by an intercompany note that is pledged to the Collateral Agent pursuant to the terms of the Pledge Agreement and (B) in the case of any loan, advance or equity contribution to any Subsidiary that is not a Loan Party, if such loan, advance or equity contribution is not made in the ordinary course of business consistent with past practice to pay working capital expenses then due and payable, the Borrowers shall prepay the Senior Loans in an amount equal to such loan, advance or equity contribution made to the Subsidiary that is not a Loan Party, such prepayment to be made in accordance with the provisions of Section 4.04(b) of this Agreement, assuming for purposes of such prepayment that an Event of Default had occurred and was continuing, and the Total Revolving Credit Commitment shall be permanently reduced by an amount equal to such loan, advance, or equity contribution made to the Subsidiary that is not a Loan Party, (iii) investments by the Parent in Haul Insurance in a maximum aggregate amount not to exceed the amount of capital required to be maintained by Haul Insurance under the laws of the Cayman Islands, provided, that such investments shall be limited to the amount of capital required which arises from the insurance risks associated with the Parent and its Subsidiaries (and not insurance risks relating to third parties), and (iv) Permitted Investments.

                  (f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries that are Designated Loan Parties to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection
(g) of this Section 7.02 and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $20,000,000.

                  (g) Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed $31,200,000 for Fiscal Year 2002, $37,500,000 for Fiscal Year 2003, $54,000,000 for Fiscal Year 2004 and $9,000,000 for the first two months of Fiscal Year 2005.

                  (h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, that (x) a

Subsidiary of the Parent may pay dividends and other distributions to the Parent or to another Subsidiary of the Parent that is the owner of the Capital Stock of the Subsidiary paying such dividend or other distribution, provided, further, that, if the payment of a dividend or distribution to a Subsidiary that is not a Designated Loan Party would result in a Default or an Event of Default or is made at a time when a Default or Event of Default has otherwise occurred and is continuing, the Borrowers shall prepay the Senior Loans in an amount equal to such dividend or other distribution made to the Subsidiary that is not a Designated Loan Party, such prepayment to be made in accordance with the provisions of Section 4.04(b) of this Agreement, and the Total Revolving Credit Commitment shall be permanently reduced by an amount equal to such dividend or other distribution made to the Subsidiary that is not a Designated Loan Party,
(y) the Parent may pay dividends in the form of common Capital Stock and (z) the Parent or any of its Subsidiaries may, in the ordinary course of business consistent with past practice, charge management fees or expenses then due and payable to any of its other Subsidiaries for the payment of services rendered by the Parent or such Subsidiary to such other Subsidiary of the Parent.

                  (i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

                  (j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party and (iii) transactions permitted by Section 7.02(e).

                  (k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries,
(ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict:

                           (A)      this Agreement and the other Loan Documents;

                           (B)      any agreements in effect on the date of this
Agreement and described on Schedule 7.02(k);

                           (C)      any applicable law, rule or regulation
(including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

                           (D)      in the case of clause (iv), any agreement
setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets;

                           (E)      in the case of clause (iv), any agreement,
instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto;

                           (F)      in the case of clause (i), in the absence of
an Event of Default, the limitation contained in this Section shall not apply to any Subsidiary of the Parent to the extent such limits are not permitted by the terms of the Indenture; or

                           (G)      in the case of clause (iv), customary
restrictions in asset or stock sale agreements limiting transfer of such assets or stock pending the closing of such sale.

                  (l) Limitation on Issuance of Capital Stock. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants; provided that the Parent may issue shares of its common stock.

                  (m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries' Indebtedness for borrowed money or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness for borrowed money if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the Final Senior Loan Maturity Date on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Agents, the Senior Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Senior Obligations and intercompany Indebtedness to the extent permitted under Section 7.02(e)(ii), make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness for borrowed money (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for borrowed money for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness for borrowed money as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing prior to the payment in full of all Senior Obligations, or (iii) except as permitted by Section 7.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN, (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders' agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, or (v) cause or permit (1) any Indebtedness other than the Indebtedness under this Agreement to be designated as "Permitted Debt" under clause (i) the second paragraph of Section
4.09 of the Indenture or (2) more than an amount equal to (A) $202,250,000 plus all outstanding Capital Lease Obligations (as defined in the Indenture) incurred under such clause (i) to exceed the greater of (x) $230,000,000 and (y) an amount equal to the amount of Indebtedness permitted to be incurred under subclause (i)(2) of the second paragraph of Section 4.09 of the Indenture.

                  (n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

                  (o) Compromise of Accounts Receivable. Compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries that are Designated Loan Parties to do so other than, provided no Event of Default has occurred and is continuing, in the ordinary course of its business; provided, however, in no event shall any such discount, allowance or credit exceed 2% of the amount of such Account Receivable and no such extension of the time for payment extend beyond 30 days from the original due date thereof.

                  (p) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in
Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of
Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law;
(iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

                  (q) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws, except where the failure to so comply is not reasonably expected to result in a Material Adverse Effect.

                  (r) Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract.

         Section 7.03 Financial Covenants. So long as any principal of or interest on any Senior Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Senior Obligation (whether or not due) shall remain unpaid or any Senior Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

                  (a) Leverage Ratio. Permit the ratio of (i) the outstanding principal amount of all Senior Loans and Capitalized Lease Obligations of the Parent and its Subsidiaries as of the last day of the month set forth below to (ii) Consolidated EBITDA of the Parent and its Subsidiaries for the twelve (12) consecutive months ending on the month set forth below to be greater than the applicable ratio set forth below:

         Month                                            Leverage Ratio
         -----                                            --------------
         February 2002                                       3.80:1.0
         March 2002                                          2.75:1.0
         April 2002                                          2.70:1.0
         May 2002                                            2.50:1.0
         June 2002                                           2.00:1.0
         July 2002                                           2.00:1.0
         August 2002                                         2.00:1.0
         September 2002                                      1.85:1.0
         October 2002                                        1.75:1.0
         November 2002                                       1.75:1.0
         December 2002                                       1.75:1.0
         January 2003                                        1.75:1.0
         February 2003                                       1.75:1.0
         March 2003                                          1.50:1.0
         April 2003                                          1.50:1.0
         May 2003                                            1.50:1.0
         June 2003 and for each month thereafter             1.25:1.0

                  (b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio of the Parent and its Subsidiaries for the twelve (12) consecutive months ending on the month set forth below to be less than the ratio set forth opposite such date:

         Month                                                       Fixed Charge Coverage Ratio
         -----                                                       ---------------------------
         February 2002                                                        0.47:1.0
         March 2002                                                           0.61:1.0
         April 2002                                                           0.70:1.0
         May 2002                                                             0.76:1.0
         June 2002                                                            0.81:1.0
         July 2002                                                            0.82:1.0
         August 2002                                                          0.86:1.0
         September 2002                                                       0.84:1.0
         October 2002                                                         0.85:1.0
         November 2002                                                        0.88:1.0
         December 2002                                                        0.88:1.0
         January 2003                                                         0.90:1.0
         February 2003                                                        0.93:1.0
         March 2003                                                           0.96:1.0
         April 2003                                                           0.98:1.0
         May 2003                                                             1.00:1.0
         June 2003                                                            0.97:1.0
         July 2003                                                            0.98:1.0
         August 2003                                                          0.98:1.0
         September 2003                                                       0.96:1.0
         October 2003                                                         0.97:1.0
         November 2003                                                        0.97:1.0
         December 2003 and for each month thereafter                          0.94:1.0

                  (c) Consolidated EBITDA. Permit Consolidated EBITDA of the Parent and its Subsidiaries for the twelve (12) consecutive months ending on the month set forth below to be less than the applicable amount set forth below:

         Month                                                        Consolidated EBITDA
         -----                                                        -------------------
         February 2002                                                    $30,600,000
         March 2002                                                       $39,500,000
         April 2002                                                       $42,225,000
         May 2002                                                         $45,400,000
         June 2002                                                        $49,265,000
         July 2002                                                        $50,760,000
         August 2002                                                      $53,870,000
         September 2002                                                   $54,270,000
         October 2002                                                     $56,150,000
         November 2002                                                    $58,330,000

         Month                                                        Consolidated EBITDA
         -----                                                        -------------------
         December 2002                                                    $60,000,000
         January 2003                                                     $61,595,000
         February 2003                                                    $63,325,000
         March 2003                                                       $65,235,000
         April 2003                                                       $66,835,000
         May 2003                                                         $67,975,000
         June 2003                                                        $68,400,000
         July 2003                                                        $68,500,000
         August 2003                                                      $68,700,000
         September 2003                                                   $69,385,000
         October 2003                                                     $69,865,000
         November 2003 and for each month thereafter                      $70,000,000

                  (d) Excess Cash. Accumulate or maintain cash in deposit and/or securities bank accounts (in excess of checks outstanding against such accounts, amounts necessary to meet minimum balance requirements and amounts in the accounts set forth in Schedule 8.01), Cash Equivalents or Permitted Investments in an aggregate amount in excess of (i) $3,000,000 with respect to Loan Parties organized in the United States, (ii) the Dollar Equivalent of $500,000 with respect to Loan Parties organized in Canada (excluding accounts in which the Administrative Agent has dominion and control), and (iii) $1,500,000 with respect to any Subsidiaries of the Parent that are not Loan Parties, in each case for a period of more than three (3) consecutive Business Days.

                                  ARTICLE VIII

                      MANAGEMENT, COLLECTION AND STATUS OF
                    ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

         Section 8.01 Collection of Accounts Receivable; Management of Collateral. (a)(i) On or prior to the Effective Date, the Loan Parties other than the Canadian Loan Parties shall assist the Administrative Agent in (A) establishing, and, during the term of this Agreement, maintaining one or more lockboxes in the name of the Administrative Agent and identified on Schedule
8.01 hereto (collectively, the "Lockboxes") with the financial institutions set forth on Schedule 8.01 hereto or such other financial institutions selected by the Loan Parties and acceptable to the Administrative Agent in its sole discretion (each being referred to as a "Lockbox Bank"), (B) establishing, and during the term of this Agreement, maintaining an account (a "Collection Account" and, collectively, the "Collection Accounts") in the name of the Administrative Agent with each Lockbox Bank, and (C) establishing, and during the term of this Agreement, maintaining the Depository Accounts set forth in
Schedule 8.01 or such other Depository Accounts after the Effective Date, all in the name of the Administrative Agent, which will be subject to a depository account agreement and with a depository bank satisfactory to the Administrative Agent. The Loan Parties other than the Canadian Loan Parties shall irrevocably instruct their Account Debtors, with respect to Accounts Receivable of such Loan Parties, to remit all payments to be made by checks or other drafts to the Lockboxes and/or the Depository

Accounts and to remit all payments to be made by wire transfer or by Automated Clearing House, Inc. payment as directed by the Administrative Agent and shall instruct each Lockbox Bank to deposit all amounts received in its Lockbox to the Collection Account at such Lockbox Bank on the day received or, if such day is not a Business Day, on the next succeeding Business Day. Until the Administrative Agent has advised the Borrowers to the contrary after the occurrence and during the continuance of an Event of Default, the Loan Parties other than the Canadian Loan Parties may and will enforce, collect and receive all amounts owing on the Accounts Receivable of such Loan Parties for the Administrative Agent's benefit and on the Administrative Agent's behalf, but at the Loan Parties' expense; such privilege shall terminate, at the election of any Agent, upon the occurrence and during the continuance of an Event of Default. All Collections received directly by the Loan Parties from any of their Account Debtors, as proceeds from Accounts Receivable of the Loan Parties, or as proceeds of any other Collateral, shall be held by the Loan Parties in trust for the Agents and the Lenders and upon receipt be deposited by the Loan Parties in original form and no later than the next Business Day after receipt thereof into a Collection Account or a Depository Account. The Loan Parties shall not commingle such collections with their own funds or the funds of any of their Subsidiaries or Affiliates or with the proceeds of any assets not included in the Collateral. The Administrative Agent shall charge the Loan Account on the last day of each month with two (2) collection days for all such Collections. All funds received in the Collection Account or a Depository Account shall be sent by wire transfer or Automated Clearing House, Inc. payment to the Administrative Agent's Account for application at the end of each Business Day to reduce the then principal balance of the Revolving Loans or as otherwise to be applied in accordance with Section 2.05(d), conditional upon final payment to the Administrative Agent. No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such checks, drafts or instruments have actually been collected.

                           (ii)     Each Canadian Entity shall (A) establish,
and thereafter maintain, one or more depository and/or operating accounts, under the dominion and control of the Administrative Agent and otherwise satisfactory to Administrative Agent, in respect of each of its Collections and (B) instruct all of their Account Debtors to remit all such Collections to such depository accounts and/or operating accounts. Each Canadian Entity at all times promptly shall deposit or cause to be deposited (including by electronic funds transfers) all Collections into such accounts that are received by such Canadian Entity from any source promptly, and in any event no later than the first Business Day after the date of receipt thereof. Subject to the next sentence, each Canadian Entity may use the funds on deposit in its foreign bank accounts for its working capital purposes. In addition, during the continuance of an Event of Default, the Administrative Agent shall have the right to convert all non-Dollar denominated balances in each Canadian Entity's Canadian bank accounts into Dollars (at the Borrowers' sole expense) and cause all amounts in such bank accounts to be wired into a Collection Account or other bank accounts subject to a control agreement, in form and substance satisfactory to the Administrative Agent, and then wired from such bank accounts to the Administrative Agent's Account. The arrangements contemplated in this Section 8.01(a) shall not be modified by any Loan Party without the prior written consent of the Administrative Agent.

                  (b) After the occurrence and during the continuance of an Event of Default, the Collateral Agent may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Collateral Agent shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto. The Designated Loan Parties shall not, without prior written consent of the Collateral Agent, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, in the absence of a continuing Event of Default, as permitted by Section 7.02(o).

                  (c) Each Designated Loan Party hereby appoints each Agent or its designee on behalf of such Agent as the Designated Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Designated Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Designated Loan Party's name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Designated Loan Party to such address as such Agent may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans, Reimbursement Obligations, Letter of Credit Obligations and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

                  (d) Nothing herein contained shall be construed to constitute any Agent as agent of any Loan Party for any purpose whatsoever, and the Agents shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agents, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to any Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

                  (e) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, each Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor. The Borrowers shall notify the Agents if any Account

Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agents shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

                  (f) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agents and the Senior Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

         Section 8.02 Accounts Receivable Documentation. The Designated Loan Parties will at such intervals as the Agents may reasonably require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agents and furnish such further schedules and/or information as any such Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Administrative Borrower shall notify the Agents of any non-compliance in respect of the representations, warranties and covenants contained in Section 8.03. The items to be provided under this Section 8.02 are to be in form reasonably satisfactory to the Agents and are to be executed and delivered to the Agents from time to time solely for their convenience in maintaining records of the Collateral. The Designated Loan Parties' failure to give any of such items to the Agents shall not affect, terminate, modify or otherwise limit the Collateral Agent's Lien on the Collateral. The Designated Loan Parties shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Designated Loan Parties' industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agents and providing the Agents with a copy of such re-billing, identifying the same as such. If any Designated Loan Party becomes aware of anything materially detrimental to any of the Designated Loan Parties' customers' credit, the Administrative Borrower will promptly advise the Agents thereof.

         Section 8.03 Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Designated Loan Party at the time the Collateral becomes subject to the Collateral Agent's Lien, each Designated Loan Party covenants, represents and warrants: (a) such Designated Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Collateral Agent for the benefit of the Lenders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) each Eligible Account Receivable shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of goods sold or services rendered by such Designated Loan Party; (c) no Eligible Account Receivable shall be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in such Designated Loan Party's business and as otherwise disclosed to the Agents, and each Account Receivable will be paid when due; (d) none of the transactions underlying or giving rise to any Account Receivable shall violate any applicable state or federal laws or regulations (including, without limitation, any Motor Vehicle Laws), and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Designated Loan Party at or before the time such Account Receivable is created; (f) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be;
(g) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Account Receivable shall be genuine and all signatories and endorsers shall have full capacity to contract;
(h) such Designated Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agents shall reasonably require; (i) such Designated Loan Party shall immediately notify the Agents if any Account Receivable arises out of contracts with any Governmental Authority, and will execute any instruments and take any steps required by the Agents in order that all monies due or to become due under any such contract shall be assigned to the Collateral Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (j) such Designated Loan Party will, immediately upon learning thereof, report to the Agents any material loss or destruction of, or substantial damage to, any of the Collateral, and any other matters affecting the value, enforceability or collectibility of any of the Collateral; (k) if any amount payable under or in connection with any Account Receivable is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Collateral Agent for the benefit of the Lenders as additional Collateral; (l) such Designated Loan Party shall not re-date any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of its business and in the industry; and (m) such Designated Loan Party is not and shall not be entitled to pledge any Agent's or any Senior Lender's credit on any purchases or for any purpose whatsoever.

         Section 8.04 Collateral Custodian. (a) Without limiting the Agents' or the Lenders' rights with respect to the Collateral, the Collateral Agent has implemented an arrangement, on terms and pursuant to written agreements in form and substance satisfactory to the Collateral Agent, pursuant to which a third party collateral custodian or agent, acceptable to the Collateral Agent (together with any substitute or supplemental collateral custodian or agent, the "Rolling Stock Collateral Custodian") has been engaged, at the expense of the Borrowers, to hold physical possession of original certificates of title or ownership, vehicle registrations and other similar instruments and documents with respect to the Rolling Stock included in the Collateral, upon which certificates of title or ownership the Collateral Agent's Liens shall be noted, and pursuant to which arrangements, on terms and conditions satisfactory to the Collateral Agent, the Rolling Stock Collateral Custodian will, among other things, monitor and render reports to the Agents regarding the acquisition and disposition of such Rolling Stock by the Loan Parties as permitted by this Agreement, and receive and maintain documentation evidencing compliance with vehicle titling and registration requirements under applicable law (including, without limitation, all Motor Vehicle Law), and will assist and cooperate with the Collateral Agent in making the necessary arrangements for such Liens and any releases thereof with respect to the dispositions of Rolling Stock permitted under this Agreement.

                  (b) Upon the occurrence and during the continuance of any Default or Event of Default, the Collateral Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Collateral Agent who shall have full authority to do all acts necessary to protect the Agents' and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Collateral Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Collateral Agent by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

                                   ARTICLE IX

                                EVENTS OF DEFAULT

         Section 9.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

                  (a) any Borrower shall fail to pay any principal of or interest on any Loan, any Agent Advance, any Reimbursement Obligation or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

                  (b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to any Agent, any Lender or the L/C Issuer pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

                  (c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in (i) clauses (a), (b), (c), (d), (f), (h),
(j), (l), (m), (n), (o), (p), (q) or (r) of Section 7.01, Section 7.02 or
Section 7.03 or Article VIII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party, any Pledge Agreement to which it is a party, any Mortgage to which it is a party or any Canadian Security Document to which it is a party or (ii) clauses (e), (g), (i) or (k) of Section 7.01 and such failure, if capable of being remedied, shall remain unremedied for 5 days, after the earlier of the date a senior officer of any Loan Party shall become aware of such failure and the date written notice of such default shall have been given by any Agent or Lender to such Loan Party;

                  (d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and
(c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

                  (e) any Loan Party shall fail to pay any principal of or interest on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $1,000,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such

Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

                  (f) any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally,
(iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

                  (g) any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

                  (h) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

                  (i) any Security Agreement, any Pledge Agreement, any Mortgage, any Canadian Security Document or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Senior Lenders on any Collateral purported to be covered thereby;

                  (j) one or more judgments or orders for the payment of money exceeding $500,000 in the aggregate shall be rendered against any Loan Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this subsection (j) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order;

                  (k) Allied Systems or Allied Canada individually is, or the Loan Parties (taken as a whole) are, enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its or their business for more than fifteen (15) days;

                  (l) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

                  (m) any cessation of a substantial part of the business of Allied Systems or Allied Canada, individually, or the Loan Parties (taken as a whole) for a period which materially and adversely affects the ability of such Person or Persons to continue its or their business on a profitable basis;

                  (n) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

                  (o) the indictment, or the threatened indictment of any Loan Party under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Loan Party;

                  (p) any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $1,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party's or any of its ERISA Affiliates' annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $1,000,000;

                  (q) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $1,000,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of
ERISA or Section 4971 or 4975 of the Code, the liability is in excess of such amount);

                  (r) any Loan Party shall be liable for any Environmental Liabilities or Costs the payment of which could reasonably be expected to have a Material Adverse Effect;

                  (s) an event of default shall exist or occur under any agreement, instrument or other document related to the Canadian Facility;

                  (t)      a Change of Control shall have occurred;

                  (u) AH Industries ceases to be treated as a non-resident owned investment corporation for Canadian income tax purposes unless AH Industries either ceases to exist or becomes a Guarantor within thirty (30) days of the cessation of such treatment and no other Default or Event of Default shall have occurred and be continuing;

                  (v) (i) a contribution or premium required to be paid to or in respect of any Canadian Plan is not paid in accordance with the terms thereof, all applicable Canadian laws and regulations, or any applicable Collective Bargaining Agreement or taxes, penalties or fees are owing or exigible under the Canadian Plans beyond the date permitted for payment of same;
(ii) an investigation, litigation, administrative or other proceeding, action, suit or claim (other than routine claims for benefits) is commenced or instituted involving any Canadian Plan or its assets; (iii) the occurrence of an event with respect to the Canadian Plans which would entitle any Person (without the consent of the Loan Party) to wind-up or terminate any Canadian Plan, in whole or in part, or which could adversely affect the tax status thereof; (iv) any actuarial valuation for any Canadian Plan, whether or not such valuation is filed with a Governmental Authority discloses a going concern unfunded actuarial liability, past service unfunded liability or solvency deficiency in an amount in excess of $1,000,000; or (v) the occurrence of a withdrawal or transfer of assets from the Canadian Plans, other than benefit payments or permitted expenses or other legally valid withdrawals, transfers or payments made in accordance with the applicable laws;

                  (w) a Subordinated Term Loan D Event of Default shall have occurred; or

                  (x) an event or development occurs which could reasonably be expected to have a Material Adverse Effect;

         then, and in any such event, the Collateral Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate all or any portion of the Senior Commitments, whereupon all Senior Commitments shall terminate immediately, (ii) declare all or any portion of the Senior Loans and Reimbursement Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Senior Loans and Reimbursement Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents (other than any Subordinated Obligation) shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01, without any notice to any Loan Party or any other Person or any act by any Agent or any Senior Lender, all Senior Commitments shall automatically terminate and all Senior Loans and Reimbursement Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party. Upon demand by the Administrative Agent after the occurrence and during the continuation of any Event of Default, the Borrowers shall deposit with the Administrative Agent with respect to each Letter of Credit then outstanding cash in an amount equal to the greatest amount for which such Letter of Credit may be drawn. Such deposits shall be held by the Administrative Agent in an account under the sole and exclusive control of the Administrative Agent for the benefit of the Administrative Agent and/or the L/C Issuer as security for, and to provide for the payment of, the Letter of Credit Obligations.

                                   ARTICLE X

                                     AGENTS

         Section 10.01 Appointment. Each Senior Lender (and each subsequent maker of any Senior Loan by its acceptance thereof) hereby irrevocably appoints and authorizes the Administrative Agent and each Lender (and each subsequent maker of any Loan or any Subordinated Term Loan D by its acceptance thereof) hereby irrevocably appoints and authorizes the Collateral Agent to perform the duties of each such Agent as set forth in this Agreement including: (i) to receive on behalf of each Senior Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Senior Lenders and paid to such Agent, and, subject to
Section 2.02 of this Agreement, to distribute promptly to each Senior Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Senior Lender copies of all material notices and agreements received by such Agent and not required to be delivered to each Senior Lender pursuant to the terms of this Agreement, provided that the Agents shall not be required to deliver copies of any such notices and agreements received by the Agents to the Subordinated Term Loan D Lenders and shall not have any liability to the Senior Lenders for any Agent's inadvertent failure to distribute any such notices or agreements to the Senior Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Senior Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Senior Loans and Agent Advances, for such Agent or on behalf of the applicable Senior Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by such Agent of the rights and remedies specifically authorized to be exercised by such Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 10.03 of this Agreement, to take such action as such Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to such Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agents shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the L/C Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agents shall not be required to take any action which, in the reasonable opinion of any Agent, exposes such Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

         Section 10.02 Nature of Duties. The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agents shall be mechanical and administrative in nature. The Agents shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agents any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agents shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into their possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Senior Lender, each Agent shall provide to such Senior Lender any documents or reports delivered to such Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If any Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, such Agent shall send notice thereof to each Senior Lender. Each Agent shall promptly notify each Senior Lender any time that the Required Lenders have instructed such Agent to act or refrain from acting pursuant hereto.

         Section 10.03 Rights, Exculpation, Etc. The Agents and their directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agents (i) may treat the payee of any Loan or transferee of any Subordinated Term Loan D Note as the owner thereof until the

Agents receive written notice of the assignment or transfer thereof, pursuant to
Section 12.07 hereof or Annex 5, signed by such payee or transferee and in form satisfactory to the Collateral Agent; (ii) may consult with legal counsel (including, without limitation, counsel to any Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts;
(iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Collateral Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agents be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agents shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 4.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agents may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agents are permitted or required to take or to grant, and if such instructions are promptly requested, the Agents shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until they shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

         Section 10.04 Reliance. Each Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

         Section 10.05 Indemnification. To the extent that any Agent or the L/C Issuer is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify such Agent and the L/C Issuer from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Agent or the L/C Issuer in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by such Agent or the L/C Issuer under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 10.08; provided, however, that (i) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from such Agent's or the L/C Issuer's gross negligence or willful misconduct and (ii) no Subordinated Term Loan D Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements not arising from or relating to the Collateral or otherwise arising from or relating to the Collateral Agent's capacity or duties as Collateral Agent. The obligations of the Lenders under this Section 10.05 shall survive the payment in full of the Loans and the termination of this Agreement.

         Section 10.06 Agents Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, each Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Senior Lender or maker of a Senior Loan. The terms "Lenders", "Senior Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity as a Senior Lender or one of the Required Lenders. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as an Agent pursuant hereto without any duty to account to the other Lenders.

         Section 10.07 Successor Agent. (a) Each Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days' prior written notice to the Administrative Borrower and each Senior Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

                  (b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent's resignation hereunder as an Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Loan Documents.

                  (c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the other Agent shall then appoint a successor Agent who shall serve as an Agent until such time, if any, as the Required Lenders, with the consent of the other Agent, appoint a successor Agent as provided above.

                  (d) Upon the occurrence of the Senior Facility Termination Date, each of the Agents agrees to resign and, immediately upon such resignation, the Subordinated Term Loan D Lenders (or their designee) shall automatically and without further action be appointed the successor Agents. Nothing contained in this clause (d) shall be construed to limit or eliminate either Agent's right to resign as an Agent in accordance with this Section 10.07.

         Section 10.08 Collateral Matters.

                  (a) Any Agent may from time to time make such disbursements and advances ("Agent Advances") which any Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to preserve or protect the likelihood or maximize the amount of repayment by the Borrowers of the Senior Loans, Reimbursement Obligations, Letter of Credit Obligations and other Senior Obligations and, after the Senior Facility Termination Date, the Subordinated Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 12.04. The Agent Advances shall be repayable on demand and be secured by the Collateral and shall bear interest at a rate per annum equal to rate of interest then applicable to the Term Loan B. The Agent Advances shall constitute Senior Obligations hereunder which may be charged to the Loan Account in accordance with Section 4.02. The Agent making such Agent Advance shall notify the other Agent and each Senior Lender and the Borrowers in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 10.05, each Senior Lender agrees that it shall make available to the Agent making such Agent Advance, upon such Agent's demand, in Dollars in immediately available funds, the amount equal to such Senior Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent making such Agent Advance by such Senior Lender, such Agent shall be entitled to recover such funds on demand from such Senior Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

                  (b) The Lenders hereby irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral constituting property being sold or disposed of in the ordinary course of any Loan Party's business and in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Senior Lenders; provided, however, that prior to the occurrence of the Senior Facility Termination Date, the Collateral Agent may only release the Liens on the Collateral to the extent the Liens on such Collateral are released both with respect to the Senior Obligations and the Subordinated Obligations. Upon request by the Collateral Agent at any time, the Lenders will confirm in writing the Collateral Agent's authority to release particular types or items of Collateral pursuant to this Section 10.08(b). To the maximum extent permitted by law, the Subordinated Term Loan D Lenders waive any right to assert that any release, sale, transfer or other disposition of any Collateral by the Collateral Agent was not made on commercially reasonable terms. If the Senior Obligations are repaid in full in cash from cash generated from the operations of the Parent and its Subsidiaries at a time when there exists no Default or Event of Default and all or a portion of the Subordinated Obligations remain outstanding, upon the occurrence of the Senior Facility Termination Date the Collateral Agent will not release the Liens on the Collateral securing the Subordinated Obligations.

                  (c) Without in any manner limiting the Collateral Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section

10.08(b)), each Lender agrees to confirm in writing, upon request by the Collateral Agent, the authority to release Collateral conferred upon the Collateral Agent under Section 10.08(b). Upon receipt by the Collateral Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Collateral Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Collateral Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Collateral Agent shall not be required to execute any such document on terms which, in the Collateral Agent's opinion, would expose the Collateral Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Senior Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

                  (d) The Collateral Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Collateral Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Collateral Agent in this
Section 10.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent's own interest in the Collateral as one of the Senior Lenders and that the Collateral Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

         Section 10.09 Collateral Sub-Agents. Each Lender hereby appoints each Agent and each other Lender as agent and bailee for the purpose of perfecting the Liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and each Agent and each Lender hereby acknowledge that it holds possession of or otherwise controls any such Collateral in accordance with the Collateral Agent's instructions as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent's request therefor shall deliver such Collateral to the Collateral Agent for the benefit of the Lenders. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

                                   ARTICLE XI

                                    GUARANTY

         Section 11.01 Guaranty. Each Guarantor hereby unconditionally and irrevocably guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of the Borrowers now or hereafter existing under any Loan

Document, whether for principal, interest (including without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrowers, whether or not a claim for post-filing interest is allowed in such proceeding), all Letter of Credit Obligations, fees, commissions, expense reimbursements, indemnifications or otherwise (such obligations, to the extent not paid by the Borrowers, being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents, the Lenders and the L/C Issuer in enforcing any rights under the guaranty set forth in this Article. Without limiting the generality of the foregoing, each Guarantor's liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrowers to the Agents, the Lenders and the L/C Issuer under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving any Borrower.

         Section 11.02 Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders or the L/C Issuer with respect thereto. The obligations of each Guarantor under this Article XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Borrower or whether any Borrower is joined in any such action or actions. The liability of each Guarantor under this Article XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

                  (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

                  (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Borrower or otherwise;

                  (c) any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

                  (d) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Borrower; or

                  (e) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders or the L/C Issuer that might otherwise constitute a defense available to, or a discharge of, any Guarantor, any Borrower or any other guarantor or surety.

This Article XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, the L/C Issuer or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.

         Section 11.03 Waiver. Each Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this Article XI and any requirement that the Agents, the Lenders or the L/C Issuer exhaust any right or take any action against any Borrower or any other Person or any Collateral. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits. Each Guarantor hereby waives any right to revoke this Article XI, and acknowledges that this Article XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

         Section 11.04 Continuing Guaranty; Assignments. This Article XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this Article XI and the Final Senior Loan Maturity Date,
(b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents, the Lenders and the L/C Issuer and their successors, pledgees, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its Loans, the Reimbursement Obligations and the Letter of Credit Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

         Section 11.05 Subrogation. (a) Until the final payment in cash and performance in full of all of the Obligations, none of the Guarantors shall exercise any rights against either of the Borrowers or any other Guarantor (and no Borrower shall exercise any right against the other Borrower) arising as a result of payment by such Borrower or such Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Agents, any Lender or the L/C Issuer in respect of any payment hereunder in any Insolvency Proceedings; none of the Guarantors will claim any setoff, recoupment or counterclaim against such Borrower or any other Guarantor in respect of any liability of such Guarantor to such Borrower or Guarantor; and each Borrower and each Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Agents, any Lender or the L/C Issuer.

                  (b) The payment of any amounts due with respect to any Indebtedness of either of the Borrowers or any other Guarantor for money borrowed or credit received now or hereafter owed to any of the Guarantors is hereby subordinated to the prior payment in full of all of the Obligations. Each of the Guarantors agrees that, after the occurrence of any Default, such Guarantor will not demand, sue for or otherwise attempt to collect any such Indebtedness of the Borrowers or any other Guarantor to such Guarantor until all of the Obligations shall have been paid in full. If, notwithstanding the foregoing sentence, any Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Agents, the Lenders and the L/C Issuer and be paid over to the Administrative Agent, for the benefit of the Agents, the Lenders and the L/C Issuer, on account of the Obligations without affecting in any manner the liability of any of the Guarantors under the other provisions of this Guaranty.

         Section 11.06 Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest. (a) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest payable by any Guarantor that is a Canadian Entity in respect of the Guaranteed Obligations pursuant to this Agreement and the other Loan Documents shall be governed by the laws of the province of Ontario or the federal laws of
Canada:

                  (b) Whenever interest payable by any Guarantor that is a Canadian Entity is calculated on the basis of a period which is less than the actual number of days in a calendar year, each rate of interest determined pursuant to such calculation is, for the purposes of the Interest Act (Canada), equivalent to such rate multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and divided by the number of days used as the basis of such calculation.

                  (c) In no event shall the aggregate "interest" (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by any Guarantor that is a Canadian Entity to the Agents or any Lender under this Agreement or any other Loan Document exceed the effective annual rate of interest on the "credit advances" (as defined in that section) under this Agreement or such other Loan Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Loan Document in respect of "interest" (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Agents, the Lenders and the Guarantors that are Canadian Guarantors making such payment and the amount of such payment or collection shall be refunded by the Agents and the Lenders to such Guarantor. For the purposes of this Agreement and each other Loan Document to which a Canadian Guarantor is a party, the effective annual rate of interest payable by such Guarantor shall be determined in accordance with generally accepted actuarial practices and principles over the term of the Loans, on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agents for the account of such Guarantor will be conclusive for the purpose of such determination in the absence of evidence to the contrary.

                  (d) All calculations of interest payable by any Guarantor that is a Canadian Guarantor under this Agreement or any other Loan Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.

         Section 11.07 Judgment Currency. The specification under this Agreement of Dollars and payment in New York City is of the essence. Each Guarantor's obligations hereunder and under the other Loan Documents to make payments in Dollars and shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Lenders, the Agents or the L/C Issuer of the full amount of Dollars expressed to be payable to the Agents, the Lenders of the L/C Issuer under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment in any court, it is necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the "Judgment Currency") an amount due in Dollars, the rate of exchange used shall be that at which the Lenders, the Agents or the L/C Issuer could, in accordance with normal banking procedures, purchase Dollars with the Judgment Currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to the Lenders, the Agents or the L/C Issuer hereunder shall, notwithstanding any judgment in such Judgment Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Lenders, the Agents or the L/C Issuer receives any sum adjudged to be so due in the Judgment Currency, the Lenders, the Agents or the L/C Issuer may, in accordance with normal banking procedures, purchase Dollars with the Judgment Currency. If the Dollars so purchased are less than the sum originally due to the Agents, the Lenders or the L/C Issuer in Dollars, each Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lenders, the Agents or the L/C Issuer against such loss, and if the Dollars so purchased exceed the sum originally due to the Lenders, the Agents or the L/C Issuer in Dollars, the Lenders, the Agents or the L/C Issuer agrees to remit to such Guarantor such excess.

                                  ARTICLE XII

                                  MISCELLANEOUS

         Section 12.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

         c/o Allied Holdings, Inc.
         160 Clairemont Avenue
         Suite 200
         Decatur, Georgia 30030
         Attention: Chief Financial Officer
         Telephone: 404-371-0379
         Telecopier: 404-370-4206
         with a copy to:

         Troutman Sanders LLP
         600 Peachtree Street
         Suite 5200
         Atlanta, Georgia 30308
         Attention: Hazen H. Dempster, Esq.
         Telephone: 404-885-3126
         Telecopier: 404-962-6544

         if to the Administrative Agent, to it at the following address:

         Foothill Capital Corporation
         400 North Park Town Center
         1000 Abernathy Road, Suite 1450
         Atlanta, Georgia 30328
         Attention: Business Finance Division Manager
         Telephone: 770-508-1300
         Telecopier: 770-508-1375

         with copies to:

         Foothill Capital Corporation
         2450 Colorado Avenue
         Suite 3000 West
         Santa Monica, California 90404
         Attention: Business Finance Division Manager
         Telephone: 310-453-7300
         Telecopier: 310-453-7444

         and

         Brobeck Phleger & Harrison LLP
         550 South Hope Street
         Los Angeles, California 90071
         Attention: John Francis Hilson, Esq.
         Telephone: 213-489-4060
         Telecopier: 213-745-3345

         if to the Collateral Agent, to it at the following address:

         Ableco Finance LLC
         450 Park Avenue, 28th Floor
         New York, New York 10022
         Attention: Mr. Eric F. Miller
         Telephone: 212-891-2100
         Telecopier: 212-758-5305
         in each case, with a copy to:

         Schulte Roth & Zabel LLP
         919 Third Avenue
         New York, New York 10022
         Attention: Frederic L. Ragucci, Esq.
         Telephone: 212-756-2000
         Telecopier: 212-593-5955

         if to the Subordinated Term Loan D Lenders, to each of them at their respective addresses set forth on Schedule 1.01(A) hereto.

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent or the L/C Issuer pursuant to Articles II and III shall not be effective until received by such Agent or the L/C Issuer, as the case may be.

         Section 12.02 Amendments, Etc. (a) Subject to the provisions set forth in this Section 12.02, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Agents with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Senior Lender, reduce the principal of, or interest on, the Loans or the Reimbursement Obligations payable to any Senior Lender, reduce the amount of any fee payable for the account of any Senior Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans or Letter of Credit Obligations payable to any Senior Lender, in each case without the written consent of any Senior Lender affected thereby, (ii) increase the Total Commitment or amend the definitions of the terms "Total Revolving Credit Commitment" or "Revolving Credit Commitment", which results in an increase in any such amount without the written consent of each Senior Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Senior Lenders or any of them to take any action hereunder, (iv) amend the definitions of the terms "Availability", "Borrowing Base", "Final Senior Loan Maturity Date", "Required Lenders", "Required Revolving Lenders", "Pro Rata Share", "Revolving Loan Obligations", "Senior Loans" or "Senior Facility Termination Date", (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Lenders, or release any Borrower or any Guarantor, (vi) amend or modify Section 4.04 or this Section 12.02 of this Agreement, or (vii) amend the definitions of the terms "Designated Loan Party", "Axis Entity", "Collections", "Availability Deficiency", "Dollar Equivalent", "Dilution", "Dilution Reserve", "Eligible Rolling Stock", "Eligible Accounts Receivable", "Net Book Value ", "Rolling Stock Depreciation Amount", "Significant Customer", "Gross Orderly Liquidation Value" or "Net Amount of Eligible Accounts Receivable", that would result in an increase in the Borrowing Base (or in any definition contained in the Financing Agreement used in connection with the definition of the foregoing terms that would result in an increase in the Borrowing Base), in the case of each of clauses (iii) through (vii) above, without the written consent of each Senior Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

                  (b) The Administrative Agent, the Collateral Agent and each Senior Lender have executed an agreement among lenders and a side letter on the Effective Date pursuant to which the Administrative Agent, the Collateral Agent and each Senior Lender have agreed, among other things, to certain voting arrangements relative to matters requiring the approval of the Senior Lenders. The rights and duties of the Administrative Agent, the Collateral Agent and each Senior Lender with respect to such matters, are subject to such agreement and letter.

                  (c) Without the approval of the Required Subordinated Lenders the Senior Lenders may not (i) increase the principal amount of the Senior Obligations in excess of the Maximum Senior Principal Amount, provided that, for the avoidance of doubt, the limitation contained in this clause (i) does not apply to any interest, including capitalized interest, fees, expense reimbursements and indemnities whether or not such amounts are charged to the Loan Account, (ii) amend or otherwise modify, in a manner adverse to the Subordinated Term Loan D Lenders, the definitions of the terms "Maximum Senior Principal Amount, "Senior Facility Termination Date", "Subordinated Obligations", "Subordinated Term Loan D", "Subordinated Term Loan D Commitments, "Subordinated Term Loan D Maturity Date", "Subordinated Term Loan D Event of Default", Subordinated Term Loan D Lenders" or "Subordinated Term Loan D Notes",
(iii) amend or otherwise modify, in a manner adverse to the Subordinated Term Loan D Lenders, Sections 2.01(a)(v), 2.01(b)(ii)(D), 2.01(b)(iii) (to the extent any such amendment or modification is with respect to the Subordinated Term Loan
D), 2.02(a)(ii), 2.03(b)(iv), 2.04(b)(iv), 2.04(c)(ii), 2.04(d)(ii), 4.04(f),
10.07(d), 10.08(b) (to the extent any such amendment or modification is with respect to the release of Collateral), 12.02(c), 12.02(d), 12.02(e), 12.02(f), 12.02(g) or 12.02(h), (iv) amend or otherwise modify Sections 2.05(d)(iii), 2.05(d)(iv), 2.05(d)(vi), 4.04(b) or 4.04(e) (A) to add to such sections additional Obligations to be paid under such sections, other than Senior Obligations in an aggregate principal amount not in excess of the Maximum Senior Principal Amount, with a payment priority prior to that of the Subordinated Obligations or (B) to eliminate from such sections the requirement to pay the Subordinated Obligations, provided, that this clause (iv) shall not prohibit or otherwise restrict the Agents and/or the Senior Lenders from allowing a third party to receive proceeds of Collateral, prior to the Senior Facility Termination Date, for application to obligations owed to such third party, (v) amend or otherwise modify the definition of the term "Pro Rata Share" or Section
10.05 to the extent any such amendment or modification would increase the indemnification obligations of the Subordinated Term Loan D Lenders, or (vi) amend or otherwise modify Article XI or any Guaranty to the extent such amendment or modification would release any Guarantor from liability under
Article XI or its Guaranty or reduce the liability of any Guarantor, in each such case to the extent such amendment or modification is with respect to its guarantee obligations for the Subordinated Obligations, provided, that, notwithstanding the foregoing, the Agents and/or the Required Lenders may release any Guarantor from its obligations to guarantee both the Senior Obligations and the Subordinated Obligations in connection with any sale or other disposition of the Capital Stock of, or all or substantially all of the assets of, any Guarantor, whether by merger, consolidation, amalgamation or otherwise, whether or not an Event of Default has occurred or is continuing. Notwithstanding anything to the contrary in the immediately preceding sentence or any other provision in the Loan Documents, solely for purposes of voting on amendments, waivers and consents with respect to the Loan Documents, the Subordinated Term Loan D Lenders shall be deemed not to be a "Lender" and the Subordinated Term Loan D Commitments and the Subordinated Term Loan D shall be deemed to be zero and the Agents and/or the Required Lenders may release the Liens on the Collateral to the extent the Liens on such Collateral are released both with respect to the Senior Obligations and the Subordinated Obligations. Without the prior written consent of the Senior Lenders, the Subordinated Term Loan D Lenders may not amend or otherwise modify any term or provision set forth in Annexes 1, 2, 3, 4, or 5; provided, however, that the Required Subordinated Lenders may, without the prior written consent of the Senior Lenders, amend or otherwise modify Annex 5 to the extent such amendment or modification relates solely to administrative matters and to matters adverse to the Senior Lenders or the Agents. Without the prior written consent of the Required Subordinated Lenders, the Senior Lenders may not amend or otherwise modify any term or provision set forth in Annexes 1, 2, 3, 4 or 5. Except as otherwise provided in this Section 12.02(c), the Senior Lenders may amend, modify or waive any term or provision of the Loan Documents without the consent of any Subordinated Term Loan D Lender, and the effectiveness of any such amendment, modification or waiver shall not require any action by any Subordinated Term Loan D Lender.

                  (d) During any Insolvency Proceeding involving any Loan Party, the Senior Lenders shall be entitled to vote the claim of the Subordinated Term Loan D with respect to any matters arising from or relating to the Collateral (including permitting the use of cash collateral, debtor-in-possession financing or post-petition financing), including, without limitation, enforcing the Liens on the Collateral, in each case as the Senior Lenders may reasonably deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Senior Lenders hereunder, or the treatment of any Collateral in any proposed plan of reorganization so long as the rights of the Subordinated Term Loan D Lenders in the Collateral shall be the same as they existed before the commencement of such Insolvency Proceeding.

                  (e) If any Loan Party shall become subject to an Insolvency Proceeding, and if the Senior Lenders shall desire to permit the use of cash collateral or to provide post-petition financing to the Loan Parties, the Subordinated Term Loan D Lenders agree as follows: (i) adequate notice to the Subordinated Term Loan D Lenders shall be deemed to have been provided for such use of cash collateral or post-petition financing if the Subordinated Term Loan D Lenders receive notice thereof at least three (3) Business Days prior to any hearing on a request to approve such use of cash collateral or post-petition financing; and (ii) no objection will be raised by the Subordinated Term Loan D Lenders to any such use of cash collateral or such post-petition financing by the Senior Lenders, provided that, the rights of the Subordinated Term Loan D Lenders in the Collateral are the same as they existed before the commencement of the Insolvency Proceeding; provided, however, that with respect to any post-petition financing, the consent of the Required Subordinated Lenders shall be required if, after giving effect to any such post-petition financing, the outstanding principal amount of the Senior Obligations exceed the Maximum Senior Principal Amount. No objection will be raised by the

Subordinated Term Loan D Lenders to the Senior Lenders' motion for relief from the automatic stay in any proceeding under the Bankruptcy Code to, exercise rights or remedies with respect to, foreclose on, and/or sell the Collateral.

                  (f) Any term, covenant, agreement or condition of the Subordinated Term Loan D Note may, with the consent of the Parent and the Required Lenders, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Subordinated Term Loan D Lenders holding at least 66-2/3% in aggregate principal amount of the outstanding Subordinated Term Loan D (the "Required Subordinated Loans") consents in writing; provided, however, that without the written consent of all of the Subordinated Term Loan D Lenders and the Required Lenders, no such amendment or waiver shall be effective which will change (i) the time of payment of the principal of or the interest on the Subordinated Term Loan D or change the principal amount thereof or change the rate of interest thereon or (ii) the percentage of Subordinated Term Loan D Lenders required to consent to any such amendment or waiver of any of the provisions set forth in this Section.

                  (g) Any amendment or waiver described in Section 12.02(c) and Section 12.02(d) shall apply equally to all of the Subordinated Term Loan D Lenders and shall be binding upon them, upon each future Subordinated Term Loan D Lender and upon the Parent, whether or not any Subordinated Term Loan D Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

                  (h) Notwithstanding anything to the contrary, if there is an amendment, restatement, modification, renewal, refunding, refinancing or other replacement of the Senior Obligations or this Agreement and the other Loan Documents, such amendment, restatement, modification, renewal, refunding, refinancing or other replacement shall not constitute a satisfaction or payment in full of the Senior Obligations hereunder or a termination of this Agreement and the other Loan Documents and the Senior Obligations shall be deemed to remain outstanding and each of the Subordinated Term Loan D Lenders agrees to enter into with any successor Senior Lenders that amends, restates, modifies, renews, refunds, refinances or otherwise replaces the Senior Obligations, an intercreditor and subordination agreement or arrangement on the same terms and with the same priorities set forth in this Agreement and Annex 3.

         Section 12.03 No Waiver; Remedies, Etc. No failure on the part of any Agent or any Senior Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agents and the Senior Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agents and the Senior Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Senior Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

         Section 12.04 Expenses; Taxes; Attorneys' Fees. The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of each Agent (and, in the case of clauses (c) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (c) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Senior Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents' or the Senior Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) the receipt by any Agent or any Senior Lender of any advice from professionals with respect to any of the foregoing, (k) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (l) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, or (m) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by any Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save each Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions,
(y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.

         Section 12.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, any Agent or any Senior Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Borrower (any such notice being expressly waived by the Borrowers) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent or such Senior Lender to or for the credit or the account of any Borrower against any and all obligations of the Borrowers either now or hereafter existing under any Loan Document, irrespective of whether or not such Agent or such Senior Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. Each of the Agents and the Senior Lenders agrees to notify the Borrowers promptly after any such set-off and application made by such Senior Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agents and the Senior Lenders under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents and the Senior Lenders may have under this Agreement or any other Loan Documents in law or otherwise.

         Section 12.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 12.07 Assignments and Participations. (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Senior Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder without the prior written consent of each Senior Lender and any such assignment without the Senior Lenders' prior written consent shall be null and void.

                  (b) Each Senior Lender may, (x) with the written consent of the Collateral Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Senior Term Loan Commitments and the Senior Term Loans made by it and (y) with the written consent of the Collateral Agent and the Administrative Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitments, the Revolving Loans made by it and its Pro Rata Share of Letter of Credit Obligations); provided, however, that, in either case (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Senior Lender's Commitment) (except such minimum amount shall not apply to any Affiliate of a Lender or a fund or account managed by a Lender), (ii) the assignee agrees to be bound by the terms of the agreement among Lenders referred to in Section 11.02(b), (iii) the parties to each such assignment shall execute and deliver to the Collateral Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Collateral Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required if the assignee is an Affiliate of a Lender or a fund or account managed by a Lender) and (iv) no written consent of the Collateral Agent or the Administrative Agent shall be required in connection with any assignment by a Lender to an Affiliate of a Lender or a fund or account managed by a Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Collateral Agent (or such shorter period as shall be agreed to by the Collateral Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Senior Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Senior Lender's rights and obligations under this Agreement, such Senior Lender shall cease to be a party hereto).

                           (i)      By executing and delivering an Assignment
and Acceptance, the assigning Senior Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (A) other than as provided in such Assignment and Acceptance, the assigning Senior Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (B) the assigning Senior Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (C) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (D) such assignee will, independently and without reliance upon the assigning Senior Lender, any Agent or any Senior Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (E) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (F) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

                           (ii)     The Borrowers authorize the Administrative
Agent, and the Administrative Agent agrees, to maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Senior Lenders and the Commitments of, and principal amount of the Senior Loans (the "Registered Loans") and Letter of Credit Obligations owing to each Senior Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agents and the Senior Lenders shall treat each Person whose name is recorded in the Register as a Senior Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower, any Senior Lender and the Collateral Agent at any reasonable time and from time to time upon reasonable prior notice.

                           (iii)    Upon receipt by the Administrative Agent of
an Assignment and Acceptance executed by an assigning Senior Lender and an assignee, together with any promissory notes subject to such assignment, the Collateral Agent shall, if the Collateral Agent consents to such assignment and if such Assignment and Acceptance has been completed, accept such Assignment and Acceptance and the Administrative Agent shall record the information contained therein in the Register.

                           (iv)     A Registered Loan (and the registered note,
if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

                           (v)      In the event that any Senior Lender sells
participations in a Registered Loan, such Senior Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

                           (vi)     Any foreign Person who purchases or is
assigned or participates in any portion of such Registered Loan shall provide the Agents and the Senior Lender with a completed Internal Revenue Service Form W-8BEN (Certificate of Foreign Status) or a substantially similar form for such purchaser, participant or any other affiliate who is a holder of beneficial interests in the Registered Loan.

                  (c) Each Senior Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments, the Senior Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Senior Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Senior Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agents and the other Senior Lenders shall continue to deal solely and directly with such Senior Lender in connection with such Senior Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Senior Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Senior Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Senior Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Borrower or any Guarantor (except as set forth in Section
10.08 of this Agreement or any other Loan Document).

                  (d) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Subordinated Term Loan D and each of its successors and assigns. Each Subordinated Term Loan D Lender may transfer and assign to one or more other Persons the Subordinated Term Loan D Notes pursuant to the terms and provisions set forth in Annex 5.

         Section 12.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

         Section 12.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

         Section 12.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY

REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         Section 12.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

         Section 12.12 Consent by the Agents and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of any Agent or any Senior Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Senior Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Senior Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

         Section 12.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

         Section 12.14 Reinstatement; Certain Payments. If any claim is ever made upon any Agent, any Senior Lender or the L/C Issuer for repayment or recovery of any amount or amounts received by such Agent, such Senior Lender or the L/C Issuer in payment or on account of any of the Obligations, such Agent, such Senior Lender or the L/C Issuer shall give prompt notice of such claim to each other Agent and Lender and the Administrative Borrower, and if such Agent, such Senior Lender or the L/C Issuer repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Senior Lender or the L/C Issuer or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Senior Lender or the L/C Issuer with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Senior Lender or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent, such Senior Lender or the L/C Issuer.

         Section 12.15 Indemnification. In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Indemnitee from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent's or any Lender's furnishing of funds to the Borrowers or the L/C Issuer's issuing of Letters of Credit for the account of the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, the Reimbursement Obligations or the Letter of Credit Obligations, (iii) any matter relating to any of the financing transactions contemplated by this Agreement, any of the other Loan Documents, any of the Collateral (including, without limitation, in connection with the Rolling Stock or the titling or registration thereof) or any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this
Section 12.15 for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction. Such indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the

Indemnitees. This Indemnity shall survive the repayment of the Obligations and the discharge of the Liens granted under the Loan Documents.

         Section 12.16 The Parent as Agent for the Borrowers. Allied Systems hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for the Borrowers (the "Administrative Borrower") with respect to the Senior Loans which appointment shall remain in full force and effect unless and until the Agents shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agents and receive from the Agents all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Senior Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agents and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Agents and the Senior Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by any Agent or any Senior Lender hereunder or under the other Loan Documents.

         Section 12.17 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, the Unused Line Fee, the Letter of Credit Fee, the Term Loan C Fee and fees set forth in the Fee Letter, shall at all times be ascertained from the records of the Agents, which shall be prima facie evidence of the matters therein, subject to the right of the Loan Parties to review such records as provided in Section 4.02(b).

         Section 12.18 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 and Section 5.03 have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Senior Lender, and any assignment by any Senior Lender shall be governed by Section 12.07 hereof.

         Section 12.19 Interest. It is the intention of the parties hereto that each Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to any Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Agent or any Lender that is contracted for, taken, reserved, charged or received by such Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by such Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by such Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to any Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at an time and from time to time (x) the amount of interest payable to any Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Agent or such Lender pursuant to this Section 12.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Agent or such Lender would be less than the amount of interest payable to such Agent or such Lender computed at the Highest Lawful Rate applicable to such Agent or such Lender, then the amount of interest payable to such Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Agent or such Lender until the total amount of interest payable to such Agent or such Lender shall equal the total amount of interest which would have been payable to such Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 12.19.

         For purposes of this Section 12.19, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agents and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

         The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

         Section 12.20 Defaulting Lender. (a) Notwithstanding anything to the contrary contained herein, in the event that any Lender (x) refuses (which refusal constitutes a breach by such Lender of its obligations under this Agreement and which has not been retracted) to make available its portion of any Revolving Loan, (y) notifies the Agent and/or the Borrowers that it does not intend to make available its portion of any Revolving Loan or (z) fails to satisfy its indemnification obligations under Section 10.05 or any other similar provision in the Loan Documents (each, a "Lender Default"), all rights and obligations hereunder of the Lender (a "Defaulting Lender") as to which a Lender Default is in effect and of the other parties hereto shall be modified by this
Section 12.20 while such Lender Default remains in effect.

                  (b) Revolving Loans shall be incurred pro rata from the Senior Lenders (the "Non-Defaulting Lenders") which are not Defaulting Lenders based on their respective Revolving Credit Commitments, and no Revolving Credit Commitment shall be increased as a result of such Lender Default.

                  (c) Amounts received in respect of principal of the Loans shall be applied to reduce the Loans of each of the Lenders pro rata based on the aggregate of the outstanding Loans of all of the Lenders at the time of such application; provided that, such amount shall not be applied to any Loan of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Loans of any Non-Defaulting Lender exceeds such Non-Defaulting Lenders' Pro Rata Share of all Loans then outstanding.

                  (d) The Non-Defaulting Lenders (that are Revolving Loan Lenders) shall participate in Letters of Credit on the basis of their respective Pro Rata Shares, determined, however, as if the Revolving Credit Commitment of a Defaulting Lender is zero, and shall receive Letter of Credit Fees on such basis. A Defaulting Lender shall not be entitled to receive any portion of the Unused Line Fees, the Letter of Credit Fees or any other fees or any indemnity arising from its Commitment.

                  (e) A Defaulting Lender shall not be entitled to give instructions to the Agents or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", "Required Revolving Lenders", or "Required Subordinated Lenders", a Defaulting Lender shall be deemed not to be a Lender, not to have any Commitment and not to have Loans outstanding.

                  (f) Other than as expressly set forth in this Section 12.20, the rights and obligations of a Defaulting Lender (including the obligation to indemnify the Agents) and the other parties hereto shall remain unchanged. Nothing in this Section 12.20 shall be deemed to release any Defaulting Lender from any of its Commitment hereunder, shall alter such

Commitment, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which the Borrowers, the Agents or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

         Section 12.21 Confidentiality. Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, any regulatory body having jurisdiction over any Lender, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, other financial or professional advisers or the National Association of Insurance Commissioners, (iv) in connection with any litigation to which any Agent or any Lender is a party or
(v) to any assignee, participant or transferee (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee, participant or transferee) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.21. Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that the each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

         Section 12.22 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

                                  ARTICLE XIII

                       SUBORDINATED TERM LOAN D PROVISIONS

         Section 13.01 Purchase of the Subordinated Notes. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Parent contained herein, on the Effective Date the Subordinated Term Loan D Lenders shall sell, assign, transfer, convey and deliver to the Parent, and the Parent shall purchase from the Subordinated Term Loan D Lenders, the Subordinated Notes.

         Section 13.02 Consideration. Subject to the terms and conditions of this Agreement, the aggregate purchase price for the Subordinated Notes shall equal the following:

                  (a)      $8,000,000 in cash payable on February 26, 2002;

                  (b) $750,000, plus PIK interest accruing from and including February 1, 2002 to but not including February 26, 2002, payable in cash on February 26, 2002;

                  (c) $2,400,000, plus cash interest accruing from and including February 1, 2002, to but not including February 26, 2002, payable in cash on February 26, 2002; and

                  (d) $29,250,000, aggregate principal amount of the Subordinated Term Loan D Notes issued pursuant hereto.

                  (e) Such consideration shall be payable to the Holders on a pro rata basis according to the following percentages: (x) 50% to John Hancock Life Insurance Company and (y) 50% to The Northwestern Mutual Life Insurance Company.

         Section 13.03 Annexes Relating to Subordinated Term Loan D Notes. Except as otherwise expressly provided in this Agreement, the provisions of Annexes 1, 2, 3, 4 and 5 shall govern the terms and conditions relating to the Subordinated Term Loan D Notes.

         Section 13.04 Representation and Warranty Regarding Subordinated Note. John Hancock Life Insurance Company represents and warrants that it is the legal and beneficial owner of the Subordinated Notes, numbered R-6 and R-4, in the principal face amount of $20,062,083.34 (which includes $62,083.34 of PIK interest added to the original principal face amount of the Subordinated Note, numbered R-6) free and clear of Liens. The Northwestern Mutual Life Insurance Company represents and warrants that it is the legal and beneficial owner of the Subordinated Note, numbered R-3, in the principal face amount of $20,000,000 (which excludes PIK interest added to such original principal face amount of such Subordinated Note) free and clear of Liens.

         Section 13.05 Termination of Subordinated Note Agreement. Effective as of the Effective Date, the provisions of the Subordinated Note Agreement shall terminate and no longer be of any force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       BORROWERS:

                                       ALLIED HOLDINGS, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       ALLIED SYSTEMS, LTD. (L.P.)



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       GUARANTORS:

                                       ALLIED AUTOMOTIVE GROUP, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       ALLIED FREIGHT BROKER, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       ALLIED SYSTEMS (CANADA) COMPANY



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       AUTOMOTIVE TRANSPORT SERVICES, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       AXIS ARETA, LLC



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       AXIS CANADA COMPANY



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       AXIS GROUP, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       AXIS INTERNATIONAL, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       AXIS NETHERLANDS, LLC



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       AXIS NORTH AMERICA, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       AXIS TRUCK LEASING, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       B&C, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       CANADIAN ACQUISITION CORP.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       COMMERCIAL CARRIERS, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       CORDIN TRANSPORT, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       CT GROUP, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       CT SERVICES, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       F. J. BOUTELL DRIVEAWAY CO., INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       GACS INCORPORATED



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       INTER MOBILE, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       KAR-TAINER INTERNATIONAL, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       LEGION TRANSPORTATION, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       OSHCO, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       QAT, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       RC MANAGEMENT CORP.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       RMX, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       TERMINAL SERVICE CO.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       TRANSPORT SUPPORT, INC.



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       COLLATERAL AGENT AND LENDER:

                                       ABLECO FINANCE LLC



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       ADMINISTRATIVE AGENT AND LENDER:

                                       FOOTHILL CAPITAL CORPORATION



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       SUBORDINATED TERM LOAN D LENDERS:

                                       JOHN HANCOCK LIFE INSURANCE COMPANY



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                       THE NORTHWESTERN MUTUAL LIFE INSURANCE
                                       COMPANY



                                       By:
                                          -------------------------------------
                                          Name:
                                          Title:

                                    ANNEX 1

                                    COVENANTS

         Section 1.1 Reports. (a) Whether or not required by the rules and regulations of the SEC, so long as any Subordinated Term Loan D Notes are outstanding, the Parent shall furnish to the Holders (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Parent were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Parent and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Parent and its Restricted Subsidiaries separate from the financial information and results of operations of the Unrestricted Subsidiaries of the Parent) and, with respect to the annual information only, a report thereon by the Parent's certified independent accountants and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Parent were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, the Parent will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

         (b) For so long as any Subordinated Term Loan D Notes remain outstanding, the Parent and its Restricted Subsidiaries shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

         Section 1.2 Compliance Certificate. (a) The Parent shall deliver to the Holders, within 90 days after the end of each fiscal year, an Officers' Certificate stating that a review of the activities of the Parent and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Parent has kept, observed, performed and fulfilled its obligations under this Agreement and the Loan Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Parent has kept, observed, performed and fulfilled each and every covenant contained in this Agreement and the Loan Documents and is not in Subordinated Term Loan D Default in the performance or observance of any of the terms, provisions and conditions of this Agreement and the Loan Documents (or, if a Subordinated Term Loan D Default or Subordinated Term Loan D Event of Default shall have occurred, describing all such Subordinated Term Loan D Defaults or Subordinated Term Loan D Events of Default of which he or she may have knowledge and what action the Parent is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Subordinated Term Loan D Notes is prohibited or if such event has occurred, a description of the event and what action the Parent is taking or proposes to take with respect thereto.

         (b) So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 1.1(a) above shall be accompanied by a written statement of the Parent's independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Parent has violated any provisions of this Annex 1 or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

         (c) The Parent shall, so long as any of the Subordinated Term Loan D Notes are outstanding, deliver to the Holders, forthwith upon any Officer becoming aware of any Subordinated Term Loan D Default or Subordinated Term Loan D Event of Default, an Officers' Certificate specifying such Subordinated Term Loan D Default or Subordinated Term Loan D Event of Default and what action the Parent is taking or proposes to take with respect thereto.

         Section 1.3 Taxes. The Parent shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

         Section 1.4 Stay, Extension and Usury Laws. The Parent covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement (insofar as it relates to the Holders or the Subordinated Term Loan D Notes) or the Subordinated Term Loan D Notes; and the Parent (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Collateral Agent and/or Holders, but shall suffer and permit the execution of every such power as though no such law has been enacted.

         Section 1.5 Restricted Payments. The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, (a) declare or pay any dividend or make any other payment or distribution on account of the Parent's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Parent) or to any direct or indirect holders of the Parent's Equity Interests in their capacity as such (other than dividends or distributions (i) payable in Equity Interests (other than Disqualified Stock) of the Parent or (ii) to the Parent or any Guarantor); (b) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Parent) any Equity Interests of the Parent or any direct or indirect parent of the Parent (other than any such Equity Interests owned by the Parent or any Guarantor); (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Parent or any Guarantor that is subordinated to the Subordinated Term Loan D Notes or any Guaranty thereof, except a payment of interest or principal at Stated Maturity; or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

         (a) no Subordinated Term Loan D Default or Subordinated Term Loan D Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

         (b) the Parent would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of Annex 1.7 of this Annex; and

         (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Parent and its Restricted Subsidiaries after October 1, 1997 (excluding Restricted Payments permitted by clauses (ii) through (vii) of the next succeeding paragraph), is less than the sum of (1) 50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from October 1, 1997 to the end of the Parent's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net proceeds received by the Parent from the issue or sale since October 1, 1997 of Equity Interests of the Parent (other than Disqualified Stock), plus (3) the amount by which Indebtedness of the Parent and its Restricted Subsidiaries is reduced on the balance sheet of the Parent upon the conversion or exchange (other than by a Restricted Subsidiary of the Parent) subsequent to October 1, 1997 of any such Indebtedness for Equity Interests (other than Disqualified Stock) of the Parent, plus (4) to the extent that any Restricted Investment that was made after October 1, 1997 is or was sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (5) in the event that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the lesser of (A) an amount equal to the fair value (as determined by the Board of Directors) of the Parent's Investments in such Restricted Subsidiary and (B) the amount of Restricted Investments previously made by the Parent and its Restricted Subsidiaries in such Unrestricted Subsidiary.

         The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Parent or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Parent) of, other Equity Interests of the Parent (other than any Disqualified Stock), provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(2) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;
(iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent or any Restricted Subsidiary of the Parent held by any member of the Parent's (or any of its Restricted Subsidiaries') management or Board of Directors pursuant to any management equity subscription agreement, stock option agreement or other similar agreement, provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any twelve-month period and no Subordinated Term Loan D Default or Subordinated Term Loan D Event of Default shall have occurred and be continuing immediately after such transaction; (v) the repurchase or other acquisition of subordinated Indebtedness in anticipation of satisfying a sinking fund or principal payment obligation, in each case due within one year of the date of repurchase or other acquisition, provided that the date such sinking fund or principal payment obligation becomes due is prior to the final maturity date of the Subordinated Term Loan D Loan Notes; (vi) repurchases of Equity Interests that may be deemed to occur upon the exercise of options, warrants or other rights to acquire Capital Stock of the Parent to the extent that such Equity Interests represent a portion of the exercise price of such options, warrants or other rights; and
(vii) additional Restricted Payments in an amount not to exceed $5.0 million.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Parent or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Holders. Not later than 30 days following the end of any fiscal quarter in which any Restricted Payments were made, the Parent shall deliver to the Holders an Officers' Certificate stating that such Restricted Payments were permitted and setting forth the basis upon which the calculations required by this Section 1.5 were computed.

         The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Subordinated Term Loan D Default. For purposes of making such determination, all outstanding Investments by the Parent and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         Any such designation by the Board of Directors shall be evidenced to the Holders by delivering to such Holders of a certified copy of the Board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Parent as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under Section 1.7 of this Annex, the Parent shall be in Subordinated Term Loan D Default of such Section). The Board of Directors of the Parent may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Parent of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness as permitted under Section 1.7 of this Annex is calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Subordinated Term Loan D Default or Subordinated Term Loan D Event of Default would be in existence following such designation.

         Section 1.6 Dividend and Other Payment Restrictions Affecting Subsidiaries. The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) (a) pay dividends or make any other distributions to the Parent or any of its Restricted Subsidiaries (1) on its Capital Stock or
(2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Parent or any of its Restricted Subsidiaries, (ii) make loans or advances to the Parent or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Parent or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Effective Date, (b) this Agreement as in effect as of the Effective Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in this Agreement as in effect on the Effective Date, (c) the Senior Notes, any Subsidiary Guarantee thereof and the Indenture, (d) applicable law, (e) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Parent or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the Equity Interests, properties or assets of any Person, other than the Person, or the Equity Interests, property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred, (f) by reason of customary nonassignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) customary restrictions in asset or stock sale agreements limiting transfer of such assets or stock pending the closing of such sale, (i) customary non-assignment provisions in contracts entered into in the ordinary course of business, (j) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (k) any Purchase Money Note, or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating to a Receivables Subsidiary.

         Section 1.7 Incurrence of Indebtedness and Issuance of Preferred Stock. The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt) and that the Parent's Restricted Subsidiaries will not issue any shares of preferred stock (other than to the Parent or a Wholly Owned Restricted Subsidiary of the Parent), provided that the Parent and the Guarantors may incur Indebtedness (including Acquired Debt) if the Consolidated Interest Coverage Ratio for the Parent's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

         The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following (collectively, "Permitted Debt"):

                           (i) the incurrence by the Parent and the Guarantors of Indebtedness under (a) this Agreement and (b) Capital Lease Obligations and purchase money financing in respect of property, plant and equipment, provided that the aggregate amount of Indebtedness incurred pursuant to this clause (i) shall not exceed at any time outstanding the greater of (1) $230.0 million and (2) the sum of (A) 80% of the consolidated accounts receivable of the Parent as shown on the Parent's most recent balance sheet, plus (B) 60% of the consolidated inventory of the Parent as shown on the Parent's most recent balance sheet, plus (C) 50% of the consolidated property, plant and equipment, net of depreciation, of the Parent as shown on the Parent's most recent balance sheet;

                           (ii) the incurrence by the Parent and the Subsidiary Guarantors of Indebtedness represented by the Senior Notes, the Subsidiary Guarantees and the Indenture;

                           (iii) the incurrence by the Parent and its Restricted Subsidiaries of the Existing Indebtedness;

                           (iv) the incurrence by the Parent and the Guarantors of additional Indebtedness in an aggregate amount not to exceed $10.0 million at any time outstanding;

                           (v) the incurrence by the Parent and the Guarantors of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary, provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Parent and the Guarantors and was not incurred in connection with, or in contemplation of, such acquisition by the Parent and the Guarantors, and provided further that the aggregate amount of Indebtedness incurred pursuant to this clause (v) does not exceed $5.0 million at any time outstanding;

                           (vi) the incurrence by the Parent and its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted to be incurred by the first paragraph, or by clauses (ii) through (ix) of the second paragraph of this Section 1.7;

                           (vii) the incurrence of Indebtedness between or among the Parent and its Restricted Subsidiaries, provided that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Parent or a Restricted Subsidiary, and any sale or other transfer of any such Indebtedness to a Person that is not either the Parent or a Restricted Subsidiary, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Parent or such Restricted Subsidiary, as the case may be;

                           (viii) the incurrence by the Parent and its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (a) interest rate risk with respect to any Indebtedness that is permitted by the terms of this Section 1.7 to be outstanding or (b) foreign currency risk;

                           (ix)     the incurrence of Indebtedness by a
                  Restricted Subsidiary of the Parent that is not a Guarantor in an aggregate amount not to exceed the sum of (a) 80% of the accounts receivable of such Subsidiary as shown on such Subsidiary's most recent balance sheet, plus (b) 60% of the inventory of such Subsidiary as shown on such Subsidiary's most recent balance sheet, plus (c) 50% of the property, plant and equipment, net of depreciation, of such Subsidiary as shown on such Subsidiary's most recent balance sheet;

                           (x) the guarantee by the Parent or any Guarantor of Indebtedness that was permitted to be incurred by another provision of this Section 1.7; and

                           (xi) Indebtedness of a Receivables Subsidiary that is not recourse to the Parent or any of its Restricted Subsidiaries (other than Standard Securitization Undertakings) incurred in connection with a Qualified Receivables Transaction.

For purposes of determining the amount of any Indebtedness of any Person under this Section 1.7, (a) there shall be no double counting of direct obligations, guarantees and reimbursement obligations for letters of credit; (b) the principal amount of any Indebtedness of such Person arising by reason of such Person having granted or assumed a Lien on its property to secure Indebtedness of another Person shall be the lower of the fair market value of such property and the principal amount of such Indebtedness outstanding (or committed to be advanced) at the time of determination; (c) the amount of any Indebtedness of such Person arising by reason of such Person having guaranteed Indebtedness of another Person where the amount of such guarantee is limited to an amount less than the principal amount of the Indebtedness so guaranteed shall be such amount as so limited; (d) Indebtedness shall not include a nonrecourse pledge by the Parent or any of its Restricted Subsidiaries of Investments in any Person that is not a Restricted Subsidiary of the Parent to secure the Indebtedness of such Person; and (e) Indebtedness of the Parent and its Restricted Subsidiaries shall not include Indebtedness of a Restricted Subsidiary whose assets consist solely of partnership or similar interests in another person that is not a Restricted Subsidiary of the Parent, where the obligations with respect to such Indebtedness arise as a matter of law from the obligations of such other Person.

         For purposes of determining compliance with this Section 1.7, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (x) above or is entitled to be incurred pursuant to the first paragraph of this Section 1.7, the Parent shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 1.7 and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accredit value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this Section 1.7.

         Section 1.8 Asset Sales. The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless
(i) the Parent or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Holders of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Parent or such Restricted Subsidiary is in the form of cash or Cash Equivalents, provided that the amount of (a) any liabilities (as shown on the Parent's or such Restricted Subsidiary's most recent balance sheet) of the Parent or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Subordinated Term Loan D Notes or any Guaranty) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Parent or such Restricted Subsidiary from farther liability and (b) any securities, notes or other obligations received by the Parent or such Restricted Subsidiary from such transferee that are immediately converted by the Parent or such Restricted Subsidiary into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

         In the event of any Asset Sale, but only after all Senior Obligations have been paid in full in cash and the Total Revolving Credit Commitment has been terminated, the principal (together with interest on such principal) of the Subordinated Term Loan D Notes shall become due and payable to the extent of any Net Proceeds from any Asset Sale available for application to Subordinated Obligations pursuant to Section 2.05(d) of Article II of this Agreement.

         Section 1.9 Transaction with Affiliates. The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Parent or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Parent or such Restricted Subsidiary with an unrelated Person and (ii) the Parent delivers to the Holders
(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $3.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) except in the case of the provision of services in the ordinary course of business to, or the receipt of services in the ordinary course of business from, any Person who is an Affiliate of the Parent solely by reason of an Investment in such Person by the Parent or its Subsidiaries, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

         The foregoing provisions will not prohibit (i) any employment agreement or other compensation plan or arrangement in the ordinary course of business and either consistent with past practice or approved by a majority of the disinterested members of the Board of Directors; (ii) transactions between or among the Parent and/or its Restricted Subsidiaries; (iii) any Permitted Investment or any Restricted Payment that is permitted by Section 1.6 hereof;
(iv) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Parent; (v) transactions with Haul Insurance, provided that no less than once each calendar year, the Parent delivers to the Holders a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such transactions are in the ordinary course of business and consistent with past practices and prudent insurance underwriting standards; (vi) transactions in existence on the Effective Date, and any modifications thereof or extensions thereto the terms of which are not materially more adverse to the Parent than those in existence on the Effective Date, including, in each case, all future payments pursuant thereto; and (vii) sales of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Subsidiary in a Qualified Receivables Transaction.

         Section 1.10 Liens. The Parent shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness or trade payables on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, unless the Holders are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien.

         Section 1.11 Additional Subsidiary Guarantees. Without limiting any other provision of this Agreement, if the Parent or any of its Restricted Subsidiaries shall acquire or create another Domestic Restricted Subsidiary after the Effective Date, or any Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary and shall become a Domestic Restricted Subsidiary, then such Subsidiary shall execute a Guaranty of the Subordinated Term Loan D Notes, in accordance with the terms of this Agreement and deliver to the Holders an Opinion of Counsel.

         Section 1.12 Corporate Existence. Subject to Section 1.14 of this Annex, the Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Parent or any such Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Parent and its

Subsidiaries, provided, that the Parent shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders of the Subordinated Term Loan D Notes.

         Section 1.13 Payments for Consent. Neither the Parent nor any of its Restricted Subsidiaries shall, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the Subordinated Term Loan D Notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

         Section 1.14 Merger, Consolidation, or Sale of Assets. Neither the Parent nor any Guarantor will consolidate or merge with or into (whether or not the Parent or such Guarantor, as the case may be, is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to another Person unless (i) the Parent or such Guarantor, as the case may be, is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Parent or such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Person formed by or surviving any such consolidation or merger (if other than the Parent or a Guarantor) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Parent or such Subsidiary Guarantor, as the case may be, under the Subordinated Term Loan D Notes or such Guarantor's Guaranty thereof and this Agreement pursuant to an agreement in a form reasonably satisfactory to the Holders; (iii) immediately after such transaction, no Subordinated Term Loan D Default or Subordinated Term Loan D Event of Default exists; and (iv) except in the case of a merger of the Parent or such Guarantor with or into another Guarantor or a Wholly Owned Restricted Subsidiary of the Parent, or a merger of a Guarantor with or into another Person in connection with a Permitted Investment in such Person, the Parent or the Person formed by or surviving any such consolidation or merger (if other than the Parent), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Parent immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional

Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of Section 1.7 of this Annex.

         Section 1.15 Successor Corporation Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Parent in accordance with Section 1.14 of this Annex, the successor corporation formed by such consolidation or into or with which the Parent is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the "Parent" shall refer instead to the successor corporation and not to the Parent), and may exercise every right and power of the Parent under this Agreement with the same effect as if such successor Person had been named as the Parent herein, provided that the predecessor Parent shall not be relieved from the obligation to pay the principal of and interest on the Subordinated Term Loan D Notes except in the case of a sale of all of the Parent's assets that meets the requirements of
Section 1.14 of this Annex.

         Section 1.16 Amendments to Indenture. The Parent will not, and will not permit any Subsidiary to, (a) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of the Indenture or the Senior Notes, or (b) make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of the Senior Notes (including, without limitation, by way of depositing money or securities with the trustee therefore before the date required for the purpose of paying any portion thereof when due), or refund, refinance, replace or exchange any other Indebtedness for such Senior Notes, or give notice with respect to any of the foregoing.

         Section 1.17 Release of Guaranty. Without limiting any rights of the Agents or the Senior Lenders contained in Section 12.02(c) of the Agreement, in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, or in case the Parent designates a Guarantor to be an Unrestricted Subsidiary in accordance with the terms hereof, then such Guarantor (in the event of a sale or other disposition by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor, or in case the Parent designates a Guarantor to be an Unrestricted Subsidiary in accordance with the terms hereof) or the Person acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor), shall be released and relieved of its obligations under its Guaranty with respect to the Subordinated Obligations, provided that
(a) such Guarantor's obligations with respect to the Senior Obligations shall have contemporaneously been released, and (b) in the event of an Asset Sale, the Net Proceeds from such sale or other disposition are treated in accordance with the provisions hereof. Upon delivery by the Parent of an Officers' Certificate to the effect that such sale or other disposition was made by the Parent in accordance with the provisions hereof, the Holders shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guaranty with respect to the Subordinated Obligations, so long as comparable documents are being executed to evidence the release of such Guarantor from its obligations under its Guaranty with respect to the Senior Obligations.

         Section 1.18 Section 7.01 Covenants. So long as any principal of or interest on a Subordinated Term Loan D Note or any other Subordinated Obligation (whether or not due) shall remain unpaid, the Parent will, and will cause each of its Subsidiaries or the Designated Loan Parties, as applicable, to comply with the following provisions of Section 7.01 of the Agreement (which provisions are incorporated herein by reference as if set forth herein in full):

         (a) prior to the Senior Facility Termination Date, Sections 7.01(b)(i)(A) (to the extent delivered to the Agents and the Senior Lenders) and 7.01(j)(v); and

         (b) on and after the Senior Facility Termination Date, Sections 7.01(b), 7.01(j)(v), the other provisions of Section 7.01(j) insofar as they relate to any property constituting Collateral, and Sections 7.01(k) and 7.01(o).

                                    ANNEX 2

        SUBORDINATED TERM LOAN D EVENTS OF DEFAULT AND REMEDIES THEREFOR

         Section 2.1 Term D Events of Default. Any one or more of the following shall constitute a "Subordinated Term Loan D Event of Default" as such term is used herein:

                  (a) Default shall occur in the payment of interest on any Subordinated Term Loan D Note when the same shall have become due and such default shall continue for more than five days; or

                  (b) Default shall occur in the making of any required prepayment on any of the Subordinated Term Loan D Notes as provided in
         Section 1.8 of Annex 1 or Section 5.7 of Annex 5; or

                  (c) Default shall occur in the making of any other payment of the principal of any Subordinated Term Loan D Note at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

                  (d) Default by the Parent or any Restricted Subsidiary (as principal or as guarantor or other surety) shall occur in the payment of any principal of or premium or make-whole amount or interest on, or in the performance of or compliance with any term of, any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared to be, due and payable before its stated maturity or before its regularly scheduled dates of payment; or

                  (e) Default shall occur in the observance or performance of any covenant or agreement contained in Sections 1.5, 1.6, 1.7 or
         1.14 of Annex 1; or

                  (f) Default shall occur in the observance or performance by the Parent of any other provision of the Annexes, or, after the Senior Facility Termination Date, any other Section of this Agreement, which is not remedied within 30 days after the earlier of (i) the day on which the Parent first obtains knowledge of such default, or (ii) the day on which written notice thereof is given to the Parent by any Holder; or

                  (g) Insofar as such provision in any way relates, directly or indirectly, in whole or in part, to any Subordinated Obligation, a default shall occur in the observance or performance by any Guarantor of (i) Section 11.01 of the Agreement, or (ii) of any other provisions of any Guaranty which is not remedied within 30 days after the earlier of (x) the day on which such Guarantor first obtains knowledge of such default, or (y) the day on which written notice thereof is given to such Guarantor by any Holder; or

                  (h) Any representation or warranty made by the Parent or any Guarantor (1) contained in Section 6.01(a) through (e), (f)(i), (h) through (l), (o), (p), (r) (s), (u), (y), (z), (bb) and (jj), or (2)
         after the Senior Facility Termination Date, contained in such Section
         6.01 of the Agreement (other than those referred to in clause (1) above), or made by the Parent or any Guarantor in any statement or certificate furnished by the Parent or any Guarantor in connection with the consummation of the issuance and delivery of the Subordinated Term Loan D Notes or furnished by the Parent or any Guarantor pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

                  (i) Final judgment or judgments for the payment of money aggregating in excess of $3,000,000 is or are outstanding against the Parent or any Restricted Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 90 days from the date of its entry or such lesser period within which, under applicable law or rules of court, a judgment must be paid, vacated, bonded or stayed in order to prevent the judgment creditor from levying upon property of the judgment debtor; or

                  (j) A custodian, liquidator, trustee or receiver is appointed for the Parent or any Restricted Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

                  (k) The Parent or any Restricted Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Parent or any Restricted Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Parent or such Restricted Subsidiary or for the major part of the property of either; or

                  (l) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Parent or any Restricted Subsidiary and, if instituted against the Parent or any Restricted Subsidiary, are consented to or are not dismissed within 60 days after such institution; or

                  (m) Any Lien on any Collateral pursuant to any Loan Document which secures the Senior Obligations shall fail to also secure the Subordinated Obligations (subject to the terms and priorities specified herein) which failure is not remedied within 30 days after written notice thereof is given to the Parent and to the Collateral Agent from any Holder.

         Section 2.2 Notice to Holders. When any Subordinated Term Loan D Event of Default described in the foregoing Section 2.1 has occurred, or if any Holder or the holder of any other evidence of Indebtedness of the Parent or any Restricted Subsidiary gives any notice or takes any other action with respect to a claimed default, the Parent agrees to give notice within three Business Days of such event to all Holders.

         Section 2.3 Acceleration of Maturities. When any Subordinated Term Loan D Event of Default described in paragraph (a), (b) or (c) of the foregoing Section 2.1 has happened and is continuing, any Holder may, and when any Subordinated Term Loan D Event of Default described in paragraphs (d) through (j), inclusive, or paragraph (m) through (p), inclusive, of said Section
2.1 has happened and is continuing, any Holder or Holders holding 34% or more of the principal amount of Subordinated Term Loan D Notes at the time outstanding may, by notice to the Parent, declare the entire principal and all interest accrued on all Subordinated Term Loan D Notes to be, and all Subordinated Term Loan D Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Subordinated Term Loan D Event of Default described in paragraph (k) or (l) of Section 2.1 has occurred, then all outstanding Subordinated Term Loan D Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Subordinated Term Loan D Notes becoming due and payable as a result of any Subordinated Term Loan D Event of Default as aforesaid, the Parent will forthwith pay to the Holders, the entire principal and interest accrued on the Subordinated Term Loan D Notes. No course of dealing on the part of the Holder or Holders nor any delay or failure on the part of any Holder to exercise any right shall operate as a waiver of such right or otherwise prejudice such Holder's rights, powers and remedies. The Parent further agrees, to the extent permitted by law, to pay to the Holder or Holders all costs and expenses incurred by them in the collection of any Subordinated Term Loan D Notes upon any default hereunder or thereon, including reasonable compensation to such Holder's or Holders' attorneys for all services rendered in connection therewith.

         Section 2.4 Rescission of Acceleration. The provisions of the foregoing Section 2.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Subordinated Term Loan D Notes have been declared immediately due and payable by reason of the occurrence of any Subordinated Term D Event of Default described in paragraphs (a) through (j), inclusive, or (m) through (p), inclusive, of Section 2.1, the Holders holding 67% in aggregate principal amount of the Subordinated Term Loan D Notes then outstanding may, by written instrument filed with the Parent, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

                           (i) no judgment or decree has been entered for the
                  payment of any monies due pursuant to the Subordinated Term Loan D Notes or this

                  Agreement (insofar as it relates to the Holders or the Subordinated Term Loan D Notes);

                           (ii) all arrears of interest upon all the
                  Subordinated Term Loan D Notes and all other sums payable under the Subordinated Term Loan D Notes and (insofar as it relates to the Holders or the Subordinated Term Loan D Notes) under this Agreement (except any principal or interest on the Subordinated Term Loan D Notes which has become due and payable solely by reason of such declaration under Section 2.3) shall have been duly paid; and

                           (iii) each and every other Subordinated Term Loan D
                  Default and Subordinated Term Loan D Event of Default shall have been made good, cured or waived pursuant to Section 12.02;

         and provided further, that no such rescission and annulment shall extend to or affect any subsequent Subordinated Term Loan D Default or Subordinated Term Loan D Event of Default or impair any right consequent thereto.

                                    ANNEX 3

             SUBORDINATION OF SUBORDINATED INDEBTEDNESS LIABILITIES

         The Subordinated Indebtedness Liabilities shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Senior Indebtedness Liabilities, whether now outstanding or hereafter incurred:

                  (a) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, arrangement or other similar proceedings in connection therewith, relative to the Parent or to its creditors, as such, or to its property, and in the event of any proceedings, for voluntary liquidation, dissolution or other winding-up of the Parent, whether or not involving insolvency or bankruptcy, then the holders of Senior Indebtedness Liabilities shall be entitled to receive from the Parent irrevocable payment in full of all Senior Indebtedness Liabilities owed thereby in cash or other property acceptable to the holders of the Senior Indebtedness Liabilities (or to have such payment duly provided for in a manner satisfactory to the holders of said Senior Indebtedness Liabilities) before the holders of the Subordinated Indebtedness Liabilities are entitled to receive any payment from the Parent in respect of the Subordinated Indebtedness Liabilities owed thereby, and to that end the holders of Senior Indebtedness Liabilities shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or Securities, which may be payable or deliverable in any such proceedings in respect of the Subordinated Indebtedness Liabilities, excepting only Securities which are in all respects subordinate and junior in right of payment to the payment in full of all Senior Indebtedness Liabilities then due and owing upon terms substantially similar to those contained in this Agreement and (unless different maturities and repayment terms are provided for in a plan approved in a reorganization proceeding) having maturities and terms of repayment similar to those applicable to the Subordinated Term Loan D Notes.

                  (b) Upon the happening of any Senior Indebtedness Payment Default, the holders of the Subordinated Indebtedness Liabilities shall not be entitled to receive any payment on account thereof during the period beginning on the date such Senior Indebtedness Payment Default shall occur and ending upon the earlier of (1) the date such Senior Indebtedness Payment Default has been waived in writing by the holders of the related Senior Indebtedness Liabilities, (2) the date on which notice that such Senior Indebtedness Payment Default shall have ceased to exist is given by the holders of the related Senior Indebtedness Liabilities or the Administrative Agent to the Parent and the holders of the Subordinated Indebtedness Liabilities, and (3) the date on which such Senior Indebtedness Payment Default has been cured or shall have ceased to exist, provided that blockage periods under this paragraph (b) shall not be in effect for more than 179 days unless all of the related Senior Indebtedness Liabilities shall have been declared by the holder thereof to be immediately due and payable as the result of such Senior Indebtedness Payment Default.

                  (c) Upon the happening of any Senior Indebtedness Covenant Event of Default, the holders of the Subordinated Indebtedness Liabilities shall not be entitled to receive any payment on account thereof during the period beginning on a Payment Blockage Commencement Date, as defined below, and ending upon the earlier of (1) the date on which notice that such Senior Indebtedness Covenant Event of Default has been waived is given by the Administrative Agent to the Parent and the holders of the Subordinated Indebtedness Liabilities, (2) the date on which notice that such Senior Indebtedness Covenant Event of Default shall have ceased to exist is given by the Administrative Agent to the Parent and the holders of the Subordinated Indebtedness Liabilities, and (3) the date on which such Senior Indebtedness Covenant Event of Default has been cured, provided that (i) no blockage period under this paragraph (c) may begin within 360 days after the beginning of a previous such blockage period, (ii) no more than four blockage periods under this paragraph (c) may occur while the Subordinated Term Loan D Notes remain outstanding, (iii) blockage periods with respect to any Senior Indebtedness Covenant Event of Default under this paragraph (c) shall not be in effect for more than 179 days, and (iv) no facts or circumstances constituting a Senior Indebtedness Covenant Event of Default existing on any Payment Blockage Commencement Date may be used as a basis for any subsequent blockage period. As used herein, the term "Payment Blockage Commencement Date" shall mean the date on which written notice of a Senior Indebtedness Covenant Event of Default has been sent by the Administrative Agent to the Holders.

                  (d) In the event that any holder of Subordinated Indebtedness Liabilities shall obtain any cash or other assets of the Parent, whether by voluntary action of the Parent, as a result of any administrative, legal or equitable action, or otherwise, in violation of the provisions of this Agreement, such holder of Subordinated Indebtedness Liabilities shall, if it obtains knowledge of such fact within one year of receipt of such cash or other assets by such holder, pay, deliver and assign to the holders of the Senior Indebtedness Liabilities such cash or assets for application to the Senior Indebtedness Liabilities upon obtaining such knowledge.

         No right of any present or future holder of any Senior Indebtedness Liabilities of the Parent to enforce subordination as herein provided shall at any time or in any way be prejudiced or impaired by any failure to act on the part of the Parent, or by any noncompliance by the Parent with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof that any such holder of Senior Indebtedness Liabilities may have or be otherwise charged with. The provisions hereof are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness Liabilities on the one hand, and the holders of the Subordinated Indebtedness Liabilities on the other hand, and nothing herein shall impair, as between the Parent and the holders of the Subordinated Indebtedness Liabilities, the obligation of the Parent, which is unconditional and absolute, to pay to the holders of the Subordinated Indebtedness Liabilities the entire amount thereof in accordance with the terms of the Subordinated Term Loan D Notes and this Agreement, nor shall anything herein prevent the holder of any Subordinated Indebtedness Liabilities from exercising all remedies otherwise permitted by applicable law or under this Agreement or the Subordinated Term Loan D Notes upon default under this Agreement or the Subordinated Term Loan D Notes, subject to the rights, if any, of holders of Senior Indebtedness Liabilities as herein provided.

         Upon irrevocable payment in full of the Senior Indebtedness Liabilities in cash or other property acceptable to the holders of the Senior Indebtedness Liabilities, the holders of the Subordinated Indebtedness Liabilities shall be subrogated to the rights of the holders of the Senior Indebtedness Liabilities to receive payments or distributions of assets of the Parent made on or in respect of Senior Indebtedness Liabilities until all amounts constituting Subordinated Indebtedness Liabilities and all other amounts payable to the holders of the Subordinated Indebtedness Liabilities shall be paid in full, and, for the purposes of such subrogation, no payments to the holders of Senior Indebtedness Liabilities of any cash, property, stock or obligations to which the holders of the Subordinated Indebtedness Liabilities would be entitled shall, as between the Parent, its creditors (other than the holders of Senior Indebtedness Liabilities) and the holders of the Subordinated Indebtedness Liabilities, be deemed to be a payment by the Parent to or on account of Senior Indebtedness Liabilities.

         In the event of any of the proceedings referred to in subparagraph (a) above, if any holder of Subordinated Indebtedness Liabilities has not filed any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of the Parent in respect of the Subordinated Indebtedness Liabilities held by such holder at least 30 days before the expiration of the time to file the same, then and in such event, but only in such event, any holder of the Senior Indebtedness Liabilities may notify such holder in the manner provided in Section 5.9 of Annex 5 of such fact and that such holder of the Senior Indebtedness Liabilities shall, if such claim, proof of claim or other instrument of similar character is not so filed by such holder of Subordinated Indebtedness Liabilities at least ten days before the expiration of the time to file the same, as an attorney-in-fact for such holder of Subordinated Indebtedness Liabilities, file any claim, proof of claim or such other instrument of similar character. At any time within ten days prior to the expiration of the time to file such claim, proof of claim or other instrument, if such holder of Subordinated Indebtedness Liabilities has not so filed the same, the holder of the

Senior Indebtedness Liabilities which has complied with the notice provisions in the immediately preceding sentence may, as attorney-in-fact for such holder of Subordinated Indebtedness Liabilities and at its sole expense, file such claim, proof of claim or other instrument and such holder of Subordinated Indebtedness Liabilities, by such holder's acceptance of such holder's Subordinated Term Loan D Notes, appoints such holder of the Senior Indebtedness Liabilities as an attorney-in-fact for such holder of Subordinated Indebtedness Liabilities, to so file any claim, proof of claim or such other instrument of similar character. Notwithstanding the foregoing, the holder of Subordinated Indebtedness Liabilities which has not filed such claim, proof of claim or other instruments may then and thereupon pursue and enforce the obligations of the Parent in respect of the Subordinated Indebtedness Liabilities held thereby.

                                    ANNEX 4

                                  DEFINITIONS

         Section 4.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used in the Annexes shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

         "Acquired Debt" means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise, provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

         "Affiliate Transaction" has the meaning set forth in Section 1.9 of Annex 1.

         "Annexes" means Annexes 1 through 5 of the Agreement, as amended, modified or supplemented from time to time.

         "Asset Sale" means (a) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback), excluding sales of services and ancillary products in the ordinary course of business consistent with past practices, provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Parent and its Restricted Subsidiaries taken as a whole shall be governed by Annex 1.14 of Schedule 1 and not by Section 1.8 of Annex 1, and (b) the issue or sale by the Parent or any of its Subsidiaries of Equity Interests of any of the Parent's Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Parent or a Restricted Subsidiary of the Parent), in the case of either clause (a) or (b), whether in a single transaction or a series of related transactions (i) that have a fair market value in excess of $1.0 million or (ii) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing, the following shall be deemed not to be Asset Sales: (a) a transfer of assets by the Parent to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Parent or to another Wholly Owned Restricted Subsidiary; (b) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Parent or to another Wholly Owned Restricted Subsidiary; (c) a Permitted Investment or Restricted Payment that is permitted by Section 1.5 of Annex 1;
(d) the exchange of Rigs or terminals for other assets that are usable in the business of the Parent and its Restricted Subsidiaries to the extent that the assets received by the Parent and its Restricted Subsidiaries have a fair market value at least equal to the fair market value of the Rigs and terminals exchanged by the Parent, in each case as determined in good faith by the Board of Directors; (e) a disposition of Cash Equivalents solely for cash or other Cash Equivalents; (f) a sale-leaseback transaction involving Rigs or real estate within one year of the acquisition of such Rigs or real estate; and (g) the sale of accounts receivables and related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Subsidiary or by a Receivables Subsidiary in connection with a Qualified Receivables Transaction.

         "Board of Directors" means the Board of Directors of the Parent, or any authorized committee of the Board of Directors.

         "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (c) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any Senior Lender or any commercial bank which is an Affiliate thereof or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Keefe Bank Watch

Rating of AB or better, (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and
(c) above entered into with any financial institution meeting the qualifications specified in clause (c) above and (e) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and in each case maturing within six months after the date of acquisition.

         "Change of Control" means, with respect to the Parent or any successor Person permitted by Section 1.4, the occurrences of any of the following: (a) the adoption of a plan relating to the liquidation or dissolution of the Parent;
(b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act), other than the Principals, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and rule 13d-5 under the Exchange Act), directly or indirectly, of (i) more than 35% of the voting power of the outstanding voting stock of the Parent or (ii) more of the voting power of the outstanding voting stock of the Parent than that beneficially owned by the Principals; or (c) the first day on which more than a majority of the members of the Board of Directors are not Continuing Directors.

         "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, to the extent deducted in computing such Consolidated Net Income, (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale, (b) provision for taxes based on income or profits, (c) Consolidated Interest Expense, and (d) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Person was included in calculating Consolidated Net Income.

         "Consolidated Interest Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Parent or any of its Restricted Subsidiaries incurs, assumes, guarantees, redeems or repays any Indebtedness (other than revolving credit borrowings) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the "Calculation Date"), then the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption or repayment of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of making the computation referred to above, (a) acquisitions that have been made by the Parent or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, and other transactions consummated by the Parent or any of its Restricted Subsidiaries with respect to which pro forma effect may be given pursuant to Article 11 of Regulation S-X under the Securities Act, in each case during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (d) of the proviso set forth in the definition of Consolidated Net Income, (b) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (c) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

         "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (b) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period and (c) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon), in each case, on a consolidated basis and in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (a) if the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting is a gain, the Net Income of such Person shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (b) if the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting is a loss, the Net Income of such Person shall be excluded except to the extent that (i) the Parent or any of its Restricted Subsidiaries funds such loss by means of the provision of additional capital to such Person or (ii) the aggregate losses of such Person excluded pursuant to this clause (b) exceed the aggregate gains of such Person excluded pursuant to clause (a), (c) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (d) the cumulative effect of a change in accounting principles shall be excluded and (e) solely for purposes of calculating Consolidated Interest Expense for purposes of
Section 1.7 of Annex 1, the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Parent or one of its Restricted Subsidiaries.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (a) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date, plus (b) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the Closing Date in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (ii) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case determined in accordance with GAAP.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Parent who (a) was a member of such Board of Directors on the Effective Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

         "Control Affiliate" means an Affiliate, not including the proviso contained in the definition of Affiliate.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Subordinated Term Loan D Notes mature, provided that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Parent with Section 2.05 of the Agreement or 1.14 of Annex 1, as the case may be.

         "Domestic Restricted Subsidiary" means a Restricted Subsidiary that is not formed, incorporated or organized in a jurisdiction outside of the United States.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Existing Indebtedness" means Indebtedness (other than Indebtedness under this Agreement) in existence on the Effective Date, until such Indebtedness is repaid.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (a) currency exchange or interest rate swap, cap or collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

         "Holder" shall mean any Person which is, at the time of reference, the registered holder of any Subordinated Term Loan D Note.

         "Indebtedness" means, with respect to any Person, (a) any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, (b) all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such

Person) and (c) to the extent not otherwise included, the guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Indenture" means the Indenture, dated as of September 30, 1997, between Allied Holdings, Inc. the Subsidiary Guarantors named on the signature pages thereto (together with all other Persons who execute a Subsidiary Guarantee pursuant thereto) and The First National Bank of Chicago, as trustee, as amended, modified or supplemented from time to time.

         "Institutional Holder" shall mean any Holder which is a Purchaser or an insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution and, for purposes of the direct payment provisions of this Agreement, shall include any nominee of any such Holder.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, excluding, however, trade accounts receivable and bank deposits made in the ordinary course of business. If the Parent or any Restricted Subsidiary of the Parent sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Parent such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Parent, the Parent shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in
Section 1.5 of Annex 1.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a Lien).

         "Limited-Recourse Debt" means Indebtedness (a) as to which neither the Parent nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is otherwise directly or indirectly liable (as a guarantor or otherwise) or (ii) constitutes the lender, except, in the case of clauses (i) and (ii), to the extent permitted by Sections 1.5 and 1.7 of Annex 1, (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Parent or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity and
(c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Parent or any of its Restricted Subsidiaries, except to the extent of any Indebtedness incurred by the Parent or any of its Restricted Subsidiaries in accordance with clause (a)(i) above.

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds received by the Parent or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and (d) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

         "Note Agreement" means the Note Agreement, dated as of January 15, 1996, among the Parent and the purchasers named on Schedule I attached thereto.

         "Obligations" means (i) the obligations of any Borrower to pay, as and when due and payable (by scheduled maturity or otherwise), all amounts from time to time owing by it in respect of any Loan Document to which it is a party, whether for principal, interest (including without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of any Borrower, whether or not a claim for post-filing interest is allowed in such proceeding), all Letter of Credit Obligations, fees, commissions, expenses reimbursements, indemnifications or otherwise and (ii) the obligations of any Borrower to perform or observe all of its other obligations from time to time existing under any Loan Document to which it is a party.

         "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice President of such Person.

         "Officers' Certificate" means a certificate signed on behalf of the Parent by two Officers of the Parent, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Parent.

         "Opinion of Counsel" means an opinion from legal counsel who is reasonably acceptable to the Holders. The counsel may be an employee of or counsel to the Parent or any Subsidiary of the Parent.

         "Permitted Debt" has the meaning set forth in Section 1.7 of Annex 1.

         "Permitted Investments" means (a) any Investment in the Parent or in a Restricted Subsidiary of the Parent; (b) any Investment in Cash Equivalents; (c) any Investment by the Parent or any Restricted Subsidiary of the Parent in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Parent or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Parent or a Restricted Subsidiary of the Parent; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with Section 1.8 of Annex 1 or (ii) a disposition of assets that does not constitute an Asset Sale; (e) any Investments received solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Parent; (f) loans or advances to owner-operators and employees of the Parent or its Restricted Subsidiaries made in the ordinary course of business; (g) Investments in an amount not to exceed $5.0 million in Haul Insurance to the extent required by applicable laws or regulations or pursuant to any directive or request (whether or not having the force of law) of any governmental authority having jurisdiction over Haul Insurance; (h) Investments received in connection with the settlement of any ordinary course obligations owed to the Parent or any of its Restricted Subsidiaries; (i) other Investments in businesses related to the businesses operated by the Parent and its Restricted Subsidiaries in an aggregate amount not to exceed $30.0 million, provided that the aggregate amount of such Investments shall not exceed $15.0 million in any calendar year; and (j) investments by the Parent or a Restricted Subsidiary of the Parent in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person or assets in connection with a Qualified Receivables Transaction, provided that any Investment in any such Person is in the form of a Purchase Money Note, an equity interest or interests in accounts receivable generated by the Parent or a Subsidiary of the Parent and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such accounts receivable.

         "Permitted Liens" means (a) Liens in favor of the Parent or any of its Restricted Subsidiaries; (b) Liens securing Obligations incurred pursuant to clause (i) of the second paragraph of Section 1.7 of Annex 1; (c) Liens on property or Equity Interests of a Person existing at the time such Person is merged into or consolidated with the Parent or any Restricted Subsidiary of the Parent, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets or Equity Interests other than those of the Person merged into or consolidated with the Parent; (d) Liens on property existing at the time of acquisition thereof by the Parent or any Restricted Subsidiary of the Parent, provided that such Liens were in existence prior to the contemplation of such acquisition; (e) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (f) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (v) of the second paragraph of Section 1.7 of Annex 1 covering only the assets acquired with such Indebtedness; (g) Liens existing on the Closing Date; (h) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefore; (i) Liens securing the Subordinated Term Loan D Notes or any Guaranty thereof, (j) Liens securing Permitted Refinancing Indebtedness to the extent that the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded was permitted to be secured by a Lien; (k) Liens on Investments of the Parent or any of its Restricted Subsidiaries in any Person that is not a Restricted Subsidiary of the Parent to secure the Indebtedness of such Person; (l) Liens incurred in the ordinary course of business of the Parent or any Restricted Subsidiary of the Parent with respect to obligations that do not exceed $2.0 million at any one time outstanding and that (i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Parent or such Restricted Subsidiary; and (m) Liens on assets of a Receivables Subsidiary securing Indebtedness incurred in connection with a Qualified Receivables Transaction, provided that such Indebtedness was incurred in connection with such Qualified Receivables Transaction.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Parent or any of its Restricted Subsidiaries, provided that: (a) the principal amount (or accredit value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accredit value, if applicable), plus premium and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (b) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Subordinated Term Loan D Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Subordinated Term Loan D Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (d) such Indebtedness is incurred either by the Parent or by the Restricted Subsidiary that is an obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock Parent, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

         "Principals" means the directors and the executive offices of the Parent on the Effective Date and their spouses, lineal descendants, and trusts or similar entities established for the benefit of such individuals.

         "Purchase Money Note" means a promissory note evidencing a line of credit, which may be irrevocable, from, or evidencing other Indebtedness owed to, the Parent or any Subsidiary of the Parent in connection with a Qualified Receivables Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables.

         "Purchaser" shall mean John Hancock Life Insurance Company (formerly John Hancock Mutual Life Insurance Company) and The Northwestern Mutual Life Insurance Company.

         "Qualified Receivables Transaction" means any transaction or series of transactions that may be entered into by the Parent or any Subsidiary of the Parent pursuant to which the Parent or any Subsidiary of the Parent may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by the Parent or any Subsidiary of the Parent) and (b) any other person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable

(whether now existing or arising in the future) of the Parent or any Subsidiary of the Parent, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

         "Receivables Subsidiary" means a Wholly Owned Subsidiary of the Parent (other than a Guarantor), which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Parent (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) relating thereto of which (i) is guaranteed by the Parent or any other Subsidiary of the Parent (excluding guarantees of obligations relating thereto (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Parent or any other Subsidiary of the Parent in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Parent or any other Subsidiary of the Parent, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Parent nor any other Subsidiary of the Parent has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Parent or such other Subsidiary of the Parent than those that might be obtained at the time from persons that are not Affiliates of the Parent, other than fees payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Parent nor any other Subsidiary of the Parent has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Parent shall be evidenced to the Trustee by delivering to the Holders a certified copy of the resolution of the Board of Directors of the Parent giving effect to such designation and an Officers' Certificate certifying, to the best of such officer's knowledge and belief after consulting with counsel, that such designation complied with the foregoing conditions. For purposes of this definition of Receivables Subsidiary, "obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Payment" has the meaning set forth in Section 1.5 of Annex
1.

         "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

         "Rigs" means specialized tractor-trailers used to haul automobiles and light trucks.

         "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

         "Senior Indebtedness Covenant Event of Default" means any failure by the Parent to comply with any covenants from time to time applicable to Senior Indebtedness Liabilities that gives a holder of Senior Indebtedness Liabilities the immediate right to accelerate such Senior Indebtedness Liabilities, provided that any requirements for the giving of notice or passage of time as conditions to such acceleration shall have been satisfied.

         "Senior Indebtedness Liabilities" means all Obligations other than the Subordinated Indebtedness Liabilities, whether such Obligations arise before, during or after the initial or any renewal term of this Agreement or are amended, restated, modified, renewed, refunded, refinanced or otherwise replaced in whole or in part, whether prior to or after the commencement of any Insolvency Proceeding, or arise after the commencement of any Insolvency Proceeding with respect to the Loan Parties (and including, without limitation, the payment of interest (including post-default interest and interest on interest) and fees which would accrue and become due but for the commencement of such Insolvency Proceeding, expense reimbursements and indemnities whether or not such interest, fees, expense, reimbursements and indemnities are allowed or allowable in whole or in party in any such Insolvency Proceeding).

         "Senior Indebtedness Payment Default" means any default by the Parent in the making of any payment or mandatory prepayment of principal or interest with respect to any Senior Indebtedness Liabilities.

         "Senior Notes" means the 8 5/8% Senior Notes due 2007 issued pursuant to the Indenture.

         "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Parent or any Subsidiary of the Parent which are reasonably customary in an accounts receivable transaction.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subordinated Indebtedness Liabilities" means all Obligations with respect to the Subordinated Term Loan D Notes (including, without limitation, the principal thereof, the interest thereon, and the fees and expenses specifically related thereto, but excluding any fees, expense reimbursement, indemnities and other amounts due to the Collateral Agent).

         "Subordinated Term Loan D Default" means any event that is or with the passage of time or the giving of notice or both would be a Subordinated Term Loan D Event of Default.

         "Subordinated Term Loan D Event of Default" has the meaning set forth in Section 2.1 of Annex 2.

         "Subordinated Term D Loan Note Register" has the meaning set forth in
Section 5.1 of Annex 5.

         "Subordinated Term D Loan Notes" means the Subordinated Term Loan D Notes issued pursuant to this Agreement.

         "Subsidiary" means, with respect to any Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

         "Subsidiary Guarantees" means the guarantees of the Senior Notes pursuant to the Indenture.

         "Subsidiary Guarantors" means the guarantors of the Senior Notes pursuant to the Indenture.

         "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board resolution, but only to the extent that such Subsidiary (a) has no Indebtedness other than Limited-Recourse Debt, (b) is not party to any agreement, contract, arrangement or understanding with the Parent or any Restricted Subsidiary of the Parent unless the terms of any such agreement, contract, arrangement or understanding comply with Section 1.9 of Annex 1 and (c) except to the extent permitted by Section 1.5 of Annex 1, is a Person with respect to which neither the Parent nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results. As of the Effective Date, Haul Insurance and all Subsidiaries that are "Unrestricted Subsidiaries" under the Indenture (as of such date) shall be Unrestricted Subsidiaries hereunder.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

         Section 4.2. Reference to Agreement. Except where expressly defined in this Annex 4, terms defined in Section 1.01 of Article I of the Agreement shall have the meanings specified therein. The provisions of Section 1.02, 1.03 and 1.04 of Article I of the Agreement are also incorporated herein by reference as if set forth herein.

                                    ANNEX 5

                                 MISCELLANEOUS

         Section 5.1 Registered Subordinated Term Loan D Notes. The Parent shall cause to be kept at its principal office a register for the registration and transfer of the Subordinated Term Loan D Notes (hereinafter called the "Subordinated Term Loan D Note Register"), and the Parent will register or transfer or cause to be registered or transferred as hereinafter provided any Subordinated Term Loan D Note issued pursuant to this Agreement.

         At any time and from time to time any Holder of a Subordinated Term Loan D Note which has been duly registered as hereinabove provided may transfer such Subordinated Term Loan D Note upon surrender thereof at the principal office of the Parent duly endorsed or accompanied by a written instrument of transfer duly executed by the Holder or its attorney duly authorized in writing.

         The Person in whose name any registered Subordinated Term Loan D Note shall be registered shall be deemed and treated as the owner and holder thereof and a Holder for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Subordinated Term Loan D Note shall be made to or upon the written order of such Holder.

         Section 5.2 Exchange of Subordinated Term Loan D Notes. At any time and from time to time, upon not less than ten days' notice to that effect given by the Holder of any Subordinated Term Loan D Note initially delivered or of any Subordinated Term Loan D Note substituted therefor pursuant to Section
5.1 of this Annex, this Section 5.2 or Section 5.3 of this Annex, and, upon surrender of such Subordinated Term Loan D Note at its office, the Parent will deliver in exchange therefor, without expense to such Holder, except as set forth below, a Subordinated Term Loan D Note for the same aggregate principal amount as the then unpaid principal amount of the Subordinated Term Loan D Note so surrendered, or Subordinated Term Loan D Notes in the denomination of $100,000 or any amount in excess thereof as such Holder shall specify, dated as of the date to which interest has been paid on the Subordinated Term Loan D Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such Holder, and otherwise of the same form and tenor as the Subordinated Term Loan D Notes so surrendered for exchange. The Parent may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

         Section 5.3 Loss, Theft, Etc. of Subordinated Term Loan D Notes. Upon receipt of evidence satisfactory to the Parent of the loss, theft, mutilation or destruction of any

Subordinated Term Loan D Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Parent, or in the event of such mutilation upon surrender and cancellation of the Subordinated Term Loan D Note, the Parent will make and deliver without expense to the Holder thereof, a new Subordinated Term Loan D Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Subordinated Term Loan D Note. If an Institutional Holder is the owner of any such lost, stolen or destroyed Subordinated Term Loan D Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Subordinated Term Loan D Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Subordinated Term Loan D Note other than the written agreement of such owner to indemnify the Parent.

         Section 5.4 Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Subordinated Term Loan D Notes, in the case of any Subordinated Term Loan D Note owned by any Holder that is a Purchaser or any other Institutional Holder which has given written notice to the Parent requesting that the provisions of this Section 5.4 shall apply, the Parent will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof directly to such Holder at its address set forth herein or such other address as such Holder may from time to time designate in writing to the Parent or, if a bank account with a United States bank is so designated for such Holder, the Parent will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as such Holder may from time to time direct in writing.

         Section 5.5 Payments Due on Non-Business Days. Anything in this Agreement or the Subordinated Term Loan D Notes to the contrary notwithstanding, any payment of principal of or interest on any Subordinated Term Loan D Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

         Section 5.6 Repurchase of Subordinated Term Loan D Notes. The Parent will not and will not permit any Control Affiliate to purchase or make any offer to repurchase directly or indirectly, any of the outstanding Subordinated Term Loan D Notes except pursuant to an offer to purchase made by the Parent or a Control Affiliate pro rata to the Holders of all Subordinated Term Loan D Notes at the time outstanding upon the same terms and conditions. Any such offer shall remain open for at least 10 Business Days. If the Holders of more than 25% of the principal amount of the Subordinated Term Loan D Notes then outstanding accept such offer, the Parent shall promptly notify the remaining Holders of such fact and the expiration date for the acceptance by Holders of

Subordinated Term Loan D Notes of such offer shall be extended by the number of days necessary to give each such remaining Holder at least 5 Business Days from its receipt of such notice to accept such offer. The Parent or any Control Affiliate may withdraw any such offer at any time prior to purchase for any reason. Any Subordinated Term Loan D Note so acquired by the Parent or any Control Affiliate shall be deemed cancelled and no longer outstanding for the purposes of any payment, distribution or voting provision hereof.

         Section 5.7 Prepayment Upon Change of Control. In the event the Parent has knowledge of a Change of Control or an impending Change of Control, the Parent will give written notice (a "Control Change Notice") of such fact to all Holders at least 60 days prior to any proposed Change of Control Date, provided that if the Parent shall not then have knowledge of such fact, such Control Change Notice shall be delivered promptly upon receipt of such knowledge, but in no event later than three Business Days after the Change of Control Date. The Control Change Notice shall (i) describe the facts and circumstances of such Change of Control (including the Change of Control Date or proposed Change of Control Date) in reasonable detail, (ii) make reference to this Section 5.7 and the rights of the Holders to require the Parent to prepay their Subordinated Term Loan D Notes on the terms and conditions provided for herein, (iii) state that the Holder must make a declaration of its intent to have the Subordinated Term Loan D Notes held by it prepaid, and (iv) specify the date by which the Holder must respond to such Control Change Notice pursuant to this Section 5.7 in order to make such declaration.

         Upon the receipt of such Control Change Notice or, if no Control Change Notice is given, upon receipt of actual knowledge of a Change of Control, the Holder of any Subordinated Term Loan D Notes shall have the privilege, upon written notice (the "Declaration Notice") to the Parent, of declaring all Subordinated Term Loan D Notes held by such Holder serving such Declaration Notice to become due and payable and thereupon such Subordinated Term Loan D Notes shall become due and payable on such date (the "Control Change Payment Date") as the Parent shall specify in a written notice delivered to such Holder, which notice shall be delivered by the Parent to such Holder not later than 20 days prior to the Control Change Payment Date. The Control Change Payment Date shall be not later than 30 days after the Change of Control Date, in the event that such Declaration Notice is served on or prior to the Change of Control Date, or 30 days after the date such Declaration Notice is served, if such Declaration Notice is not served on or prior to the Change of Control Date. The Parent covenants and agrees to prepay in full on the Control Change Payment Date all Subordinated Term Loan D Notes held by such Holder serving such Declaration Notice to the Parent. In the event that a Control Change Notice has in fact been given as hereinabove required, such Declaration Notice shall be served prior to 60 days after receipt of such Control Change Notice, and in the event that a Control Change Notice has not been given as hereinabove required, such Declaration Notice shall be served prior to 30 days after the Holder serving such Declaration Notice shall have actual knowledge of such Change of Control. In the event that a Control Change Notice is given and a Holder fails to provide a Declaration Notice within the time period set forth above, the Subordinated Term Loan D Notes held by such Holder shall not become due and payable as a result of such Change of Control.

         In the event that any Holder shall have declared all of the Subordinated Term Loan D Notes held thereby to become due and payable pursuant to this Section 5.7, then the Parent shall promptly, but in any event within 15 days after the receipt of the Declaration Notice, deliver written notice of such declaration to each other Holder and, notwithstanding the provisions of the immediately preceding paragraph, the right of each such other Holder to declare all of the Subordinated Term Loan D Notes held thereby to become due and payable pursuant to this Section 5.7 shall remain in effect until the later to occur of
(i) 60 days after receipt by such Holders of the Control Change Notice and (ii) 30 days after receipt by such Holders of the notice required to be delivered pursuant to this paragraph, provided that the provisions of this paragraph shall only apply with respect to notices required to be delivered pursuant to this paragraph to the extent that such notices relate to declarations made by Holders prior to the expiration of the periods specified in the immediately preceding paragraph.

         As used herein, the term "Change of Control Date" shall mean any date upon which a Change of Control shall occur.

         All prepayments on the Subordinated Term Loan D Notes pursuant to this
Section 5.7 shall be made by the payment of the aggregate principal amount remaining unpaid on such Subordinated Term Loan D Notes and accrued interest thereon to the date of such prepayment.

         Section 5.8 Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Parent agrees to pay directly all of the Purchasers' out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Debevoise & Plimpton, special counsel to the Purchasers, duplicating and printing costs and charges for shipping the Subordinated Term Loan D Notes, adequately insured to each Purchaser's home office or at such other place as such Purchaser may designate, and all such expenses of the Holders relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Parent of its obligations under this Agreement and the Subordinated Term Loan D Notes. The Parent also agrees that it will pay and save each Purchaser harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Subordinated Term Loan D Notes, whether or not any Subordinated Term Loan D Notes are then outstanding. The Parent agrees to protect and indemnify each Purchaser against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement.

         Section 5.9       Powers and Rights Not Waived; Remedies Cumulative.
No delay or failure on the part of any Holder in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of each Holder are cumulative to, and are not exclusive of, any rights or remedies any such Holder would otherwise have.

         Section 5.10 Survival of Covenants and Representations. All covenants contained in Annex 1 and all representations and warranties made by the Parent herein and in any certificates hereinafter delivered pursuant hereto (which representations and warranties shall be, and be deemed to be, made only as of the date given and shall not be, or be deemed to be, made or repeated on, or as of, any later date), whether or not in connection with the Effective Date, shall survive the closing and the delivery of this Agreement and the Subordinated Term Loan D Notes.

         Section 5.11 Notices. All communications provided for hereunder shall be in writing and, if to a Holder, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to such Holder at its address appearing beneath its signature at the foot of this Agreement or such other address as any Holder may designate to the Parent in writing, and if to the Parent, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Parent at the address beneath its signature at the foot of this Agreement or to such other address as the Parent may in writing designate to the Holders, provided, however, that a notice to a Holder by overnight air courier shall only be effective if delivered to such Holder at a street address designated for such purpose in accordance with this Section 5.11, and a notice to such Holder by facsimile communication shall only be effective if made by confirmed transmission to such Holder at a telephone number designated for such purpose in accordance with this Section 5.9 and promptly followed by the delivery of such notice by registered or certified mail or overnight air courier, as set forth above.